As filed with the Securities and Exchange Commission on May 5, 2006.
Registration No. 333-133404

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:

Andrew J. Schultheis, Esq.	Jerry A. Creim, Esq.
Richard A. Repp, Esq.	Susan E. Lehr, Esq.
Witherspoon, Kelley, Davenport & Toole, P.S.	Williams, Kastner & Gibbs PLLC
1100 U.S. Bank Building	Two Union Square
422 West Riverside Avenue	601 Union Street, Suite 4100
Spokane, Washington 99201	Seattle, WA 98101
(509) 624-5265	(206) 628-6600

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 5, 2006
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98043
To the Shareholders of Lynnwood Financial Group, Inc. (“Lynnwood”):
      The board of directors of Lynnwood has approved the agreement and plan of merger that provides for the merger of Lynnwood with and into Sterling Financial Corporation (“Sterling”) with Sterling being the surviving entity in the merger. We are seeking your vote on this important transaction.
      If the merger is completed, Sterling will issue $15,750,000 in cash and 1,800,000 shares of Sterling common stock for all outstanding Lynnwood shares. Lynnwood founder Charles Ainslie and his wife, Lynette, will receive all of the cash consideration, plus a portion of the shares of Sterling common stock, for the shares of Lynnwood common stock that they own, and all other Lynnwood shareholders will receive Sterling common stock for the shares of Lynnwood common stock that they own, in either case having an equivalent value per share. Sterling’s common stock is traded on the Nasdaq Stock Market under the symbol “STSA.” Based on the closing sales price of Sterling’s common stock of $32.04 per share on May 4, 2006, each Lynnwood shareholder would receive cash and/or stock valued at approximately $70.67 per share of Lynnwood common stock, with Lynnwood’s founder, Charles Ainslie, and his wife Lynette receiving $15,750,000 in cash and 724,217 shares of Sterling common stock in the merger. The actual allocation of the 1,800,000 shares of Sterling common stock among holders of Lynnwood common stock, including Charles and Lynette Ainslie, will depend on the average closing price of Sterling’s common stock for the twenty trading days up to and including the fifth business day prior to the closing of the merger.
      We cannot complete the merger unless Lynnwood shareholders approve the plan of merger. Your vote is very important. There will be a special meeting of Lynnwood shareholders held for the purpose of voting on the plan of merger. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the plan of merger by completing and mailing the enclosed proxy card to us. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the plan of merger.
      The Lynnwood board of directors unanimously recommends that you vote “FOR” approval of the plan of merger.
      The special meeting of Lynnwood shareholders will be held on June 14, 2006 at 23515 Timberlane Road, Woodway, Washington, 98020 at 3:00 p.m., local time.
      We encourage you to read carefully the detailed information about the merger contained in this proxy statement/ prospectus, including the section entitled “Risk Factors” beginning on page 18. The proxy statement/ prospectus incorporates important business and financial information and risk factors about Sterling that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page 78.

/s/ Robert B. Fuller

Robert B. Fuller

Chief Financial Officer

and Secretary

Lynnwood Financial Group, Inc.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/ prospectus or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
You should rely only on the information provided or incorporated by reference in this proxy statement/ prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/ prospectus is accurate as of any date other than the date on the front of the document.

This proxy statement/ prospectus is dated May 5, 2006 and was first mailed to
Lynnwood shareholders on or about May 9, 2006.

REFERENCES TO ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Sterling from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling that are incorporated by reference in this document through the Securities and Exchange Commission’s website at www.sec.gov or by requesting them in writing or by telephone from Sterling at the following address:
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389
      Requests for documents related to Lynnwood should be directed to:
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98043
Attn: Robert B. Fuller
(425) 775-9968
      All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.
      Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.
      If you would like to request documents, please do so by June 7, 2006, in order to receive them before Lynnwood’s special meeting of shareholders. See the section entitled “Where You Can Find More Information” on page 78.

Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98042
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 14, 2006
TO OUR SHAREHOLDERS:
     A Special Meeting of Shareholders of Lynnwood Financial Group, Inc. will be held at 23515 Timberlane Road, Woodway, Washington, 98020, on June 14, 2006, at 3:00 p.m. local time.
     At the meeting, we will ask you to act on the following matters:

1. Approval of the Plan of Merger. To consider and vote on a proposal to approve the plan of merger by and between Lynnwood and Sterling, pursuant to which you will receive cash and/or shares of Sterling common stock for each share of Lynnwood common stock you own, as described in the accompanying proxy statement/ prospectus.

2. Adjournments. To consider and act upon a proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the plan of merger.
     No other business may be transacted at the special meeting.
     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LYNNWOOD FINANCIAL GROUP, INC. AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER.
     The board of directors of Lynnwood has fixed the close of business on May 5, 2006 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting. If you were a shareholder of record at the close of business on May 5, 2006, you may vote at the meeting or at any postponement or adjournment of the meeting.
     Pursuant to Washington law, approval of the plan of merger requires the affirmative vote of two-thirds of the shares of Lynnwood common stock outstanding on the record date. In addition, under the terms of the agreement and plan of merger, approval of the plan of merger requires the affirmative vote of two-thirds of the shares of Lynnwood common stock issued and outstanding on the record date that are not held by Charles and Lynette Ainslie. Approval to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of a majority of the shares represented and voting at the special meeting.
     In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Revised Code of Washington. If you meet all of the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached proxy statement/ prospectus. The relevant Washington statutory provisions regarding dissenters’ rights are attached to this document as Appendix B.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert B. Fuller

Robert B. Fuller, Secretary
May 5, 2006

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following are some of the questions that you, as a shareholder of Lynnwood, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Lynnwood common stock and the plan of merger.

Q1:	Why are these proxy materials being sent to Lynnwood shareholders?

A1:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the Lynnwood board of directors for use at the special meeting of Lynnwood shareholders.

Q2:	When and where is the Lynnwood special meeting?

A2:	The Lynnwood special meeting is scheduled to be held at 3:00 p.m., local time, on June 14, 2006 at 23515 Timberlane Road, Woodway, Washington 98020, unless it is postponed.

Q3:	What is the purpose of the Lynnwood special meeting? What am I voting on?

A3:	The purpose of the special meeting is to consider and vote upon: approval of the plan of merger by and between Lynnwood and Sterling, as provided in the Agreement and Plan of Merger, dated as of February 12, 2006, by and between Sterling and Lynnwood, and, if necessary, approval of an adjournment of the special meeting to solicit additional proxies in favor of the plan of merger.

Q4:	Who is entitled to vote at the Lynnwood special meeting?

A4:	Lynnwood shareholders of record at the close of business on May 5, 2006, the record date for the Lynnwood special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Lynnwood shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Lynnwood special meeting.

Q5:	How do I vote?

A5:	After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. Lynnwood shareholders may attend the Lynnwood special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you fill out, sign and return your proxy card. For more detailed information, please see the section entitled “The Special Meeting of Lynnwood Shareholders” beginning on page 26.

Q6:	How many votes do I have?

A6:	Each share of Lynnwood common stock that you own as of the record date entitles you to one vote. As of the close of business on May 5, 2006, there were 1,038,921 outstanding shares of Lynnwood common stock. As of that date, 80.46% of the outstanding shares of Lynnwood common stock was held by directors and executive officers of Lynnwood and their respective affiliates.

Q7:	What constitutes a quorum at the Lynnwood special meeting?

A7:	The presence of the holders of a majority of the shares entitled to vote at the Lynnwood special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q8:	What vote is required to approve the plan of merger? What is the effect of not voting?

A8:	The affirmative vote of the holders of at least two-thirds of all outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie is required under the terms of the agreement and plan of merger. No vote of the shareholders of Sterling is required to approve the plan of merger.

Because the affirmative vote required to approve the plan of merger is based upon the total number of outstanding shares of Lynnwood common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the plan of merger.

Q9:	What is the recommendation of the Lynnwood board of directors?

A9:	The Lynnwood board of directors unanimously recommends a vote “FOR” approval of the plan of merger.

Q10:	What if I return my proxy but do not mark it to show how I am voting?

A10:	If your proxy card is signed and returned without specifying your choice, your shares will be voted according to the recommendation of the Lynnwood board of directors.

Q11:	Can I change my vote after I have mailed my signed proxy card?

A11:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the Lynnwood special meeting. You can revoke your proxy in one of three ways:

•	notify Lynnwood’s corporate secretary in writing before the special meeting that you are revoking your proxy,

•	submit another proxy with a later date prior to the special meeting, or

•	vote in person at the special meeting.

Q12:	As a holder of Lynnwood common stock, what will I receive in the merger?

A12:	Lynnwood’s founder, Charles Ainslie, and his wife Lynette, will receive a combination of cash and Sterling common stock for the Lynnwood common stock they own. All other Lynnwood shareholders will receive Sterling common stock for the shares of Lynnwood common stock they own.

Q13:	Why are Lynnwood’s founder, Charles Ainslie, and his wife Lynette, receiving all of the cash consideration to be paid in the merger?

A13:	Sterling and Lynnwood determined that all of the cash to be paid in the merger would be paid to Lynnwood’s founder, Charles Ainslie, and his wife Lynette, for a number of reasons. Under federal securities law, because Charles Ainslie would be a former officer and director of Lynnwood, Mr. and Mrs. Ainslie would be subject to restrictions on trading in their Sterling common stock, which would limit their ability to obtain liquidity — a limitation not likely to be faced by any of the other Lynnwood shareholders because no other Lynnwood shareholder is likely to acquire enough shares of Sterling so as to be subject to the trading volume limitations. In addition, Sterling was also concerned with the potential impact that a sale by Mr. and Mrs. Ainslie of a large amount of Sterling stock might have on the price of Sterling’s common stock, even if Mr. and Mrs. Ainslie received less shares and all of the cash consideration. To address this concern, Sterling required that Mr. and Mrs. Ainslie agree to additional restrictions on the sale of their Sterling shares. Sterling and Lynnwood were also aware that the receipt of cash consideration would generally result in immediate recognition of gain for the recipient and that Lynnwood shareholders receiving only stock consideration would not be expected to experience a taxable event as a result of the merger, except for any cash received in lieu of fractional shares.

Q14:	What regulatory approvals are required to complete the merger?

A14:	In order to complete the merger, Sterling must first obtain the prior approval of the Board of Governors of the Federal Reserve System, or FRB. Moreover, the acquisition of Golf Savings Bank and Golf Escrow Corporation is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. An application with the FRB was filed on or about April 20, 2006. An application with the FDIC was filed on or about April 20, 2006. An application with the WDFI was filed on or about April 20, 2006.

Q15:	Do I have dissenter’s or appraisal rights with respect to the merger?

A15:	Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page 77, and Appendix B of this proxy statement/ prospectus.

Q15:	What are the material U.S. Federal income tax consequences of the merger to me?

A15:	The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes, Lynnwood shareholders receiving only Sterling common stock generally will not recognize any gain or loss in their Lynnwood common stock as a result of the merger (except with respect to cash for fractional shares).

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 34 of this proxy statement/ prospectus.

Q16:	What risks should I consider before I vote on the merger?

A16:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 18.

Q17:	When do you expect to complete the merger?

A17:	We are working to complete the merger in the third quarter of 2006. We must first obtain the necessary regulatory approvals and the approval of Lynnwood’s shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as November 30, 2006, after which Lynnwood and Sterling would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q18:	Whom should I contact with questions or to obtain additional copies of this document?

A18:	Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98043
Attn: Robert B. Fuller
(425) 775-9968

SUMMARY
      This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matter being considered at the special meeting. See the section entitled “Where You Can Find More Information” beginning on page 78. Unless we have stated otherwise, all references in this document to Sterling are to Sterling Financial Corporation, all references to Lynnwood are to Lynnwood Financial Group, Inc., and all references to the plan of merger or the merger agreement are to the Agreement and Plan of Merger, dated as of February 12, 2006, between Sterling and Lynnwood, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, Sterling and its subsidiaries, including Lynnwood’s subsidiaries. References to “we,” “us” and “our” in this document mean Sterling and Lynnwood together.
The Companies
Sterling Financial Corporation
111 North Wall
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389
      Sterling is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Sterling is headquartered in Spokane, Washington. Sterling’s principal business is to serve as a holding company for Sterling Savings Bank, a Washington State-chartered bank with branches in Washington, Oregon, Idaho and Montana. Sterling originates loans through its branch offices, as well as through residential loan production offices of its subsidiary, Action Mortgage, in the four-state area and Utah, and through commercial real estate lending offices of its subsidiary, INTERVEST-Mortgage Investment Company, which operates in Washington, Oregon, Arizona and California. Sterling also markets fixed income and equity products, mutual funds, fixed and variable annuities and other financial products through service representatives of its subsidiary, Harbor Financial Services, located throughout Sterling’s financial service center network. At December 31, 2005, Sterling had total assets of approximately $7.56 billion, net loans receivable of approximately $4.89 billion, deposits of approximately $4.81 billion and shareholders’ equity of approximately $506.7 million. Sterling Savings Bank was founded in 1983. Sterling trades on Nasdaq under the symbol of “STSA.”
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98043
Attn: Robert B. Fuller
(425) 775-9968
      Lynnwood is a Washington corporation registered as a unitary thrift savings and loan holding company under the Home Owners Loan Act of 1994. Lynnwood was formed in November 1999 for the purpose of becoming the holding company for Golf Savings Bank and Golf Escrow Corporation. Lynnwood is primarily engaged in the business of planning, directing, and coordinating the business activities of two wholly owned subsidiaries, Golf Savings Bank and Golf Escrow Corporation. As of December 31, 2005, Lynnwood had total assets of approximately $497.4 million, net loans receivable of approximately $428.7 million, deposits of approximately $417.7 million and shareholders’ equity of approximately $34.8 million.
      Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is residential mortgage origination of single-family permanent loans and residential construction financing. Golf Savings Bank’s primary market area is the greater Puget Sound area of Washington State and its business is conducted from its headquarters in Mountlake Terrace, Washington. Golf Savings Bank originates loans through a mortgage origination office in Kennewick, Washington, as well as eight retail mortgage loan production offices throughout the Puget Sound area. Golf Escrow Corporation offers a full range of escrow closing services from two locations, one in Mountlake Terrace and one in the Northgate area of Seattle.
The Merger (Page 29)
      We propose a merger in which Lynnwood will merge with and into Sterling. As a result of the merger, Lynnwood will cease to exist as a separate corporation. After the merger, Golf Savings Bank and Golf Escrow Corporation, as well as Lynnwood’s special purpose subsidiaries, Lynnwood Statutory Trust I and Lynnwood Statutory Trust II, will become wholly owned subsidiaries of Sterling.
      Immediately after the merger, based on shares of Sterling common stock outstanding as of March 31, 2006, former Lynnwood shareholders are expected to own approximately 5.1% of the outstanding shares of Sterling common stock as a result of the issuance of shares of Sterling common stock to the former Lynnwood shareholders. We expect the merger of Lynnwood with and into Sterling to be completed during the third quarter of 2006, although the merger could be delayed to as late as November 30, 2006, after which Lynnwood or Sterling would need to mutually agree to extend the closing date of the merger.
      After careful consideration, the Lynnwood board of directors unanimously approved and adopted the plan of merger. The Lynnwood board of directors unanimously recommends that holders of Lynnwood common stock vote “FOR” approval of the plan of merger.
      Under the terms of the merger agreement, the approval of the plan of merger requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie. No vote of Sterling shareholders is required (or will be sought) in connection with the merger. See the section entitled “The Merger Agreement — Voting Agreements.”
      In approving and adopting the plan of merger and making its recommendation, the Lynnwood board of directors consulted with Lynnwood senior management and Lynnwood’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under the section entitled “The Merger — Recommendation of the Lynnwood Board of Directors and Reasons of Lynnwood for the Merger.”
Recommendation of the Lynnwood Board of Directors and Reasons of Lynnwood for the Merger (Page 31)
      The Lynnwood board of directors believes the merger is in the best interests of Lynnwood and the Lynnwood shareholders. The Lynnwood board of directors unanimously recommends that Lynnwood shareholders vote “FOR” the approval of the plan of merger and the consummation of the transactions contemplated by the agreement and plan of merger. See the section entitled “The Merger — Recommendation of the Lynnwood Board of Directors and Reasons of Lynnwood for the Merger.”
Consideration to be received in the merger (Page 32)
      At the effective time, by virtue of the merger and without any action on your part, the shares of Lynnwood common stock that are issued and outstanding immediately prior to the effective time will be converted into the right to receive an aggregate of 1,800,000 shares of Sterling common stock and $15,750,000 of cash consideration. The merger agreement provides that Lynnwood’s founder, Charles Ainslie, and his wife Lynette, will receive all of the cash consideration and a portion of the stock consideration. All other holders of Lynnwood common stock will be entitled to receive a number of shares of Sterling common stock that is determined to be equal in value per share to the per share value of the combined cash and stock consideration received by Charles and Lynette Ainslie. Furthermore, at the effective date of the merger, Lynnwood options to purchase Lynnwood common stock held by Lynnwood employees will be converted into options to purchase Sterling common stock. See the section entitled “Interests of Certain Persons in the Merger — Stock Options.” The shares of Sterling common stock to be received by Charles and Lynette Ainslie, and by Donn Costa and Dennis O’Leary, will be subject to certain sale and transfer restrictions. See the section entitled “The Merger Agreement — Shareholder Agreements.” Sterling common stock received by all other Lynnwood shareholders will be unrestricted, publicly tradable stock.
      See the section entitled “The Merger — Consideration to be Received in the Merger.”
Lynnwood’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 38)
      You should be aware that some of the directors and executive officers of Lynnwood have interests in the merger that are different from, or are in addition to, the interests of Lynnwood shareholders. These interests include, but are not limited to, the receipt by Charles and Lynette Ainslie of all of the cash consideration provided pursuant to the merger agreement, the continued employment of and retention benefits payable to certain executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, and the indemnification of former Lynnwood officers and directors by Sterling.
Material United States federal income tax considerations of the merger (Page 34)
      The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes, Lynnwood shareholders receiving only Sterling common stock generally will not recognize any of the gain or loss in their Lynnwood common stock as a result of the merger (except with respect to cash for fractional shares), and Lynnwood shareholders receiving part cash and part Sterling common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the Lynnwood common stock exchanged in the merger or (2) the amount of cash received in the merger.
      For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material United States Federal Income Tax Considerations of the Merger” beginning on page 34 of this proxy statement/ prospectus.
      Tax matters are very complicated and the consequences of the merger to any particular Lynnwood shareholder will depend on that shareholder’s particular facts and circumstances. Lynnwood shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.
Following the merger, you will be entitled to receive dividends, if any, that Sterling pays on Sterling common stock (Page 16)
      After the merger, you will receive dividends, if any, that Sterling pays on its common stock. Sterling paid a quarterly cash dividend of $0.055 on January 13, 2006 and has announced a quarterly dividend of $0.06 per share payable on April 13, 2006 to shareholders of record of Sterling common stock as of March 31, 2006.
Accounting treatment (Page 37)
      The merger will be accounted for as an acquisition of Lynnwood by Sterling under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.
In order to complete the merger, we must first obtain certain regulatory approvals (Page 34)
      In order to complete the merger, Sterling must first obtain the prior written approval of the Federal Reserve Bank of San Francisco under the Bank Holding Company Act. An application for approval of the merger with the FRB was filed on or about April 20, 2006. The acquisition of Golf Savings Bank and Golf Escrow Corporation is also subject to the receipt of prior approval from the FDIC and the WDFI. An application with the FDIC was filed on or about April 20, 2006. An application with the WDFI was filed on or about April 20, 2006.
Lynnwood shareholders have dissenters’ rights (Page 77)
      Lynnwood shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Lynnwood common stock, and receive cash equal to the appraised fair value of their Lynnwood common stock (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Lynnwood shareholder must (i) provide notice to Lynnwood that complies with the requirements of Washington law prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the plan of merger. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Lynnwood common stock represented by proxy are to be voted will constitute a vote in favor of the plan of merger and a waiver of such shareholder’s statutory dissenters’ rights.
      If you dissent from the plan of merger and the conditions outlined above are met, then your shares of Lynnwood will not be exchanged for shares of Sterling common stock or cash or a combination thereof in the merger, and your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and Sterling or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of shares of Lynnwood common stock without giving effect to the merger. If you exercise dissenters’ rights, any cash you receive for your Lynnwood shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the plan of merger and a waiver of your dissenters’ rights. A vote “AGAINST” the plan of merger does not dispense with the other requirements to request an appraisal under Washington law.
      A shareholder electing to dissent from the plan of merger must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 77 of this proxy statement/ prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included as Appendix B to this proxy statement/ prospectus.
The merger agreement (Page 42)
      The merger agreement is described beginning on page 42. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.
Conditions to consummation of the merger (Page 48)
      The consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the principal terms of the merger by two-thirds of all outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie;

•	authorization of the shares of Sterling common stock to be issued in the merger for quotation on the NASDAQ stock market;

•	receipt of required regulatory approvals for the merger;

•	the filing and effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission, or SEC in connection with the issuance of Sterling common stock in the merger;

•	absence of any order, injunction, or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization;

•	accuracy of the representations and warranties of Lynnwood and Sterling, except those that would not have or be reasonably likely to have a material adverse effect on Lynnwood or Sterling;

•	performance in all material respects by Lynnwood and Sterling of all obligations required to be performed by either of them under the merger agreement;

•	there will not have been any material adverse change in Lynnwood or Sterling;

•	Sterling’s receipt, and the continued effectiveness, of voting agreements from three Lynnwood shareholders, Charles J. Ainslie, Donn C. Costa and Dennis V. O’Leary, in which they agree to vote all or a portion of their shares for the merger;

•	receipt by Sterling of shareholder agreements from Messrs. Ainslie, Costa and O’Leary;

•	the execution and continued effectiveness of employment agreements between Sterling and certain employees of Lynnwood;

•	the execution by Charles J. Ainslie of an amendment to his employment agreement with Lynnwood, terminating such agreement immediately prior to the effective time, and the execution of a consulting agreement with Sterling; and

•	receipt by Sterling of resignations from each director of Lynnwood and each of its subsidiaries.
      Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.
We may decide not to complete the merger (Page 50)
      Lynnwood and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Lynnwood have voted to approve the principal terms of the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval has denied such approval and such denial has become final and nonappealable;

•	if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless such denial or order shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	failure to complete the merger by November 30, 2006, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement (i) to perform or observe the covenants and agreements of such party or (ii) to fulfill the other party’s conditions to closing;

•	if the merger has not occurred by the closing date, and the conditions to closing to be performed by the other party have not been satisfied or waived, and the party seeking to terminate (A) is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (B) has not failed to materially satisfy the other party’s conditions to closing (that have not been waived) that are due to be performed or satisfied as of the date of the event giving rise to the right to terminate;

•	if the other party shall have materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement and such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of Lynnwood contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the vote required under the WBCA at the Lynnwood special meeting, unless such failure was caused by Lynnwood or a party to a voting agreement entered into in connection with the merger agreement.
      Sterling, without the consent of Lynnwood, can terminate if:

•	the board of directors of Lynnwood shall have failed to recommend to its shareholders the approval of the merger, or shall have changed, or publicly announced its intention to change such recommendation, or

•	Lynnwood shall have breached its covenant not to solicit other acquisition proposals.
      Lynnwood, without the consent of Sterling, can terminate if:

the average closing price of Sterling’s common stock during a specified period just prior to the closing date is less than $22.56 and the Sterling common stock price has also declined from a price of $26.54 per share by 15% or more relative to a weighted average index of a certain group of financial institution holding companies. Sterling, however, would then have the option to avoid the termination by increasing the consideration paid to Lynnwood shareholders, as provided in the merger agreement.
Under some circumstances, either Lynnwood or Sterling will be required to pay a termination fee to the other if the merger agreement is terminated (Page 51)

•	Lynnwood must pay Sterling a termination fee of $2.5 million if Sterling terminates the merger agreement and elects to receive such fee as a result of: (i) the Lynnwood shareholders failing to approve the merger; (ii) the Lynnwood board of directors failing to recommend the approval of the merger, or changing or publicly announcing its intention to change, such recommendation; or (iii) Lynnwood breaching its covenant not to solicit other acquisition proposals;

•	Lynnwood must pay Sterling a termination fee of $1.0 million if Sterling terminates the merger agreement and elects to receive such fee as a result of Lynnwood (i) failing to perform its closing conditions by the closing date or (ii) materially breaching any of the covenants, agreements, representations or warranties it made in the merger agreement, and such breach is not cured within 30 days following written notice to Lynnwood, or which breach, by its nature, cannot be cured prior to the closing date; and

•	Sterling must pay Lynnwood a termination fee of $1.0 million if Lynnwood terminates the merger agreement and elects to receive such fee as a result of Sterling (i) failing to perform its closing conditions by the closing date or (ii) materially breaching any of the covenants, agreements, representations or warranties it made in the merger agreement, and such breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date.
Comparison of Shareholder Rights (Page 74)
      The conversion of your shares of Lynnwood common stock into the right to receive shares of Sterling common stock in the merger will result in differences between your rights as a Lynnwood shareholder, which are governed by the WBCA and Lynnwood’s amended articles of incorporation and amended bylaws, and your rights as a Sterling shareholder, which are governed by the WBCA and Sterling’s amended and restated articles of incorporation and bylaws.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF STERLING
      Sterling is providing the following information to aid you in your analysis of the financial aspects of the merger. Sterling derived the information as of and for the years ended December 31, 2001 through December 31, 2005 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Sterling has presented in its prior filings with the SEC.
      The operating results for the years ended December 31, 2001 through 2005 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2006. This information is only a summary, and you should read it in conjunction with Sterling’s consolidated financial statements and notes thereto contained in Sterling’s 2005 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on pages 78 and 79, respectively.

	Years Ended December 31,

	2005	2004	2003	2002	2001

	(Dollars in thousands, except per share amounts)
Income Statement Data:
Interest income	$387,811	$319,761	$214,727	$197,313	$201,385
Interest expense	(171,276)	(122,945)	(89,807)	(96,965)	(116,516)

Net interest income	216,535	196,816	124,920	100,348	84,869
Provision for losses on loans	(15,200)	(12,150)	(10,500)	(11,867)	(8,000)

Net interest income after provision for losses on loans	201,335	184,666	114,420	88,481	76,869
Non-interest income	59,569	47,799	33,735	29,080	21,021
Merger and acquisition costs	0	(4,835)	(792)	0	(283)
Amortization of goodwill and core deposit intangibles	(2,222)	(2,222)	(262)	(644)	(5,377)
Goodwill litigation	(179)	(141)	(600)	(1,100)	(890)
Non-interest expenses	(167,880)	(141,172)	(92,910)	(79,199)	(66,743)

Income before income taxes	90,623	84,095	53,591	36,618	24,597
Income tax provision	(29,404)	(27,790)	(18,678)	(11,031)	(8,409)

Net income	$61,219	$56,305	$34,913	$25,587	$16,188

Earnings per share:
Basic(1)	$1.77	$1.66	$1.45	$1.19	$0.81
Diluted(1)	$1.75	$1.62	$1.42	$1.16	$0.79
Cash dividends declared per share	$0.105	$0.000	$0.000	$0.000	$0.000
Weighted average shares outstanding:
Basic(1)	34,633,952	33,931,509	23,980,113	21,496,008	19,974,152
Diluted(1)	35,035,029	34,708,794	24,590,172	22,115,723	20,372,423

	Years Ended December 31,

	2005	2004	2003	2002	2001

	(Dollars in thousands, except per share amounts)
Financial Ratios:
Book value per share(1)	$14.54	$13.65	$10.21	$9.38	$7.87
Return on average assets	0.87%	0.88%	0.88%	0.80%	0.58%
Return on average shareholders’ equity	12.4%	13.2%	14.4%	13.9%	10.5%
Shareholders’ equity to total assets	6.7%	6.8%	5.9%	5.8%	5.5%
Operating efficiency	61.7%	60.7%	59.6%	62.5%	69.2%
Net interest margin	3.28%	3.32%	3.35%	3.37%	3.27%
Nonperforming assets to total assets	0.11%	0.20%	0.50%	0.59%	0.82%
Statistical Data:
Number of:
Employees (full-time equivalents)	1,789	1,624	1,121	953	890
Full service branches	140	135	86	79	77

Reported net income	$61,219	$56,305	$34,913	$25,587	$16,188
Add back: goodwill amortization net of tax(2)	0	0	0	0	2,538

Total	$61,219	$56,305	$34,913	$25,587	$18,726

Basic earnings per share:
Reported net income	$1.77	$1.66	$1.45	$1.19	$0.81
Goodwill amortization	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$1.77	$1.66	$1.45	$1.19	$0.94

Diluted earnings per share:
Reported net income	$1.75	$1.62	$1.42	$1.16	$0.79
Goodwill amortization	0.00	0.00	0.00	0.00	0.13

Adjusted net income	$1.75	$1.62	$1.42	$1.16	$0.92

	December 31,

	2005	2004	2003	2002	2001

	(Dollars in thousands)
Balance Sheet Data:
Total assets	$7,558,928	$6,942,224	$4,279,321	$3,507,021	$3,038,593
Loans receivable, net	4,885,916	4,251,877	2,906,426	2,390,422	2,109,479
Mortgage-backed securities	1,960,582	2,036,920	983,736	743,610	617,569
Investments	167,957	167,665	89,448	86,558	76,479
Deposits	4,806,301	3,863,296	2,455,076	2,014,096	1,853,536
FHLB Seattle advances	1,443,462	1,635,933	1,026,031	874,515	633,054
Reverse repurchase agreements and funds purchased	611,676	780,012	363,137	249,769	218,549
Other borrowings	110,688	131,822	137,998	127,682	127,500
Shareholders’ equity	506,685	469,844	250,348	203,656	165,690
Capital Ratios:(3)
Total capital to risk-weighed assets
Sterling	10.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	10.2%	10.7%	10.9%	11.0%	11.7%
Tier I capital to risk-weighed assets
Sterling	9.5%	N/A	N/A	N/A	N/A
Sterling Savings Bank	9.2%	9.7%	9.9%	10.0%	10.8%
Tier I capital to average assets
Sterling	7.4%	N/A	N/A	N/A	N/A
Sterling Savings Bank	7.2%	6.6%	7.4%	7.6%	8.0%

(1)	All prior period per share and weighted average share amounts have been restated to reflect the 3 for 2 stock split that was effected August 31, 2005.

(2)	Sterling adopted SFAS No. 142 “Goodwill and Intangible Assets” on January 1, 2002. The tabular presentation reflects retroactive application of SFAS No. 142, even though SFAS No. 142 by its terms applies prospectively.

(3)	Sterling Financial Corporation did not have regulatory capital ratio requirements prior to its conversion to a bank holding company.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF LYNNWOOD
      The following selected financial data with respect to Lynnwood’s balance sheet and its statements of income for the fiscal years ended December 31, 2001 through December 31, 2005 have been derived from its historical audited financial statements for those fiscal years. The audited financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 have been included as Appendix C to this proxy statement/prospectus. This selected financial information should be read in conjunction with such financial statements and the notes thereto.
Lynnwood Financial Group and Subsidiaries
Selected Consolidated and Other Financial Data

	Years Ended December 31

	2005	2004	2003	2002	2001

	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$42,362	$22,838	$22,295	$18,823	$19,888
Interest expense	(12,797)	(4,570)	(4,058)	(4,568)	(7,066)

Net interest income	29,565	18,268	18,237	14,255	12,822
Provision for losses on loans	(896)	(897)	(305)	(319)	(146)

Net interest income after provision for losses on loans	28,669	17,371	17,932	13,936	12,676
Non-interest income	21,767	18,776	23,603	16,136	12,652
Non-interest expenses	(36,239)	(27,318)	(30,447)	(23,569)	(21,651)

Income before income taxes	14,197	8,829	11,088	6,503	3,677
Income tax provision	(4,733)	(2,483)	(3,898)	(2,350)	(1,458)

Net income	$9,464	$6,346	$7,190	$4,153	$2,219

Per Share Data:
Earnings per share:
Basic	$9.38	$7.36	$9.53	$5.52	$2.95
Diluted	$9.27	$6.84	$7.20	$4.19	$2.24
Book value per share	$33.53	$28.47	$29.49	$21.28	$15.45
Performance Ratios:
Net interest spread	7.06%	7.60%	9.52%	8.94%	9.38%
Efficiency ratio	70.60%	73.74%	72.77%	77.55%	84.99%
Return on average assets	2.35%	2.66%	3.63%	2.47%	1.53%
Return on average equity	30.73%	25.87%	35.95%	30.93%	20.30%
Average equity to average assets	7.64%	10.30%	9.67%	8.23%	7.51%
Asset Quality Ratios:
Non-performing assets to total loans	0.00%	0.04%	0.17%	0.00%	0.44%
Net charge-offs to average loans	0.00%	0.01%	0.07%	0.00%	0.00%
Allowance for losses to total loans	0.72%	0.84%	0.80%	0.82%	0.77%
Non-performing assets to total assets	0.00%	0.04%	0.14%	0.00%	0.30%

	December 31,

	2005	2004	2003	2002	2001

Balance Sheet Data:
Total assets	$497,371	$286,491	$191,406	$202,922	$145,736
Loans held for sale	$40,204	$23,439	$23,444	$62,075	$40,970
Loans receivable, net	$428,681	$250,758	$155,997	$131,437	$98,436
Deposits	$417,699	$234,137	$127,196	$129,604	$91,221
Other borrowings	$39,867	$22,419	$37,509	$53,782	$40,781
Shareholders’ equity	$34,833	$26,761	$22,297	$16,000	$11,614
Common shares outstanding	1,038,921	939,954	756,084	751,745	751,745

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA
FOR THE YEAR ENDED DECEMBER 31, 2005
      The following table summarizes unaudited per share information for Sterling and Lynnwood on a historical basis and a pro forma combined basis for Sterling. It has been assumed for purposes of the pro forma financial information provided below for the year ended December 31, 2005, the merger was completed on January 1, 2005 for income statement purposes, and on December 31, 2005 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of Sterling as of and for the year ended December 31, 2005, which are incorporated by reference into this document and the audited consolidated financial statements of Lynnwood as of and for the year ended December 31, 2005, which are included in Appendix C of this document. The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger with Lynnwood. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.
      The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding for the periods presented. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common stock outstanding at the end of the period presented.

	Sterling	Lynnwood	Pro Forma
	Historical	Historical	Combined

Earnings for fiscal year 2005:
Basic	$1.77	$9.38	$1.94
Diluted	1.75	9.27	$1.92
Cash dividends declared:
For fiscal year 2005	$0.105	$2.99	$0.18
Book value:
As of December 31, 2005	$14.54	$33.53	$15.13

MARKET PRICE DATA AND DIVIDEND INFORMATION
Comparative Market Price Information
      The following table presents trading information for Sterling common stock on the Nasdaq National Market System on February 10, 2006, the last trading day prior to the announcement of the signing of the merger agreement and on May 4, 2006, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/ prospectus. The table also presents, for illustrative purposes only, the value of per share consideration to be received by Lynnwood shareholders in comparison to the price of Sterling common stock, as indicated.

	Closing Sales Price

	Sterling	Lynnwood(1)	Lynnwood Equivalent(2)

Price per share:
February 10, 2006	$26.70	N/A	$61.42
May 4, 2006	32.04	N/A	70.67

(1)	There are no publicly available quotations of Lynnwood common stock. Lynnwood’s board of directors approved a sale of Lynnwood common stock on October 31, 2005 at a price of $55 per share, which was the last sale of Lynnwood common stock prior to February 10, 2006.

(2)	The equivalent price per share data for Lynnwood common stock have been determined by dividing (1) the sum of (a) the product obtained by multiplying the last reported sale price of a share of Sterling common stock on February 10, 2006 and May 4, 2006, respectively, by 1,800,000, the number of Sterling shares to be issued in the merger, and (b) $15,750,000, the amount of cash to be paid by Sterling in the merger, by (2) 1,038,921, the number of outstanding shares of Lynnwood common stock. The actual value of the consideration to be received by Lynnwood shareholders will be based on the average closing price of Sterling common stock over the 20 trading days ending on the fifth business day immediately prior to the Closing Date.

      You should obtain current market quotations for Sterling common stock. The market price of Sterling common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Sterling common stock is subject to fluctuation, the value and number of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger.
Historical Market Prices and Dividend Information

Sterling.
      Sterling common stock is listed on the Nasdaq National Market System under the symbol “STSA.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Sterling common stock as reported on the Nasdaq National Market System.
      As of March 31, 2006, there were 35,066,735 outstanding shares of Sterling common stock held by approximately 1,874 shareholders of record.
      On July 26, 2005, Sterling announced a quarterly cash dividend of $0.05 per share of common stock, which resulted in a payment of $1.7 million on October 14, 2005 to shareholders of record as of September 30, 2005. On October 25, 2005, Sterling announced a quarterly cash dividend of $0.055 per share of common stock, which resulted in a payment of $1.9 million on January 13, 2006 to shareholders of record as of December 30, 2005. On February 28, 2006, Sterling announced a quarterly cash dividend of $0.06 per share of common stock, payable on April 13, 2006 to shareholders of record as of March 31, 2006. The board of directors of Sterling from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash requirements, capital requirements, the financial condition of Sterling and its subsidiaries, applicable government regulations and other factors deemed relevant by Sterling’s board of directors.

Lynnwood.
      Lynnwood common stock is not publicly traded on Nasdaq or any other exchange. Lynnwood common stock has occasionally been sold or transferred in private transactions. Due to the limited information available and the absence of any trading market, such transactions may not accurately reflect the actual market value of Lynnwood common stock.
      As of January 31, 2006, there were 1,038,921 outstanding shares of Lynnwood common stock held by approximately 60 holders of record.
      Lynnwood has paid dividends to shareholders of record for each of the following years in the following amounts:

Year	Total Dividends

2005	$2,999,000
2004	$1,998,000
2003	$946,000
2002	0
      Lynnwood is restricted in its ability to make future dividend payments. See “Lynnwood’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Management,” and “The Merger Agreement — Conduct of Lynnwood Pending the Merger — Dividends and Capital Stock.”

Sterling and Lynnwood Quarterly Stock Price and Dividend Information.
      The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Lynnwood common stock in such transactions known to Lynnwood management.

	Sterling Common Stock			Lynnwood Common Stock

	High	Low	Dividends	High	Low	Dividends

2005
Quarter ended December 31	$26.78	$21.86	$0.055	$55.00	$55.00	$0.000
Quarter ended September 30	27.39	21.66	0.050	None	None	0.000
Quarter ended June 30	25.12	21.69	0.000	None	None	0.000
Quarter ended March 31	26.75	23.36	0.000	$30.00	$30.00	2.99
2004
Quarter ended December 31	$27.50	$23.26	$0.000	$30.00	$30.00	$0.000
Quarter ended September 30	23.87	20.45	0.000	$21.66	$21.66	0.000
Quarter ended June 30	22.57	19.05	0.000	None	None	2.13
Quarter ended March 31	23.61	20.12	0.000	None	None	0.000
2003
Quarter ended December 31	$21.70	$16.89	$0.000	None	None	$0.000
Quarter ended September 30	17.69	14.55	0.000	None	None	1.250
Quarter ended June 30	15.00	11.46	0.000	$21.66	$21.66	0.000
Quarter ended March 31	11.70	10.31	0.000	None	None	0.000
2002
Quarter ended December 31	$11.32	$9.23	$0.000	None	None	$0.000
Quarter ended September 30	11.18	8.75	0.000	None	None	0.000
Quarter ended June 30	12.73	10.22	0.000	None	None	0.000
Quarter ended March 31	11.39	7.39	0.000	None	None	0.000

RISK FACTORS
      By voting in favor of the merger, you will be choosing to invest in the common stock of Sterling and Lynnwood as a combined company to the extent you receive Sterling common stock in exchange for your shares of Lynnwood common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/ prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 25, you should carefully consider the matters described below in determining whether to approve the principal terms of the plan of merger.
Risks Related to the Merger
The merger consideration formula will not be determined until the time of the merger because the Sterling average price used to calculate the merger consideration formula will not be determined until five business days prior to the effective date.
      The merger consideration formula depends on the average closing price of Sterling common stock over a 20 consecutive trading-day period ending on the fifth business day prior to the closing of the merger, referred to as the average price, which will not be known until after the special meeting of Lynnwood shareholders. As a result, you will not know the number of shares of Sterling common stock you will receive in the merger at the time you vote on the proposal to approve the merger agreement.
If Sterling is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.
      The merger involves the integration of companies that have previously operated independently. Successful integration of Lynnwood’s operations will depend primarily on Sterling’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Sterling will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that Sterling’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Sterling has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Sterling may experience greater than expected costs or difficulties relating to the integration of the business of Lynnwood, and/or may not realize expected cost savings from the merger within the expected time frame.
Shares eligible for future sale could have a dilutive effect.
      Shares of Sterling common stock eligible for future sale, including those that may be issued in the acquisition of Lynnwood and any other offering of Sterling common stock for cash, could have a dilutive effect on the market for Sterling common stock and could adversely affect its market price.
      As of December 31, 2005, there were 60,000,000 shares of Sterling common stock authorized, of which 34,855,549 shares were outstanding. As a result of the merger, 1,800,000 shares of Sterling common stock will be issued to Lynnwood shareholders.
Lynnwood’s directors and executive officers might have additional interests in the merger.
      In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Lynnwood’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Lynnwood shareholders generally. See the section entitled “The Merger — Interests of Certain Persons in the Merger.” Lynnwood’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement.

Risks Related to Sterling Following Completion of the Merger
      Unless otherwise specified, references to “we,” “our” and “us” in this subsection means Sterling and its subsidiaries on a consolidated basis.
As a bank holding company, our earnings are dependent upon the performance of our bank and non-bank subsidiaries as well as by business, economic and political conditions.
      Sterling is a legal entity separate and distinct from Sterling Savings Bank, although the principal source of Sterling’s cash is dividends from Sterling Savings Bank. Our right to participate in the assets of any subsidiary upon such subsidiary’s liquidation, reorganization or otherwise will be subject to the claims of the subsidiary’s creditors, which will take priority except to the extent that we may be a creditor with a recognized claim.
      Sterling Savings Bank is also subject to restrictions under federal law which limit the transfer of funds to us or to other affiliates, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by Sterling Savings Bank to us or any other affiliate are limited in amount to 10% of Sterling Savings Bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized.
      Earnings are impacted by business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. Business and economic conditions that negatively impact household or corporate incomes could decrease the demand for our products and increase the number of customers who fail to pay their loans.
A downturn in the local economies or real estate markets could negatively impact our banking business.
      A downturn in the local economies or real estate markets could negatively impact our banking business. Because we primarily serve individuals and businesses located in the Pacific Northwest, a significant portion of our total loan portfolio is originated in the Pacific Northwest or secured by Pacific Northwest real estate or other assets. As a result of this geographic concentration the ability of customers to repay their loans, and consequently our results, are impacted by the economic and business conditions in the Pacific Northwest, in particular in the metropolitan areas of Seattle, Washington, Portland, Oregon, Boise, Idaho, Sacramento, California and Phoenix, Arizona. Any adverse economic or business developments or natural disasters in these areas could cause uninsured damage and other loss of value to real estate that secures our loans or could negatively affect the ability of borrowers to make payments of principal and interest on the underlying loans. In the event of such adverse development or natural disaster, our results of operations or financial condition could be adversely affected.
      Furthermore, current uncertain geopolitical trends and negative economic trends, including uncertainty regarding economic growth and increased unemployment, may negatively impact businesses in our markets. While the short-term and long-term effects of these events remain uncertain, they could adversely affect general economic conditions, consumer confidence, market liquidity or result in changes in interest rates, any of which could have a negative impact on banking business.
We have shifted our focus to community banking.
      We are increasing our business banking, consumer and construction lending, while placing an increased emphasis on attracting greater volumes of retail deposits. Business banking, consumer and construction loans generally produce higher yields than residential mortgage loans. Such loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to obtain or liquidate in the event of default. Construction lending is subject to risks such as construction delays, cost overruns, insufficient collateral and the inability to obtain permanent financing in a timely manner. Business banking and construction loans are more expensive to originate than residential mortgage loans. As a result, our operating expenses are likely to increase as we increase our lending in these areas. Additionally, we are likely to experience higher levels of loan losses than we would on residential mortgage loans. There can be no assurance that our emphasis on community banking will be successful or that any increase in the yields on business banking, consumer and construction loans will offset higher levels of expense and losses on such loans.

Our loan originations are highly concentrated in certain types of loans.
      Our loans, with limited exceptions, are secured by either real estate, marketable securities or corporate assets. A significant portion of our loans are residential construction loans. In addition, the majority of the loans in Lynnwood’s portfolio prior to the merger are residential construction loans. Our ability to continue to originate such loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral, resulting in losses or delinquencies. Our residential mortgage and home equity loans are primarily secured by residential property in the Pacific Northwest. As a result, conditions in the real estate markets specifically, and the Pacific Northwest economy generally, can materially impact the ability of our borrowers to repay their loans and affect the value of the collateral securing these loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.
      At December 31, 2005, approximately 21% of Sterling Savings Bank’s total loan portfolio consisted of construction loans, approximately 23% of which were for speculative endeavors. Additionally, 23% of Sterling Savings Bank’s loan portfolio consisted of multifamily residential and commercial property loans at December 31, 2005. A reduction in the demand for new construction or multifamily residential and commercial property loans could have a negative impact on the bank and therefore on us.
Our earnings are significantly affected by the fiscal and monetary policies of the federal government and the governments of the states in which it operates.
      The Board of Governors of the Federal Reserve System, also known as the Federal Reserve Board, regulates the supply of money and credit in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments such as debt securities and mortgage servicing rights. Its policies also can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and hard to predict or anticipate.
      The amount of income taxes that we are required to pay on our earnings is based on federal and state legislation and regulations. We provided for current and deferred taxes in our financial statements, based on our results of operations, business activity, legal structure and interpretation of tax statutes. We may take filing positions or follow tax strategies that may be subject to challenge. Our net income and earnings per share may be reduced if a federal, state, or local authority assessed charges for taxes that have not been provided for in our consolidated financial statements. There can be no assurance that we will achieve our effective tax rate or that taxing authorities will not change tax legislation, challenge filing positions, or assess taxes and interest charges.
Changes in market interest rates could adversely affect our earnings.
      Our earnings are impacted by changing market interest rates. Changes in market interest rates impact the level of loans, deposits and investments, the credit profile of existing loans and the rates received on loans and investment securities and the rates paid on deposits and borrowings. One of our primary sources of income from operations is net interest income, which is equal to the difference between the interest income received on interest-earning assets (usually, loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually, deposits and borrowings). These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Net interest income can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce net interest income as the difference between interest income and interest expenses decreases.
      Interest rates are currently rising, and if interest rates continue to rise, the amount of interest we pay on deposits and borrowings could increase more quickly than the amount of interest we receive on our loans, mortgage-related securities and investment securities. This could cause our profits to decrease. Rising interest rates would likely reduce the value of our mortgage-related securities and investment securities and may decrease demand for loans and make it more difficult for borrowers to repay their loans. Increasing market interest rates may also depress property values, which could affect the value of collateral securing our loans.
      An increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the allowances for loan losses. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return and may affect the value of our investment securities and other interest-earning assets.
Our cost of funds may increase as a result of general economic conditions, interest rates or competitive pressures.
      Our cost of funds may increase because of general economic conditions, unfavorable conditions in the capital markets, interest rates and competitive pressures. We have traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of general economic conditions, market interest rates, competitive pressures, or other factors, our level of deposits decreases relative to our overall banking operation. We may have to rely more heavily on borrowings as a source of funds in the future, which may negatively impact net interest margin.
Competition may adversely affect our ability to attract and retain customers at current levels.
      The banking and financial services businesses in our market areas are highly competitive. Competition in the banking, mortgage and finance industries may limit our ability to attract and retain customers. We face competition from other banking institutions, savings banks, credit unions and other financial institutions. We also compete with non-bank financial service companies within the states that we serve and out of state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. There also has been a general consolidation of financial institutions in recent years, which results in new competitors and larger competitors in our market areas.
      In particular, our competitors include major financial companies whose greater resources may provide them a marketplace advantage. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and the range and quality of services provided. Because we have fewer financial and other resources than larger institutions with which we compete, we may be limited in our ability to attract customers. In addition, some of the current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we can accommodate. If we are unable to attract and retain customers, we may be unable to continue our loan and deposit growth, and our results of operations and financial condition may otherwise be negatively impacted.
We may not be able to successfully implement our internal growth strategy.
      We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. There can be no assurance that we will be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Pacific Northwest.
There are risks associated with potential acquisitions.
      We may make opportunistic acquisitions of other banks or financial institutions from time to time that further our business strategy. These acquisitions could involve numerous risks including lower than expected performance or higher than expected costs, difficulties in the integration of operations, services, products and personnel, the diversion of management’s attention from other business concerns, changes in relationships with customers and the potential loss of key employees. Any acquisitions will be subject to regulatory approval, and there can be no assurance that we will be able to obtain such approvals. We may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions in our market area is highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations. Our ability to grow may be limited if we are unable to successfully make future acquisitions.
We may not be able to replace key members of management or attract and retain qualified relationship managers in the future.
      We depend on the services of existing management to carry out our business and investment strategies. As we expand, we will need to continue to attract and retain additional management and other qualified staff. In particular, because we plan to continue to expand our locations, products and services, we will need to continue to attract and retain qualified banking personnel and investment advisors. Competition for such personnel is significant in our geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our results of operations, financial conditions and prospects.
Defaults may negatively impact our business.
      Increased delinquencies or loan defaults by our customers may negatively impact business. A borrower’s default on its obligations under one or more loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and workout of the loan.
      If collection efforts are unsuccessful or acceptable workout arrangements cannot be reached, we may have to charge-off all or a part of the loan. In such situations, we may acquire any real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies. The amount owed under the defaulted loan may exceed the value of the assets acquired.
Our allowance for loan losses may be inadequate.
      Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.
      We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, experience and evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio, resulting in additions to our allowance. Increases in this allowance result in an expense for the period. If, as a result of general economic conditions or a decrease in asset quality, management determines that additional increases in the allowance for loan losses are necessary, we may incur additional expenses.
      Our loans are primarily secured by real estate, including a concentration of properties located in the Pacific Northwest. If an earthquake, volcano eruption or other natural disaster were to occur in one of the major market areas, loan losses could occur that are not incorporated in the existing allowance for loan losses.
We are expanding our lending activities in riskier areas.
      We have identified commercial real estate, commercial business and consumer loans as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increase, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore, earnings would be reduced.
Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.
      We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, business, financial condition and results of operations could be materially adversely affected.
Our internal control systems could fail to detect certain events.
      We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.
The network and computer systems on which we depend could fail or experience a security breach.
      Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on the ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on business, financial condition and results of operations.
      In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.
We could be held responsible for environmental liabilities of properties acquired through foreclosure.
      If we are forced to foreclose on a defaulted mortgage loan to recover our investment, we may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during its ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property, or that costs could be recovered from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any environmental remediation.
Our banking business is highly regulated.
      State-chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. As a Washington State-chartered commercial bank, our subsidiary Sterling Savings Bank is subject to regulation and supervision by the FDIC and the WDFI. Federal and state laws and regulations govern numerous matters, including changes in the ownership or control of banks, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts, and terms of extensions of credit and investments, maintenance of permissible non-banking activities, maintenance of deposit insurance, protection of financial privacy the level of reserves against deposits, and restrictions on dividend payments.
      The FDIC, the Federal Reserve Board and the DFI possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulations. These and other restrictions limit the manner in which we may conduct business and obtain capital or financing.
Our stock price can be volatile.
      Our stock price can fluctuate widely in response to a variety of factors, including actual or anticipated variations in quarterly operating results; changes in shareholder dividend policy; recommendations by securities analysts; and news reports relating to trends, concerns and other issues in the financial services industry. Other factors include new technology used or services offered by our competitors; operating and stock price performance of other companies that investors deem comparable to us; and changes in government regulations.
      General market fluctuations, industry factors and general economic and political conditions and events, such as future terrorist attacks and activities, economic slowdowns or recessions, interest rate changes or credit loss trends, also could cause Sterling’s stock price to decrease regardless of our operating results.
      No assurance can be given that dividends payable on Sterling common stock, including the stock to be received by Lynnwood shareholders in the merger, will continue at historical levels, or at all.
Future legislation could change our competitive position.
      Various legislation, including proposals to change substantially the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and Sterling and Lynnwood intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Sterling’s and Lynnwood’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Sterling’s and Lynnwood’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
      The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	the risk of an economic slowdown that may adversely affect credit quality and loan originations.
      Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 18 and in Sterling’s reports filed with the SEC.
      All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Sterling or Lynnwood or any person acting on behalf of Sterling or Lynnwood are expressly qualified in their entirety by the cautionary statements above. Neither Sterling nor Lynnwood undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE SPECIAL MEETING OF LYNNWOOD SHAREHOLDERS
      This proxy statement/prospectus constitutes the proxy statement of Lynnwood Financial Group, Inc., which we refer to as Lynnwood, for use at the special meeting of Lynnwood’s shareholders to be held on June 14, 2006, at 23515 Timberlane Road, Woodway, Washington, 98020, at 3:00 p.m., local time, and any adjournments thereof.
      At the special meeting, the shareholders of Lynnwood will consider and vote upon a proposal to approve the principal terms of the plan of merger, as provided in the Agreement and Plan of Merger dated as of February 12, 2006, which is included as Appendix A.
      Pursuant to the merger agreement, Lynnwood will merge with and into Sterling, and Lynnwood’s subsidiaries, Golf Savings Bank, Golf Escrow Corporation, Lynnwood Statutory Trust I and Lynnwood Statutory Trust II, will become independently operating wholly owned subsidiaries of Sterling. We expect to complete the merger of Lynnwood with and into Sterling during the third quarter of 2006.
      When we complete the merger, Lynnwood founder Charles Ainslie and his wife, Lynette, will receive a combination of cash and shares of Sterling common stock as merger consideration for each share of Lynnwood common stock they own, and all other Lynnwood shareholders will receive merger consideration in the form of shares of Sterling common stock for each share of Lynnwood common stock they own, subject to proration and adjustments as described in “The Merger — Consideration to be Received in the Merger.” Sterling common stock received by Charles and Lynette Ainslie, and by Donn Costa and Dennis O’Leary, will be subject to certain sale and transfer restrictions as described in “The Merger — Shareholder Agreements.” Sterling common stock received by all other Lynnwood shareholders will be unrestricted publicly traded stock.
      All information contained in this proxy statement/prospectus with respect to Lynnwood has been supplied by Lynnwood. All information contained in this proxy statement/prospectus with respect to Sterling has been supplied by Sterling.
      This proxy statement/prospectus is first being mailed to shareholders of Lynnwood on or about May 9, 2006.
Record Date
      The close of business on May 5, 2006 was the record date for determining Lynnwood shareholders entitled to receive notice of and to vote at the special meeting.
Voting
      On the record date, there were 1,038,921 shares of Lynnwood common stock outstanding held by 60 holders of record. Each holder of Lynnwood common stock is entitled to one vote for each share of Lynnwood common stock in that holder’s name on Lynnwood’s books as of the record date on any matter submitted to the vote of the Lynnwood shareholders at the special meeting. Under the terms of the merger agreement, the approval of the plan of merger will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting. The directors and executive officers of Lynnwood and their affiliates hold 80.46% of the outstanding shares entitled to vote. Three of Lynnwood’s shareholders, Charles Ainslie, Donn Costa and Dennis O’Leary, have agreed to vote an aggregate of 64.60% of Lynnwood’s outstanding common stock in favor of the plan of merger. See the section entitled “The Merger Agreement — Voting Agreements.”
      Shares of Lynnwood common stock that are not represented in person or by proxy at the special meeting shall not be counted in determining whether a quorum is present and shall not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter shall be voted in favor of the merger in accordance with the recommendation of the board of directors of

Lynnwood. Abstentions are counted towards a quorum, but abstentions are the equivalent of “AGAINST” votes with respect to the approvals of the merger and authority to vote for adjournments to solicit additional proxies.
Adjournments
      Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the plan of merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders a majority of the shares of Lynnwood common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Lynnwood’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.
Revocation of Proxies
      Any proxy in the form enclosed for Lynnwood shareholders that is properly completed and returned in time for voting with a choice specified thereon will be voted in accordance with that specification.
      Lynnwood shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the Corporate Secretary of Lynnwood prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person.
      Proxies which do not provide the proxy holders with direction in voting on the merger or with respect to adjournments will be voted in favor of the merger and in favor of granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of Lynnwood, and Lynnwood shareholders who have provided such proxies will not be eligible to assert their dissenters’ rights.
Proxy Solicitation
      The accompanying proxy is being solicited by the board of directors of Lynnwood. Lynnwood will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Lynnwood, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Lynnwood will pay printing, postage and mailing costs for preparation and mailing of the proxy statement/ prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.
Outstanding Voting Securities
      Lynnwood has only one class of voting securities outstanding, Lynnwood common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date, May 5, 2006, and, as of such date, 1,038,921 shares of Lynnwood common stock were outstanding, all of which are entitled to vote at the special meeting.

Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth information as of December 31, 2005, regarding the shares of Lynnwood common stock beneficially owned (including all vested and unvested options) by (i) each person (other than executive officer or directors whose stock ownership is listed below) known by Lynnwood to own beneficially more than 5% of Lynnwood’s common stock; (ii) each director of Lynnwood (including Lynnwood’s President and CEO); (iii) each executive officer of Lynnwood; and (iv) all directors and executive officers of Lynnwood. Except as noted below, each holder has sole voting and investment power with respect to shares of Lynnwood common stock listed as owned by such person. There are no shareholders with ownership of 5% or greater, other than the directors and executive officers indicated below.
Beneficial Stock Ownership of Directors and Executive Officers as a Group (10 Individuals)

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

Charles J Ainslie — President & CEO	551,198	53.05%
Lynette Ainslie (included in above)
Dennis V. O’Leary — EVP & Director	123,637	11.9%
Donn C. Costa — EVP & Director	125,715	12.1%
Robert B. Fuller — EVP & Director(1)	39,662	3.73	%(3)
David E. A. Holmstrom — SVP & Director	1,428	*
Gerald R. Zachary — Director	2,338	*
William Tindall — Director	3,768	*
Nicole A. Galipeau — Director(2)	15,058	1.45%
Jennifer Clark — Director	1,000	*
All directors and executive officers as a group	863,804	81.22	%(3)

*	Less than 1%.

(1)	Includes 24,662 shares issuable pursuant to vested stock options.

(2)	Includes 3,000 shares held of record by Ms. Galipeau as trustee of the William Jay Ainslie Galipeau Irrevocable Trust and 6,200 shares held for the benefit of Ms. Galipeau’s children.

(3)	Based on 1,038,921 shares outstanding as of December 31, 2005, together with 24,662 shares issuable pursuant to vested stock options.

THE MERGER
General
      The boards of directors of Sterling and Lynnwood have unanimously approved the plan of merger providing for the merger of Lynnwood with and into Sterling with Sterling being the surviving entity and Lynnwood’s wholly owned subsidiaries, Golf Savings Bank and Golf Escrow Corporation, becoming wholly owned and independent operating subsidiaries of Sterling. Lynnwood Statutory Trust I and Lynnwood Statutory Trust II, two special purpose subsidiaries of Lynnwood formed for the sole purpose of providing capital to Golf Savings Bank, will also become wholly owned subsidiaries of Sterling. We expect to complete the merger of Lynnwood with and into Sterling during the third quarter of 2006.
Background of the Merger
      In June of 2000, Lynnwood Mortgage Corporation, a successful residential mortgage company headquartered in Mountlake Terrace Washington, and owned by Charles and Lynette Ainslie, received all necessary regulatory approval to convert to a Washington State stock savings bank. At the same time, Lynnwood, a Washington corporation formed in November 1999 in anticipation of the bank conversion, received approval to become a savings and loan holding company pursuant to the Home Owners Loan Act of 1994. As a part of the bank conversion transaction, Lynnwood Mortgage Corporation reorganized as Golf Savings Bank and became a wholly owned subsidiary of Lynnwood. Golf Escrow Corporation (formerly known as Lynnwood Escrow Corporation), which had been a wholly owned subsidiary of Lynnwood Mortgage Corporation, also became a wholly owned subsidiary of Lynnwood as part of the conversion transaction. In connection with the bank conversion process, Lynnwood sold approximately 200,000 shares of its common stock to qualified investors raising approximately $3,500,000 in capital. Most of the original subscribers of the initial private stock offering continue to be shareholders of Lynnwood. In June of 2000, Golf Savings Bank opened its doors for business as a wholly owned subsidiary of Lynnwood.
      During the normal course of its business, the board of directors of Lynnwood periodically reviewed and assessed its business plan and strategic options. Over the course of the last three years, Lynnwood has considered various internal and external strategies to grow and enhance Lynnwood’s and Golf Savings Bank’s business for the purpose of enhancing shareholder value and achieving shareholder liquidity. Those discussions have included analysis of the financial institution merger market on a national and regional basis, and analysis of access to both private and public capital markets. While the rapid growth and success of the bank’s mortgage lending was gratifying and profitable, the Lynnwood board of directors recognized that additional capital would be needed in order for the bank to be able to continue to grow its core business and diversify its product offerings consistent with its business plan. As a result of the inherent risks and volatility of mortgage interest rates and residential construction warehousing lines, as well potential impacts from the eventual retirement of Lynnwood’s founder, Charles Ainslie, the Lynnwood board of directors determined in 2002 to consider growth strategies involving merger partners that could provide enhanced value and liquidity to Lynnwood’s shareholders.
      During 2002 and 2003, Lynnwood, together with its investment banking advisors, explored potential merger and acquisition opportunities. During that period, no acceptable opportunities were found and Lynnwood’s executive management and board of directors determined that further efforts would not be in the best interests of Lynnwood and its shareholders. Instead, Lynnwood focused on internal growth strategies for the next 12 to 24 months. Operationally, Golf Savings Bank continued to have impressive results, and in 2003 the bank generated over $1 billion in mortgages for the first time.
      In May 2005, Lynnwood’s executive management determined that prevailing market conditions again favored a search for potential merger partners. By July of 2005, executive management determined that the best approach would be to jointly engage the investment banking firms of Sandler O’Neill & Partners, L.P. and D.A. Davidson & Co. to serve as financial advisors to Lynnwood. On August 9, 2005, the Lynnwood board of directors approved the concept of a joint investment banking engagement. The engagement of both investment banking firms was finalized and approved by the Lynnwood board of directors on September 22, 2005. During October and November 2005, the investment banks performed their due diligence review of Lynnwood and prepared information regarding Lynnwood to be provided to targeted parties. In November 2005, five confidentiality agreements were executed with various interested parties, including Sterling.
      Preliminary merger discussions between Lynnwood and Sterling began in December of 2005, and a meeting was held between the two companies’ executives and financial advisors. Later in December, Charles Ainslie and Lynnwood board member Bill Tindall met with Harold Gilkey to further evaluate the potential “fit” of the two organizations.
      On December 19, 2005, Sterling delivered to Lynnwood a letter of intent, including a nonbinding term sheet, to formalize its interest in acquiring Lynnwood, subject among other things, to the satisfactory completion of Sterling’s due diligence investigation of Lynnwood. From December 19, 2005 to December 23, 2005, Lynnwood’s executive management, together with Lynnwood’s legal counsel and financial advisors, analyzed and revised the letter of intent and nonbinding term sheet.
      On the morning of December 23, 2005, Messrs. Gilkey and Ainslie met, along with a representative of Sandler O’Neill & Partners, L.P., to discuss the letter of intent and nonbinding term sheet, including the consideration to be received in the merger. During negotiations it became clear that Sterling would require Mr. Ainslie and his wife Lynette to agree to restrictions on their ability to sell the Sterling shares received in the merger, in order to minimize the potential impact that a sale of a large block of Sterling shares might have on the market. These restrictions would be in addition to the restrictions imposed on Mr. and Mrs. Ainslie under federal securities laws that limit trading volumes for former officers and directors of Lynnwood. These volume restrictions would not likely apply to any of the other Lynnwood officers or directors, as they would not receive sufficient Sterling shares to be affected by the volume limits. To lessen the adverse impact of these restrictions on Mr. and Mrs. Ainslie’s ability to obtain liquidity, Lynnwood proposed that all of the cash offered as consideration in the merger would be paid to Mr. and Mrs. Ainslie, noting that structuring the payment of the merger consideration in this way was permissible under Washington law. Sterling agreed to the proposal. That afternoon, Lynnwood, with the assistance of its legal counsel and financial advisors, provided comments to the letter of intent and nonbinding term sheet. Mr. Gilkey then discussed the comments with Daniel G. Byrne, Sterling’s Chief Financial Officer, and a representative of Witherspoon, Kelley, Davenport & Toole, P.S., Sterling’s counsel, who revised the letter of intent and nonbinding term sheet and delivered it to Lynnwood. Mr. Byrne, representatives of Witherspoon, Kelley, Davenport & Toole, P.S., and representatives of Williams, Kastner & Gibbs PLLC, Lynnwood’s counsel, then held a call to discuss the revised letter of intent and nonbinding term sheet. Sterling then prepared and delivered to Lynnwood a revised letter of intent and nonbinding term sheet that incorporated the changes discussed and agreed to by the parties. Thereafter, on the same day, on behalf of Lynnwood, Charles Ainslie executed the letter of intent. On January 19, 2006, the Lynnwood board of directors unanimously ratified and approved the letter of intent and nonbinding term sheet and authorized Charles Ainslie to proceed with negotiations consistent with the general terms of the term sheet. During January 2006, both Sterling and Lynnwood conducted mutual due diligence, including on-site visits.
      Following the January 19, 2006 Lynnwood board of directors approval of the letter of intent and nonbinding term sheet, and concurrent with the ongoing due diligence, Lynnwood and Sterling, with assistance from both parties’ legal counsel and Lynnwood’s financial advisors, extensively negotiated the terms of a definitive merger agreement. These negotiations occurred during the last two weeks of January and the first two weeks of February, 2006.
      On February 12, 2006, the Lynnwood board of directors unanimously approved the definitive merger agreement. Prior to approval, the board of directors discussed their fiduciary duties to Lynnwood and its shareholders, questions about the merger agreement, the form of consideration to be received by the Lynnwood shareholders and its allocation among the Lynnwood shareholders, the termination fees, the current stock price of Sterling and its dividend history, and the implications to Lynnwood, its shareholders, employees, and customers. Also discussed were the reasons for completing the merger and the implications to Lynnwood if Golf Savings Bank continued without an affiliation with Sterling. The board of directors also considered extensive information provided by its investment banker regarding the market, Sterling, the merger consideration and value.
      On February 12, 2006, immediately following the Lynnwood board meeting, the Sterling board of directors held a meeting to consider the approval of the proposed transaction. During this meeting, Mr. Gilkey summarized the material terms of the proposed transaction, and led Sterling’s board of directors in a discussion of the merits, risks and the strategic reasons for and against the transaction. Following this discussion, Sterling’s board of directors unanimously approved the definitive merger agreement. At the conclusion of the arm’s length negotiations between representatives of Sterling and Lynnwood, and pursuant to the resolutions adopted by each company’s board of directors, Sterling and Lynnwood entered into the merger agreement, dated as of February 12, 2006.
Recommendation of the Lynnwood Board of Directors and Reasons of Lynnwood for the Merger
      The Lynnwood board of directors unanimously determined that the merger is in the best interests of Lynnwood and the Lynnwood shareholders and unanimously recommends that Lynnwood shareholders vote for the approval of the plan of merger and the consummation of the transactions contemplated by the merger agreement.
      In reaching its determination to approve the plan of merger, the Lynnwood board of directors consulted with Lynnwood’s management and its financial and legal advisors, and considered a number of factors. The material factors that the Lynnwood board of directors believes favor the merger include, but are not limited to, the following:

•	Terms of the Merger. The terms of the merger, including the consideration being paid and various other documents related to the merger and the structure of the merger.

•	Capital Constraints. Lynnwood’s growth rate during 2005 expanded its balance sheet to a level near regulatory limits and future growth cannot continue at such a pace without additional capital.

•	Liquidity. The historical stock price performance and liquidity of Sterling common stock should provide greater liquidity for Lynnwood shareholders, especially for the minority shareholders, because there is no public market for Lynnwood’s common stock.

•	Value. The value to be received by holders of Lynnwood common stock pursuant to the merger agreement in relation to the historical trading prices of Lynnwood common stock, as compared to other similar transactions of a comparable nature in the view of the board of directors’ financial advisors.

•	Dividends. Sterling’s common stock pays dividends, and Lynnwood may have limited ability to pay future dividends due to regulatory capital limitations.

•	Products & Services. Lynnwood customers would be afforded new or enhanced products and services not previously available. Examples of these enhancements include larger credit relationships, more advanced cash management services, a broader array of commercial real estate conduits, and all-in-one residential construction loans.

•	Competitive Issues. Competition in Lynnwood’s market has increased in the past few years, especially in pricing of commercial real estate financing and the competition for single-family mortgage financing, and is expected to increase in the future as other larger banks enter the market.

•	Financial Advisors. The advice of Sandler O’Neill & Partners, L.P. and D.A. Davidson & Co., Lynnwood’s financial advisors, as to the financial terms of the merger.

•	Future Prospects. The Lynnwood board of directors believes that future earnings prospects will be stronger on a combined basis. In addition, affiliation with Sterling should offer expansion opportunities not currently available because Lynnwood has nearly reached its regulatory limits and capital is required for future growth.

•	Other Strategies. Other alternatives to the merger for raising capital and for achieving shareholder value and liquidity were not likely to be successful in the near term or at all.

•	Employee Matters. The expectation that the merger will generally expand the career opportunities and employee benefits available to many Lynnwood employees.

•	Risks of Remaining Independent. The Lynnwood board of directors considered the risks and costs associated with remaining an independent bank given the increasing level of regulation and competition.

•	Approvals. The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

•	Corporate Values. The Lynnwood board of directors’ belief that the two companies share a common vision of the importance of customer service and that management and employees of Lynnwood and Sterling possess complementary skills and expertise.

•	Reorganization. The expectation that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code (see the section entitled “Material United States Federal Income Tax Considerations of the Merger” on page 34).
      In the course of its deliberations regarding the merger, the Lynnwood board of directors also considered the following factors, which the board of directors determined did not outweigh the benefits to Lynnwood and its shareholders expected to be generated by the merger:

•	Amount of Consideration Unknown until Closing. Because the market price of Sterling stock will fluctuate, and because the merger consideration consists of 1,800,000 shares of Sterling common stock, Lynnwood shareholders cannot be sure of the exact dollar value of the consideration they will receive for their shares of Lynnwood common stock.

•	Business Interruption. The possible disruption to Lynnwood’s business that may result from the announcement of the merger and the resulting distraction of its management’s attention from the day-to-day operation of Lynnwood’s business.

•	Integration Issues. The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the merger may not be fully realized.

•	Operational Restrictions. The restrictions contained in the merger agreement on the operation of Lynnwood’s business during the period between the signing of the merger agreement and completion of the merger.

•	Termination, No-Approval, and Break-up Fees. Under certain circumstances, Sterling may terminate the merger agreement and require Lynnwood to pay a termination fee of either $1,000,000 or $2,500,000, depending on the circumstances of the termination. In certain circumstances, Lynnwood may terminate the merger agreement and require Sterling to pay a termination fee of $1,000,000. In particular, in certain instances in which the merger agreement is terminated following the receipt of a superior proposal prior to the consummation of the merger and such a superior proposal is accepted, Lynnwood may be required to pay a termination fee of $2,500,000 and the board of directors considered the risk that this termination fee may discourage third parties from offering to acquire Lynnwood by increasing the cost of a third-party acquisition.

•	Risk of Termination. The possibility that the merger might not be completed and the effect of the resulting public announcement of the termination of the merger agreement on, among other things, the market price of Lynnwood common stock and Lynnwood operating results, particularly in light of the costs incurred in connection with the transaction.
      The foregoing discussion of the factors considered by the Lynnwood board of directors is not intended to be exhaustive but includes all of the material factors considered by the board of directors. In reaching its determination to approve and recommend the merger, the Lynnwood board of directors did not assign any relative or specific weights to the factors considered in reaching that determination and individual directors may have given differing weights to different factors.
      After carefully evaluating the above factors, Lynnwood’s board of directors has determined that the merger is fair to and in the best interests of Lynnwood and its shareholders. Lynnwood’s board of directors unanimously recommends that Lynnwood shareholders vote FOR approval of the plan of merger.
Consideration to be Received in the Merger
      At the effective time of the merger, Sterling will issue 1,800,000 shares of Sterling common stock and $15,750,000 in cash for all outstanding shares of Lynnwood common stock. Lynnwood’s founder, Charles Ainslie and his wife, Lynette, will receive all of the cash and a portion of the Sterling common stock to be issued in the merger. All other Lynnwood shareholders will receive Sterling common stock only, except that a Lynnwood shareholder may receive cash in lieu of a fractional share of common stock of Sterling. The shares will be allocated so that each share of Lynnwood common stock receives the same value in the merger. Under the terms of the merger agreement, the value of the shares of Sterling common stock for purposes of this allocation will be the average closing price of Sterling common stock on the Nasdaq Stock Market for the twenty (20) trading days ending on (and inclusive of) the fifth business day immediately prior to the closing date of the merger. Except for the shares to be received by Charles and Lynette Ainslie, Dennis O’Leary and Donn Costa, which will have certain sale restrictions as described below in “The Merger Agreement — Shareholder Agreements,” the Sterling shares of common stock received by all other shareholders will be unrestricted publicly tradable shares.
      Following is an example that illustrates how the merger consideration will be allocated among the Lynnwood shareholders in a manner that provides the same consideration value for each share of Lynnwood common stock:

•	Assume the average closing price of Sterling common stock on the Nasdaq Stock Market for the twenty (20) trading days ending on (and inclusive of) the fifth business day immediately prior to the closing date of the merger is $25.00.

•	The aggregate merger consideration value to be received by all Lynnwood shareholders would be $60,750,000.00 ((1,800,000 x $25.00) + $15,750,000.00).

•	Assume that 1,038,921 shares of Lynnwood common stock are outstanding. The per share merger consideration value to be received by all Lynnwood shareholders would be $58.4741 ($60,750,000.00 ÷ 1,038,921).

•	Assume Charles and Lynnette Ainslie hold 551,198 Lynnwood Shares. Their consideration value would be $32,230,806.97 ($58.4741 x 551,198).

•	The value of the Sterling common stock to be received by Charles and Lynnette Ainslie would be $16,480,806.97 ($32,230,806.97 - $15,750,000.00).

•	The number of shares of Sterling common stock that they would receive would be 659,232.2788 shares of Sterling common stock ($16,480,806.97 ÷ $25.00).

•	The cash and stock to be received by Charles and Lynnette Ainslie therefore would be $15,750,000.00 in cash and 659,232.2788 shares of Sterling Common Stock.

•	The aggregate number of shares of Sterling common stock to be received by all other Lynnwood shareholders would be 1,140,767.7212 shares (1,800,000 - 659,232.2788).

•	Assume that all other Lynnwood shareholders hold 487,723 shares of Lynnwood Common Stock. Their per share consideration therefore would be 2.3390 shares of Sterling Common Stock for each share of Lynnwood Common Stock held by the Other Holders (1,140,767.7212 ÷ 487,723).

Conversion of Shares; Exchange of Certificates;
      As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing shares of Lynnwood common stock who surrenders such certificate, and upon receipt and acceptance of such certificate together with duly executed transmittal materials by American Stock Transfer & Trust Company, as exchange agent, shall be entitled to a certificate representing Sterling common stock and/or cash as merger consideration.
Reasons of Sterling for the Merger
      The merger will enable Sterling to expand and strengthen its community banking presence in the Pacific Northwest, in particular in the Puget Sound region. During its deliberation regarding the approval of the merger agreement, the board of directors of Sterling considered a number of factors, including, but not limited to, the following:

•	Lynnwood’s strong existing customer base and reputation for providing mortgage banking and financial services;

•	the compatibility of the merger with Sterling’s long-term community banking strategy;

•	Golf Savings Bank’s construction lending prowess along the I-5 corridor north of Seattle complements Sterling’s existing Puget Sound franchise;

•	the ability of the combined company to offer a broader array of products and services to Lynnwood’s customers;

•	Lynnwood’s financial performance would make the transaction immediately accretive to earnings;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Sterling management’s prior record of integrating acquired financial institutions.
      Sterling based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Lynnwood. Actual savings in some or all of these areas could be higher or lower than currently expected.
      In reaching its decision to approve the merger agreement, Sterling’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.
      The foregoing information and factors considered by Sterling’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Sterling’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Sterling’s board of directors may have given different weights to different factors. Sterling’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.
Regulatory Approvals Required for the Merger
      The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any restrictions or conditions that would have a material adverse effect on Sterling or any of its subsidiaries or reduce the benefit of the merger to Sterling to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement. Under the terms of the merger agreement, Sterling and Lynnwood have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.

      The merger of Sterling and Lynnwood is subject to prior approval by the Federal Reserve Board, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA. An application for approval of the merger with the FRB was filed on or about April 20, 2006. The acquisition of Golf Savings Bank and Golf Escrow Corporation is also subject to the receipt of prior approval from the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. An application with the FDIC was filed on or about April 20, 2006. An application with the WDFI was filed on or about April 20, 2006.
Material United States Federal Income Tax Considerations of the Merger
      The following is a discussion of the material U.S. federal income tax consequences of the merger to Lynnwood shareholders whose shares of Lynnwood common stock are exchanged solely for shares of Sterling common stock in the merger. This discussion addresses only Lynnwood shareholders who hold their shares of Lynnwood common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular Lynnwood shareholder in light of that shareholder’s individual circumstances or to a Lynnwood shareholder who is subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a shareholder who received his or her shares of Lynnwood common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a shareholder who may be subject to the alternative minimum tax provisions of the Code;

•	a shareholder whose functional currency is not the U.S. dollar;

•	a shareholder who exercises dissenters’ rights; and

•	a shareholder who holds Lynnwood common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.
      The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service, referred to as the IRS. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.
      Lynnwood shareholders should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.
      In the opinion of Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Williams, Kastner & Gibbs PLLC, counsel to Lynnwood, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Lynnwood will be a party to the reorganization within the meaning of Section 368(b) of the Code. The resulting tax consequences, subject to the reservations noted above, are as follows:

Exchange of Lynnwood Common Stock for Sterling Common Stock.

•	A Lynnwood shareholder who receives shares of Sterling common stock in exchange for shares of Lynnwood common stock will not recognize gain or loss as a result of the merger, except with respect to any cash received instead of fractional share interests in Sterling common stock;

•	the aggregate tax basis of the Sterling common stock received in the merger will be the same as the aggregate tax basis of the Lynnwood common stock for which it is exchanged, less any tax basis attributable to fractional share interests in Sterling common stock for which cash is received; and

•	the holding period of Sterling common stock received in exchange for shares of Lynnwood common stock will include the holding period of the Lynnwood common stock for which it is exchanged.
      Charles and Lynette Ainslie will be subject to different tax consequences as a result of their receipt of a portion of their consideration in cash. A description of these consequences follows:

Exchange of Lynnwood Common Stock for Sterling Common Stock and Cash.

•	A Lynnwood shareholder who receives part cash and part Sterling common stock in exchange for shares of Lynnwood common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received by the shareholder (excluding cash received in lieu of a fractional share, which would be taxed as discussed below) over that shareholder’s adjusted tax basis in the Lynnwood common stock exchanged in the merger or (2) the amount of cash received by the shareholder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•	the gain recognized by a Lynnwood shareholder in the merger generally will constitute capital gain, unless, as discussed below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of current and accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•	any capital gain recognized by a Lynnwood shareholder generally will constitute long-term capital gain (taxed at a maximum rate of 15% in the case of an individual) if the shareholder’s holding period for the Lynnwood common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of Sterling common stock received by a Lynnwood shareholder in exchange for Lynnwood common stock in the merger will be the same as the aggregate tax basis of the shareholder’s Lynnwood common stock exchanged therefor (less any tax basis attributable to a fractional share for which cash is received), decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of Sterling common stock received by a Lynnwood shareholder in the merger will include the holding period of the shareholder’s Lynnwood common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend.
      In general, the determination of whether gain recognized by a Lynnwood shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Lynnwood shareholder’s deemed percentage stock ownership interest in Sterling. For purposes of this determination, a Lynnwood shareholder will be treated as if the shareholder first exchanged all of its Lynnwood common stock solely for Sterling common stock (instead of the combination of Sterling common stock and cash actually received) and then Sterling immediately redeemed a portion of that Sterling common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Lynnwood shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”
      In general, the deemed redemption will be “substantially disproportionate” with respect to a Lynnwood shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Lynnwood shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Lynnwood shareholder’s deemed percentage stock ownership of Sterling common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Sterling that the Lynnwood shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Sterling and (2) the percentage of the outstanding voting stock of Sterling actually and constructively owned by the shareholder immediately after the deemed redemption by Sterling. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each Lynnwood shareholder should consult his or her own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share.
      To the extent that a Lynnwood shareholder receives cash in lieu of a fractional share of common stock of Sterling, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Lynnwood common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Lynnwood common stock is more than one year as of the date of the merger.

Backup Withholding.
      Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a Lynnwood shareholder: (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact; or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A Lynnwood shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.

Reporting Requirements.
      A Lynnwood shareholder will be required to retain records pertaining to the merger and will be required to file with such Lynnwood shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR LYNNWOOD SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. LYNNWOOD SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
Accounting Treatment
      The costs related to the merger are expected to be approximately $7.3 million and the merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Sterling’s consolidated financial statements, Sterling will establish a new accounting basis for Lynnwood’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Sterling will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Lynnwood as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Sterling will determine the fair value of Lynnwood’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger.
Interests of Certain Persons in the Merger
      In considering the recommendation of the Lynnwood board of directors, you should be aware that some members of Lynnwood management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of shareholders generally and that may create potential conflicts of interest. The Lynnwood board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Stock Ownership.
      At the date hereof, the directors, executive officers and principal shareholders (holders of at least 5%) of Lynnwood, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options) a total of 863,804 shares of Lynnwood common stock representing 81.22% of all outstanding shares of Lynnwood common stock and shares issuable under options to purchase Lynnwood common stock which would be immediately exercisable on the effective date of the merger. Charles and Lynette Ainslie own a total of 551,198 shares of Lynnwood stock representing 53.05% of all such outstanding shares. The directors and executive officers of Lynnwood will receive the same consideration in the merger for their shares as the other shareholders of Lynnwood, plus Sterling common stock with respect to their options, with the exception of Charles and Lynette Ainslie, who will receive $15,750,000 of their consideration in cash in addition to a number of shares of Sterling common stock such that the value per share received by them will be equivalent to the value per share received by all other Lynnwood shareholders.

Stock Options.
      At the effective date of the merger, Lynnwood options to purchase Lynnwood common stock held by Lynnwood employees will be converted into options to purchase Sterling common stock. As of the date of the merger agreement, two employees of Lynnwood held options to acquire a total of 34,662 shares of Lynnwood common stock. The options will become fully vested as a result of merger. If the Lynnwood employees exercise their options prior to the merger, their shares of Lynnwood common stock will be converted into shares of Sterling common stock on the same basis as other Lynnwood shareholders in the merger, but the shares issuable to the Lynnwood employees would be in addition to the 1,800,000 shares to be issued as merger consideration. The total value of stock payable with respect to such options (net of the exercise prices payable by the optionholders) is estimated at $883,540 based on an assumed Sterling common stock price of $25.00 per share.

Lynnwood Change in Control Obligations.
      Lynnwood is a party to an employment agreement with its chief executive officer, Charles J. Ainslie, which generally provides that in the event a change in control occurs (such as the merger) and Mr. Ainslie is terminated without cause or resigns after a material reduction in compensation or responsibility, a change in control payment in an amount equal to five years of Mr. Ainslie’s base salary will be paid to Mr. Ainslie within 30 days after termination or resignation following the change in control. Due to Mr. Ainslie’s significant experience and knowledge of Lynnwood’s and Golf Savings Bank’s business, Sterling wishes to retain Mr. Ainslie’s services as a consultant and Mr. Ainslie has agreed to forego any change in control payment that might become due to him in exchange for a five-year consulting agreement. At the effective time, Mr. Ainslie will become fully vested in the fees payable pursuant to the consulting agreement. The consulting fees payable to Mr. Ainslie under the consulting agreement are less than the payment Mr. Ainslie would have received under the change in control payment provisions of his Lynnwood employment agreement. The consulting agreement also contains a noncompete provision which lasts for the duration of the agreement; however, Sterling has agreed to allow Mr. Ainslie to participate in certain permitted activities in the context of a small construction and development lending business.
      Lynnwood is also a party to employment agreements with Donn C. Costa, Dennis V. O’Leary and Robert F. Fuller, which generally provide that in the event a change in control occurs, and they are terminated without cause or resign after a material reduction in compensation or responsibility, they would be entitled to receive in a lump sum a change in control payment in an amount equal to two times their base salary. Each of the employment agreements contains a noncompete provision of two years following termination of employment. Messrs. Costa, O’Leary and Fuller have each entered into new employment agreements with Sterling, which provide for their continued employment as of the effective time of the merger, such that the change in control payments under their agreements with Lynnwood will not be triggered. In lieu of any change in control payments, Sterling has agreed to contribute an aggregate total of $825,000 into a deferred compensation plan on behalf of Messrs. Costa, O’Leary and Fuller. It is expected that Messrs. Costa, O’Leary and Fuller will become fully vested in such deferred compensation plan 30 months from the closing date. If they are terminated by Sterling without cause or if they resign for good cause, the employment agreements provide for a severance payment equal to a multiple of two-times base salary. Mark Milan also has an employment agreement providing that in the event a change in control occurs and Mr. Milan’s employment is terminated without cause or Mr. Milan resigns after a material reduction in compensation or responsibility, Mr. Milan will receive a change in control payment equal to a multiple of one times base salary if such termination or resignation occurs within 36 months from the effective date of the merger or a multiple of one-half his base salary if such termination or resignation occurs between 37 months and 60 months after the effective date of the merger. Sterling anticipates that Mr. Milan will be employed by Sterling at a comparable salary and position of responsibility following the merger. Although it is contemplated that no change in control payment will be due, if all potential change in control obligations were paid upon completion of the merger (including Messrs. Ainslie, Costa, Fuller, O’Leary and Milan), the estimated cash payment would be approximately $7,479,500.

Nonqualified Deferred Compensation Plan.
      Golf Savings Bank maintains a nonqualified deferred compensation plan for a select group of management and highly compensated employees, which provides that all benefits thereunder will be distributed upon a change in control. The nonqualified deferred compensation plan provides that all benefits deferred thereunder shall be distributed upon the occurrence of a change in control. As of March 31, 2006, approximately $1,206,000 was accrued under the plan. The plan will be terminated in conjunction with the merger, and the entire balance in the plan will be distributed to the participants.

Employee Benefits.
      Sterling has agreed to provide those employees of Lynnwood who continue as employees of Sterling or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of Sterling and its subsidiaries.
Restrictions on Resales by Affiliates
      The shares of Sterling common stock to be issued to Lynnwood shareholders in the merger will be registered under the Securities Act of 1933, or the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Lynnwood. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Lynnwood directors, executive officers and major shareholders. Any subsequent transfer of Sterling common stock by an affiliate of Lynnwood must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.
Method of Effecting the Acquisition
      Sterling may at any time change the method of effecting the acquisition of Lynnwood and its subsidiaries. However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the common stock of Lynnwood, as provided for in the merger agreement; (ii) have a material adverse effect on the tax treatment of Lynnwood’s shareholders as a result of receiving the merger consideration; (iii) prevent or materially impede or delay completion of the transactions contemplated by the merger agreement; or (iv) otherwise be prejudicial to the interests of Lynnwood shareholders.
Effective Time
      The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Sterling and Lynnwood. Subject to applicable law, this date will be no later than the tenth day after the satisfaction or waiver of the latest to occur of: (a) receipt of all required regulatory approvals; or (b) the approval of the merger by the shareholders of Lynnwood; provided, however that in no event shall such date be earlier than July 5, 2006, with such date to be specified in writing by Sterling to Lynnwood at least five business days prior to such closing, or such other date, place and time as the parties may agree. Sterling and Lynnwood shall each use their reasonable best efforts to cause all conditions to the closing to be satisfied (unless waived) on or before June 27, 2006.
      We anticipate that the merger of Lynnwood with and into Sterling will be completed during the third quarter of 2006. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as November 30, 2006, after which Lynnwood or Sterling would need to mutually agree to extend the closing date of the merger. See the sections entitled “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Consummation of the Merger.”
Treatment of Options
      Lynnwood’s stock option plans provide for acceleration of vesting for outstanding options, effective upon shareholder approval of the merger. Upon approval of the principal terms of the merger at the special meeting of shareholders, any outstanding options, whether vested or unvested immediately prior to the special meeting of shareholders, will become fully vested and exercisable at the effective time. Prior to the effective time, any vested option holder exercising his or her options will thereafter participate in the merger on the same basis as other Lynnwood shareholders in the merger, but the Sterling shares issuable for shares issued on exercise of the Lynnwood options would be in addition to the 1,800,000 shares to be issued as merger consideration.
      At the effective time, Lynnwood’s stock options then outstanding will be converted into a fully vested option to acquire a number of shares of Sterling’s common stock equal to the product of (x) the number of shares of Lynnwood common stock subject to the stock option and (y) the Stock Consideration (as that term is defined in the merger agreement), at an exercise price per share equal to (A) the exercise price of the stock option divided by (B) the Stock Consideration.
Declaration and Payment of Dividends
      Holders of Lynnwood common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Sterling common stock into which their shares have been converted until they surrender their Lynnwood stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Lynnwood of shares of Lynnwood common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Lynnwood common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Sterling common stock.
No Fractional Shares
      No fractional shares of Sterling common stock will be issued to any shareholder of Lynnwood upon completion of the merger. For each fractional share that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction of a share of Sterling common stock which the holder would otherwise be entitled to receive, multiplied by the average closing price of Sterling common stock over a twenty trading-day period ending on the fifth business day prior to the closing of the merger. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.
      None of Sterling, Lynnwood, the exchange agent or any other person will be liable to any former shareholder of Lynnwood for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
      If a certificate for Lynnwood stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Sterling with respect to that lost certificate.
      For a description of Sterling common stock and a description of the differences between the rights of the holders of Lynnwood common stock compared to the rights of the holders of Sterling common stock, see the sections entitled “Description of Sterling Capital Stock” and “Comparison of Rights of Lynnwood Common Stock and Sterling Common Stock.”

THE MERGER AGREEMENT
      The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement by and between Sterling and Lynnwood, which is dated as of February 12, 2006. The merger agreement is attached as Appendix A to this proxy statement/ prospectus and is incorporated by reference herein.
Representations and Warranties
      The merger agreement contains substantially similar representations and warranties of Sterling and Lynnwood as to, among other things:

•	corporate organization and existence;

•	the corporate organization and existence of any subsidiaries;

•	capitalization;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	availability, accuracy and compliance with generally accepted accounting principles of financial reports, in the case of Lynnwood, and of reports and filings with the Securities and Exchange Commission, in the case of Sterling, and absence of material adverse effect since the date of the last amended financial statements;

•	absence of broker’s fees;

•	absence of certain changes or events;

•	payment of taxes and filing of tax returns;

•	compliance with applicable laws; and

•	tax treatment of the merger.
      In addition, the merger agreement contains further representations and warranties of Lynnwood as to, among other things:

•	absence of material litigation;

•	employee benefit matters;

•	validity of, and the absence of defaults under, certain material contracts;

•	regulatory agreements;

•	state takeover laws;

•	environmental matters;

•	allowances for losses;

•	properties and assets;

•	insurance coverage;

•	loans;

•	undisclosed material liabilities;

•	intellectual property rights;

•	indemnification

•	insiders’ interests; and

•	information to be contained in securities filings or other documents filed with governmental entities.
Conduct of Sterling Pending the Merger
      Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, Sterling has agreed that it will not:

•	take any action that will result in: Sterling’s representations and warranties set forth in the merger agreement being or becoming untrue; any of the conditions to the consummation of the merger not being satisfied; or, a violation of the merger agreement, except, in each case, as may be required by applicable law;

•	take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

•	take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the required regulatory approvals or otherwise materially adversely affect Sterling’s ability to consummate the transactions contemplated by the merger agreement; or

•	agree or commit to take any such prohibited action.
Conduct of Lynnwood Pending the Merger
      Prior to the effective time, except as expressly contemplated by the merger agreement, Lynnwood has agreed that it and each of its subsidiaries shall, among other things:

Ordinary Course of Business.

•	conduct business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay all debts, taxes and other obligations when due,

•	use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors, licensors, licensees, and other business contacts;

•	promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in the merger agreement not to be satisfied;

•	use its commercially reasonable efforts to assure that each of its contracts entered into after February 12, 2006 will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger, and to give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms; and

•	maintain each of its leased premises in accordance with the terms of the applicable lease.

      In addition, prior to the effective time, except as expressly contemplated by the merger agreement, Lynnwood has agreed that it shall not, and shall not permit its subsidiaries to, among other things:

Dividends and Capital Stock.

•	declare or pay any dividends on, or make other distributions in respect of, any capital stock, except cash dividends from Lynnwood subsidiaries to Lynnwood or to other Lynnwood subsidiaries, in conformity with past practice and applicable law;

•	split, combine or reclassify any shares of capital stock or issue, authorize or propose the issuance of any other securities for shares of its capital stock, except upon the exercise or fulfillment of options issued and outstanding as of February 12, 2006 pursuant to the Lynnwood Stock Option Plan;

•	repurchase, redeem or otherwise acquire any shares of the capital stock of Lynnwood or Golf Savings Bank, or any securities convertible into or exercisable for any shares of the capital stock of Lynnwood or Golf Savings Bank; or

•	issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Lynnwood common stock pursuant to stock options or similar rights to acquire Lynnwood common stock granted pursuant to the Lynnwood Stock Option Plan and outstanding prior to February 12, 2006.

Amendments to Governing Documents.

•	amend its articles of incorporation, bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive.

Capital Expenditures.

•	make capital expenditures aggregating in excess of $35,000, except as provided in the merger agreement.

Other Business.

•	enter into any new line of business;

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business; and

•	make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices.

Representations and Warranties.

•	take any action that is intended or may reasonably be expected to result in: any of its representations and warranties set forth in the merger agreement being or becoming untrue; any of the conditions to the merger not being satisfied; or a violation of any provision of the merger agreement, except, in each case as may be required by applicable law.

Accounting Methods.

•	change its methods of accounting in effect at September 30, 2005 except as required by changes in GAAP or regulatory accounting principles as concurred to by Lynnwood’s independent auditors.

Compensation and Benefits.

•	except as required by applicable law or the merger agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any benefit plan or any agreement, arrangement, plan or policy between Lynnwood or Golf Savings Bank and one or more of its current or former directors, officers or employees;

•	other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change in control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as on February 12, 2006;

•	enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change in control or severance agreement;

•	hire any new employee at an annual compensation in excess of $65,000;

•	pay aggregate expenses of more than $3,000 of employees or directors who attend conventions or similar meetings after the date of the merger agreement;

•	promote any employee to a rank of vice president or more senior; or

•	except as provided in the merger agreement, pay any retention or other bonuses in excess of $25,000 to any employees.

Indebtedness.

•	incur any indebtedness, with a term greater than one year, for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business;

•	sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any governmental entity, except as provided in the merger agreement; and

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business.

Loans.

•	make any new loans to, modify the terms of any existing loan to, or engage in any other transactions with, any officer, director or greater than five-percent shareholder of Lynnwood or Golf Savings Bank (or any of their affiliates), or to or with any of their employees, other than loans to employees that are in the ordinary course of business and that are qualified to be sold in the secondary market; and

•	purchase or originate: (a) any loans except in accordance with existing Golf Savings Bank lending policies; (b) unsecured consumer loans in excess of $50,000; (c) residential permanent or construction loans in excess of $2,000,000; (d) non-mortgage commercial loans in excess of $250,000; or (e) income property (permanent and construction) loans, excluding multi-family, in excess of $750,000, except in each case, as provided in the merger agreement.

Investments.

•	make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase;

•	sell any “held for investment” loans or servicing rights related thereto or purchase any mortgage loan servicing rights; or

•	take or omit to take any other action that would have a material adverse effect on, or materially delay, the ability of Lynnwood and Sterling to obtain any required regulatory approvals or otherwise have a material adverse effect on Lynnwood’s and Golf Savings Bank’s ability to consummate the transactions contemplated by the merger agreement.

Commitments.

•	take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the required regulatory approvals or otherwise materially adversely affect Sterling’s or Sterling Savings Bank’s ability to consummate the transactions contemplated by the merger agreement.

Prior Shareholder Agreements.

•	cause its prior agreements with shareholders to be terminated, effective as of the effective time, in accordance with their respective terms, and cause the shareholders who are parties to prior shareholder agreements to waive all of their respective rights thereunder, effective as of the effective time.

Benefit Plans.

•	use its reasonable best efforts to (i) merge the Golf Savings Bank 401(k) Plan into Sterling’s 401(k) Plan and (ii) terminate or withdraw from the Golf Savings Bank Deferred Compensation Plan and the Golf Savings Bank Benefits Plan, and all other plans, except for the Golf Savings Bank 401(k) Plan and the Lynnwood Stock Option Plan, at or as soon as reasonably practicable after the effective time, in accordance with the applicable plan documents and laws; unless Sterling chooses to merge one or more of the plans into a corresponding Sterling plan.
Additional Covenants
      Lynnwood and Sterling have agreed to:

•	promptly cause a registration statement and applicable state filings for the merger to be prepared and filed with the SEC and to use their reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the filing thereof. The parties have also agreed to cooperate in responding to any questions or comments from the SEC and in amending the registration statement and such filings as necessary;

•	cooperate and consult with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to keep the other apprised of the status of matters relating to such transactions;

•	furnish each other all information concerning each other and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement, this proxy statement/ prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or Lynnwood to any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed;

•	use reasonable efforts to have the merger qualify as a “reorganization” under section 368(a) of the Internal Revenue Code, or the Code;

•	pursuant to a Confidentiality Agreement dated November 17, 2005, keep confidential information they provide each other pursuant to the merger agreement;

•	use their reasonable best efforts (a) to comply with all legal requirements which may be imposed on them with respect to the merger; and (b) obtain (and cooperate with each other to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained in connection with the merger;

•	promptly advise each other of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on us or cause or constitute a material breach of any of its representations, warranties or covenants contained herein; and

•	promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings, or the institution or the threat of litigation involving either of them or any of their subsidiaries.

      Lynnwood and Sterling also agree that:

•	Sterling may elect to modify the structure of the transactions contemplated by the merger agreement so long as: (i) there are no material adverse consequences to Lynnwood, Lynnwood’s directors or the Lynnwood shareholders; (ii) the consideration paid to Lynnwood’s shareholders is not changed or reduced; and (iii) such modification will not delay or jeopardize receipt of any required regulatory approvals.
      Lynnwood has further agreed to:

•	accord to the representatives of Sterling, access, during normal business hours throughout the period prior to the effective time, to all of its and its subsidiaries’ properties, books, contracts, commitments and records and, during such period, and to give Sterling notice of all meetings of its board of directors and any committees thereof, and of any management committees, so that a Sterling representative may attend such meeting if Sterling chooses;

•	take all steps necessary to duly call, give notice of, convene and hold a special meeting of shareholders within 40 days after this proxy statement/ prospectus becomes effective for the purpose of voting upon the adoption or approval of the merger agreement and the merger, and that the board of directors of Lynnwood shall recommend approval of the merger unless a change of recommendation is permitted as provided in the merger agreement;

•	provide to Sterling the audited consolidated balance sheet of Lynnwood and its subsidiaries as of the end of Lynnwood’s fiscal year and each month and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the relevant periods;

•	take any further action that is necessary or desirable to effect the purposes of the merger, or to vest Sterling with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger;

•	cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Lynnwood;

•	provide to Sterling an estimate of the expenses Lynnwood expects to incur in connection with the merger, and to keep Sterling reasonably informed of material changes in such estimate.
      Sterling has further agreed that it or its subsidiaries, as appropriate, will:

•	afford to the representatives of Lynnwood such access, during normal business hours during the period prior to the effective time, to Sterling’s representatives as Lynnwood shall reasonably request, and shall make available to Lynnwood a copy of each report, schedule, and other document filed by it (including by its subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws;

•	use its reasonable best efforts to cause Sterling’s shares of common stock to be issued pursuant to the merger agreement to be approved for quotation on Nasdaq prior to or at the effective time;

•	credit employees of Lynnwood or any Lynnwood subsidiary with periods of service with Lynnwood or the applicable Lynnwood subsidiary before the effective time as if such service had been with Sterling or a Sterling subsidiary, as applicable;

•	give credit to employees of Lynnwood and its subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable subsidiary, equal to the credit that any such employee had received as of the effective time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Lynnwood and its subsidiaries;

•	provide each employee of Lynnwood and its subsidiaries with credit for any co-payment and deductibles paid prior to the effective time in satisfying any deductible or out-of-pocket requirements;

•	allow each employee of Lynnwood and its subsidiaries to have credit for all unused sick leave as of the effective time;

•	provide coverage for all pre-existing conditions that were covered under any welfare plan of Lynnwood or the applicable Lynnwood subsidiary;

•	give Lynnwood employees credit for prior service for vacation accruals after the effective time;

•	provide severance benefits to those employees of Lynnwood and its subsidiaries whose employment is involuntarily terminated without cause at or within 180 days of the effective time unless such employees are entitled to receive severance payments under employment or similar agreements;

•	indemnify and hold harmless the officers, directors and employees of Lynnwood and its subsidiaries for any liabilities incurred in connection with any matters arising prior to the merger out of their service as an officer, director or employee of Lynnwood or its subsidiaries or the merger agreement for a period of six years after the merger; and

•	obtain the release of Charles and Lynnette Ainslie from all personal guarantees of, and all personal liability under or for, extensions of credit for which Lynnwood or its subsidiaries is the borrower.
Conditions to Consummation of the Merger
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the principal terms of the merger by two-thirds of all outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie;

•	approval for quotation on Nasdaq of the shares of Sterling common stock that are to be issued to Lynnwood shareholders upon completion of the merger;

•	receipt of required regulatory approvals for the merger and the related transactions and the expiration of all statutory waiting periods in respect thereof;

•	effectiveness of the registration statement, of which this proxy statement/ prospectus forms a part, under the Securities Act, with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated by the SEC and not withdrawn;

•	absence of any order, injunction or decree issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the effective time, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the closing date, as defined in the merger agreement, and, to the extent representations and warranties speak as of some other date, then those representations and warranties shall be true and correct as of such date, provided, however, that the representations and warranties will be deemed to be true and correct, unless the failure or failures of the representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company;

•	performance by each party in all material respects of all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date; and

•	absence of any material adverse change in the other party, whether or not resulting from a breach in any representation, warranty or covenant contained in the merger agreement and the receipt by each party of a certificate to that effect from the designated executive officers of the other party.
      Sterling’s obligation to effect the merger is also subject to satisfaction, or waiver, of the following conditions:

•	The merger agreement and the merger shall have been duly and validly approved and adopted, as required by the WBCA and Lynnwood’s Articles of Incorporation and Bylaws, each as currently in effect, and by the valid and affirmative vote or written consent of at least two-thirds of the outstanding shares of Lynnwood common stock not held by Charles and Lynette Ainslie;

•	Receipt by Sterling of voting agreements from Charles Ainslie, Donn Costa and Dennis O’Leary, which were executed concurrently with the merger agreement;

•	Receipt by Sterling of shareholder agreements from each of Charles Ainslie, Donn Costa and Dennis O’Leary, which were executed concurrently with the merger agreement, restricting the transferability of the Sterling common stock following the merger, and no action shall have been taken by any such individual to rescind such shareholder agreement;

•	Sterling shall have entered into employment agreements with individuals specified in the merger agreement, which were executed concurrently with the merger agreement, and as of the closing date, each of such individuals shall have remained continuously employed with Lynnwood or its subsidiaries and no action shall have been taken by any such individual to rescind such employment agreement;

•	Charles Ainslie shall have entered into an amendment to his employment agreement with Lynnwood, terminating such agreement immediately prior to the effective time, and shall have entered into a consulting agreement with Sterling, both of which were executed concurrently with the merger agreement, and no action shall have been taken by Mr. Ainslie to rescind such agreements; and

•	Sterling shall have received resignations from each director of Lynnwood and each of its subsidiaries.

      We cannot assure you if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before November 30, 2006, either Sterling or Lynnwood may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.
Nonsolicitation
      Under the terms of the merger agreement, Lynnwood has agreed that it shall not authorize or permit its officers, directors, employees, agents, advisors and affiliates to, and that it shall direct the employees, agents and representatives of its subsidiaries to not, directly or indirectly solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Lynnwood has agreed that it shall not, and that it shall direct the employees, agents and representatives of its subsidiaries to not, negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless Lynnwood’s board of directors determines in good faith that (i) the takeover proposal, if consummated, would result in a transaction more favorable to holders of Lynnwood common stock than the merger, and (ii) considering the advice of counsel, it has a fiduciary duty to act on the competing proposal.
Termination of the Merger Agreement
      Lynnwood and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Lynnwood have voted to approve the principal terms of the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	any governmental entity which must grant a required regulatory approval has denied such approval and such denial has become final and nonappealable;

•	any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless such denial or order shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	failure to complete the merger by November 30, 2006, unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement (i) to perform or observe the covenants and agreements of such party or (ii) to fulfill the other party’s conditions to closing, in each case as set forth herein;

•	if the merger has not occurred by the closing date, and the conditions to closing to be performed by the other party have not been satisfied or waived, and the party seeking to terminate (A) is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (B) has not failed to materially satisfy the other party’s conditions to closing (that have not been waived) due to be performed or satisfied as of the date of the event giving rise to the right to terminate;

•	if the other party shall have materially breached (i) any of the covenants, agreements, representations or warranties contained in the merger agreement and such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of Lynnwood contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the vote required under the WBCA at the Lynnwood special meeting, unless such failure was caused by Lynnwood or a party to a voting agreement as provided by the merger agreement.

      Sterling, without the consent of Lynnwood, can terminate:

•	if: (i) the board of directors of Lynnwood shall have failed to recommend to its shareholders the approval of the merger, or shall have changed, or publicly announced its intention to change such recommendation, or (ii) Lynnwood shall have breached its covenant not to solicit other acquisition proposals;
      Lynnwood, without the consent of Sterling, can terminate:

•	if the average closing price of Sterling’s common stock during a specified period just prior to the closing date is less than $22.56 per share and the Sterling common stock price has also declined from a price of $26.54 per share, the average closing price of Sterling common stock on the Nasdaq National Market for the twenty (20) trading days ending on (and inclusive of) February 10, 2006, by 15% or more relative to a weighted average index of a certain group of financial institution holding companies. Sterling, however, will then have the option to avoid the termination by increasing the consideration paid to Lynnwood shareholders, as provided in the merger agreement.
Waiver and Amendment to the Merger Agreement
      At any time prior to the effective time, Sterling and Lynnwood, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, waive compliance with any provision in the merger agreement that benefits the waiving party. Any agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
Termination Fee
      Sterling and Lynnwood have agreed to pay termination fees in certain events.

•	Lynnwood must pay Sterling a termination fee of $2.5 million if Sterling terminates the merger agreement and elects to receive such fee as a result of: (i) the Lynnwood shareholders failing to approve the merger; (ii) the Lynnwood board of directors failing to recommend the approval of the merger or changing, or publicly announcing its intention to change such recommendation; or (iii) Lynnwood breaching its covenant not to solicit other acquisition proposals;

•	Lynnwood must pay Sterling a termination fee of $1.0 million if Sterling terminates the merger agreement and elects to receive such fee as a result of Lynnwood (i) failing to perform its closing conditions by the closing date or (ii) materially breaching any of the covenants, agreements, representations or warranties it made in the merger agreement, and such breach is not cured within 30 days following written notice to Lynnwood, or which breach, by its nature, cannot be cured prior to the closing date; and

•	Sterling must pay Lynnwood a termination fee of $1.0 million if Lynnwood terminates the merger agreement and elects to receive such fee as a result of Sterling (i) failing to perform its closing conditions by the closing date or (ii) materially breaching any of the covenants, agreements, representations or warranties it made in the merger agreement, and such breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date.

Nasdaq Listing
      The approval for quotation on Nasdaq of the shares of Sterling common stock to be issued in the merger is a condition to the parties’ obligation to complete the merger.
Expenses
      The merger agreement provides that, unless specifically provided otherwise, each of Sterling and Lynnwood will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.
Voting Agreements
      Charles J. Ainslie, in his capacity as a shareholder of Lynnwood, has separately entered into a voting agreement with Sterling in which he has agreed to vote all shares of Lynnwood common stock that he owned or exercised voting power over as of the record date of the Lynnwood special meeting, in favor of the approval and adoption of the merger agreement and the approval of the merger and the other actions contemplated by the merger agreement. As of the record date, he owned, in the aggregate, 551,198 shares of the common stock of Lynnwood, allowing him to exercise approximately 53.05% of the voting power of Lynnwood common stock. In addition, Donn J. Costa and Dennis V. O’Leary in their capacities as shareholders of Lynnwood, have separately entered into voting agreements with Sterling in which they have each agreed to vote 60,000 shares of Lynnwood common stock, representing approximately 11.55% of the voting power of Lynnwood common stock, that they owned or exercised voting power over as of the record date of the Lynnwood special meeting, in favor of the approval and adoption of the merger agreement and the approval of the merger and the other actions contemplated by the merger agreement.
Shareholder Agreements
      Charles J. Ainslie, in his capacity as a shareholder of Lynnwood, has separately entered into a shareholder agreement with Sterling in which he has agreed to certain restrictions on the transferability of the shares of Sterling common stock that he is to receive in the merger. These restrictions include, among others, his agreement not to transfer any shares of Sterling common stock prior to the later of November 15, 2006 or the effective time of the merger, and that for a period of two years after the merger he will transfer no more than 10% of his shares of Sterling common stock in any calendar quarter.
      In addition, Donn J. Costa and Dennis V. O’Leary, in their capacities as shareholders of Lynnwood, have separately entered into shareholder agreements with Sterling in which they have each agreed to certain restrictions on the transferability of the shares of Sterling common stock that they are to receive in the merger. These restrictions include, among others, their agreement not to transfer any shares of Sterling common stock until three days after Sterling’s earnings for the quarter during which the merger occurs are reported and that for a period of two years after the merger they will transfer no more than 15% of their shares of Sterling common stock in any calendar quarter.

INFORMATION ABOUT LYNNWOOD
      Lynnwood is a Washington corporation registered as a unitary thrift savings and loan holding company under the Home Owners Loan Act of 1994. Lynnwood was formed in November 1999 for the purpose of becoming the holding company for Golf Savings Bank and Golf Escrow Corporation. Lynnwood is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, Golf Savings Bank, Golf Escrow Corporation, Lynnwood Statutory Trust I and Lynnwood Statutory Trust II. Lynnwood’s operating business activities are conducted by and through Golf Savings Bank and Golf Escrow Corporation.
      Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is residential mortgage origination of single-family permanent loans and residential construction financing. Golf Savings Bank’s primary market area is the greater Puget Sound area of Washington State and its business is conducted from its headquarters in Mountlake Terrace, Washington. Golf Savings Bank originates loans through a mortgage origination office in Kennewick, Washington, as well as eight retail mortgage loan production offices, throughout the Puget Sound area. Golf Escrow Corporation offers a full range of escrow closing services from two locations, one in Mountlake Terrace and one in the Northgate area of Seattle.
      Lynnwood Statutory Trust I is a Connecticut statutory trust formed to facilitate the issuance of approximately $9,000,000 in trust preferred securities, and Lynnwood Statutory Trust II is a Delaware statutory trust formed to facilitate the issuance of $10,000,000 of trust preferred securities. The proceeds generated by the trust preferred offerings were distributed to Golf Savings Bank for use as regulatory capital.
      As of December 31, 2005, Lynnwood had total assets of approximately $497.4 million, total net loans receivable of approximately $428.7 million, total deposits of approximately $417.7 million and shareholders’ equity of approximately $34.8 million.
Business of Lynnwood
      In June of 2000, Lynnwood Mortgage Corporation, a successful residential mortgage company headquartered in Mountlake Terrace Washington, and owned by Charles and Lynette Ainslie, received all necessary regulatory approval to convert to a Washington State stock savings bank. At the same time, Lynnwood, a Washington corporation formed in November 1999 in anticipation of the bank conversion, received approval to become a savings and loan holding company pursuant to the Home Owners Loan Act of 1994. As a part of the bank conversion transaction, Lynnwood Mortgage Corporation reorganized as Golf Savings Bank and became a wholly owned subsidiary of Lynnwood Financial Corporation. Golf Escrow Corporation, which provides escrow services for residential real estate closings, and had been a wholly owned subsidiary of Lynnwood Mortgage Corporation, also became a wholly owned subsidiary of Lynnwood as part of the conversion transaction. In connection with the bank conversion process, Lynnwood sold approximately 200,000 shares of its common stock to qualified investors raising approximately $3,500,000 in capital. Most of the original subscribers of the initial private stock offering continue to be shareholders of Lynnwood.
      Golf Savings Bank originates financing to a broad range of consumers offering home mortgages that are sold in the secondary market or brokers home mortgage loans. Golf Savings Bank also provides loans to predominately small and mid sized residential builders and loans to predominately small to mid sized commercial real estate investors. Both in-house and brokered single family permanent mortgages are offered by Golf Savings Bank. Approximately 99% of in-house mortgage loans are sold to the secondary market. In addition to mortgage lending, Golf Savings Bank has a strong presence in the residential construction lending market.
      Golf Savings Bank also has an emerging commercial real estate division providing financing for construction on both a full-term and intermediate-term basis. Golf Savings Bank’s deposit mix is 40% retail certificates of deposit and 48% certificates of deposit purchased in the national market and the balance is in interest-bearing accounts, savings accounts, and money market accounts. Golf Savings Bank operates eight retail mortgage loan production offices located throughout the Puget Sound region, one loan production office in the Tri-Cities, one retail depository located in Mountlake Terrace, and residential and commercial real estate lending divisions located at its Mountlake Terrace headquarters. Deposit services are offered through the Mountlake Terrace branch, as well as through the mail and on-line.
Lending Products and Services
      Residential Mortgage products. Golf Savings Bank offers a broad array of residential mortgage products. Terms and rates vary widely, depending on consumer preference and secondary market considerations. Primary risks to these types of loans are falling real estate values and general economic downturns which affect employment levels.
      Residential construction loans. Terms of residential construction loans are generally nine to fifteen months. These loans are secured by first deed of trust positions. The loans are generally prime-based. The credit risks include builder performance, falling real estate values, and the marketability of the finished product.
      Commercial real estate loans. These loans include various types of loans for which Golf Savings Bank holds real property as collateral. These include owner-occupied real estate loans, real estate investment loans, real estate development loans and commercial construction loans. Terms vary depending upon many factors, including location, type of project and financial condition of the borrower. The primary risks of commercial real estate loans include the borrower’s inability to pay and deterioration in value of real estate that is held as collateral.
      The board of directors of Golf Savings Bank and Lynnwood have approved specific lending policies and procedures for the companies and is responsible for implementation of the policies. The lending policies and procedures include guidelines for loan term, loan-to-value ratios, collateral appraisals and interest rates. The loan policies also vest varying levels of loan authority in management and Golf Savings Bank’s board of directors. Management of the companies monitors lending activities through monthly reporting and periodic review of loans.
Deposit Products and Services
      Golf Savings Bank also offers a range of personal and commercial banking services, including the following: checking accounts, checking accounts with interest, savings accounts, money market accounts, various types of certificates of deposit, NOW accounts, Individual Retirement Accounts, internet banking, direct deposit, night deposit and ATM cards. The transaction accounts and certificates of deposit are tailored to Golf Savings Bank’s primary market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC to the maximum amount permitted by law.
Competition
      Golf Savings Bank faces a high degree of competition because there are numerous small banks and several larger national and regional financial banking groups in the same market. Golf Savings Bank also competes with mortgage companies, savings and loan associations, credit unions, and other financial service providers. Many of these competitors have capital resources and legal lending limits substantially in excess of Lynnwood’s capital resources and legal lending limits.
      Golf Savings Bank competes for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates, loan fees and office locations.
      Golf Savings Bank actively solicits deposit customers and competes by offering them high quality customer service and a complete product line. Golf Savings Bank believes its personalized customer service, competitive rates, and community banking philosophy enable it to compete effectively in its market area.

      The adoption of the Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act) eliminated many of the barriers to affiliation among providers of financial services and further opened the door to business combinations involving banks, insurance companies, securities or brokerage firms, and others. This regulatory change has led to further consolidation in the financial services industry and the creation of financial conglomerates which frequently offer multiple financial services, including deposit services, brokerage and others. When combined with technological developments such as the Internet that have reduced barriers to entry faced by companies physically located outside Golf Savings Bank’s market area, changes in the market have resulted in increased competition and can be expected to result in further increases in competition in the future.
Facilities
      Lynnwood, Golf Savings Bank and Golf Escrow Corporation are headquartered in Mountlake Terrace, Washington. A banking facility, the commercial real estate division, the construction lending division and all corporate functions are housed in the headquarters location. Golf Savings Bank also has eight mortgage loan production offices.
      The following is a summary of selected information about the facilities:

		Date of	Lease/
Location	SF	Lease	Own

6505 218th St SW, Mountlake Terrace, WA 98043	20,400	06/05/01	Lease
3312 Rosedale Street NW #203, Gig Harbor, WA 98335	1,895	01/10/05	Lease
11871 Silverdale Way NW Ste 111, Silverdale, WA 98383	2,545	03/23/04	Lease
115 NE 100th Ste 110, Seattle, WA 98125	5,087	02/26/01	Lease
1730 Minor Ste 1100, Seattle, WA 98101	6,280	09/17/04	Lease
410 Neel #A Kennewick, WA 98336	2,000	06/21/01	Lease
10230 NE Pointe Dr. Suite 530, Kirkland, WA 98033	7,966	10/01/03	Lease
6100 219th St SW #480 and #440, Mountlake Terrace, WA 98043	11,132	05/09/03	Lease
Employees
      As of December 31, 2005 Lynnwood had 254 employees. None of the employees are covered by a collective bargaining agreement. Management considers its relationship with employees to be satisfactory.
Legal Proceedings
      From time to time, Lynnwood and/or its subsidiaries may be a party to routine litigation incidental to their businesses. Neither Lynnwood nor any of its subsidiaries is a party to any litigation, the adverse determination of which would be likely to have a material adverse effect upon their business operations or assets.

Lynnwood’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion and analysis describes the financial condition and changes to financial condition and results of operations for Lynnwood and its subsidiaries for the years ended December 31, 2005, 2004 and 2003. It should be read in conjunction with Lynnwood’s audited financial statements and notes thereto, and the other financial information appearing elsewhere in this joint proxy statement/ prospectus.
Selected Quarterly Financial Data
(Unaudited)
(Dollars in thousands)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Year Ended December 31, 2005
Interest income	$7,712	$10,004	$11,727	$12,919	$42,362
Interest expense	(2,021)	(2,817)	(3,785)	(4,174)	(12,797)

Net interest income	5,691	7,187	7,942	8,745	29,565
Provision for loan losses	(210)	(220)	(223)	(243)	(896)

Net interest income after provision for loan losses	5,481	6,967	7,719	8,502	28,669
Non-interest income	4,399	5,561	6,607	5,200	21,767
Non-interest expense	(7,086)	(8,736)	(10,162)	(10,255)	(36,239)

Income before provision for income taxes	2,794	3,792	4,164	3,447	14,197
Provision for income taxes	(761)	(1,328)	(1,453)	(1,191)	(4,733)

Net income	$2,033	$2,464	$2,711	$2,256	$9,464

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Year Ended December 31, 2004
Interest income	$4,641	$5,454	$6,016	$6,727	$22,838
Interest expense	(860)	(946)	(1,250)	(1,514)	(4,570)

Net interest income	3,781	4,508	4,766	5,213	18,268
Provision for loan losses	(15)	(32)	(135)	(715)	(897)

Net interest income after provision for loan losses	3,766	4,476	4,631	4,498	17,371
Non-interest income	3,833	5,366	4,483	5,094	18,776
Non-interest expense	(5,829)	(6,965)	(6,775)	(7,749)	(27,318)

Income before provision for income taxes	1,770	2,877	2,339	1,843	8,829
Provision for income taxes	(619)	(365)	(856)	(643)	(2,483)

Net income	$1,151	$2,512	$1,483	$1,200	$6,346

Critical Accounting Policies
      Lynnwood’s accounting policies are integral to understanding the financial results reported. Lynnwood’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. Lynnwood has established detailed policies and control procedures that are intended to ensure that valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of Lynnwood’s current critical accounting policies involving significant management valuation judgments.

Allowance for Loan Losses.
      The allowance for loan losses represents Lynnwood’s best estimate of the probable losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries.
      Lynnwood evaluates its allowance for loan losses on a quarterly basis. Lynnwood believes that the allowance for loan losses is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectibility of the loans, including current economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans. For a discussion of the allowance and our methodology, see the section entitled “Credit Risk Management and Allowance for Loan Losses.”
      Like all financial institutions, Lynnwood maintains an allowance for loan losses based on a number of quantitative and qualitative factors, including levels and trends of past due and non-accrual loans, asset classifications, loan grades, change in volume and mix of loans, collateral value, historical loss experience, peer group loss experience, size and complexity of individual credits and economic conditions. Provisions for loan losses are provided on both a specific and general basis. Specific allowances are provided for impaired credits for which the expected/anticipated loss is measurable. General valuation allowances are based on a portfolio segmentation based on risk grading, with a further evaluation of various quantitative and qualitative factors noted above.
      Lynnwood closely examines each credit graded “Special Mention” and below to individually assess the appropriate loan loss reserve for the particular credit. Lynnwood periodically reviews the assumptions and formulas by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowances in light of the current status of the factors described above.
      Although Lynnwood believes the levels of the allowance as of December 31, 2005 and 2004, were adequate to absorb probable losses in the loan portfolio, a decline in local economic, or other factors, could result in increasing losses that cannot be reasonably predicted at this time.

Income Recognition.
      Lynnwood recognizes interest income by methods that conform to general accounting practices within the banking industry. In the event management believes collection of all or a portion of contractual interest on a loan has become doubtful, which generally occurs after the loan is 90 days past due, Lynnwood discontinues the accrual of interest, and any previously accrued interest recognized in income deemed uncollectible is reversed. Interest received on nonperforming loans is included in income only if principal recovery is reasonably assured. A nonperforming loan is restored to accrual status when it is brought current, has performed in accordance with contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt. Mortgage broker fees are recognized upon receipt based upon the broker’s loan settlement date. Service release premiums and gains on sale of loans are recognized at the date of settlement and based on the difference between the selling price and the carrying value of the related loans and servicing asset sold.

Mortgage Banking Activities.
      Mortgage loans originated and intended for sale in the secondary market are reported as loans held for sale and are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Income Taxes.
      Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax basis of assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Golf Savings Bank and Golf Escrow Corporation provide for income taxes on a separate basis and remit amounts currently due to Lynnwood.
Results of Operations

For the years ended December 31, 2005 and December 31, 2004.
      For the year ended December 31, 2005, Lynnwood had net income of $9.46 million or $9.38 per share of common stock, compared to net income of $6.35 million or $7.36 per share of common stock for the year ended December 31, 2004. Lynnwood’s annualized returns on average assets and average equity for 2005 were 2.35% and 30.73% compared to 2.66% and 25.87% for 2004.
      Interest income totaled $42.36 million in 2005, compared to $22.84 million in 2004, an increase of 85.5%. Lynnwood enjoyed 75% growth in average outstanding loans, which was the primary driver of interest income. Lynnwood also had a growing percentage of prime-plus based residential construction loans compared to fixed-rate mortgages in 2005, a year in which the rates for long-term mortgages did not rise as high as the rates for short-term mortgages. Residential construction fees are a large driver of interest income. These fees totaled $6.07 million in 2005, a 41% increase over 2004. Also, origination fees on single-family permanent loans were $6.92 million in 2005, a 46% increase over 2004.
      Interest expense was 180% higher in 2005 compared to 2004, totaling $12.8 million and $4.57 million, respectively. Both funding cost and volume contributed to the increase. Rising rates in the short end of the market drove up deposit and borrowing rates. Deposit volume increased in support of asset growth and was focused primarily in time deposits. Additionally, there was more reliance on bank lines and a new trust preferred offering to fund growth. Net interest income before provision for credit losses totaled $29.6 million in 2005 and $18.27 million in 2004, a 62% increase. Net interest spread was 7.06% compared to 7.60% for 2005 and 2004, respectively.
      The provision for loan losses for 2005 and 2004 totaled $896,000 and $897,000 respectively. No additional credits were deemed uncollectible, reflecting continued high credit quality. Net interest income after loan loss provision totaled $28.67 million in 2005 and $17.37 million in 2004.
      Non-interest income rose 15.9% to $21.77 million in 2005, compared to $18.78 million for 2004. Mortgage origination volume was the primary driver, as Lynnwood closed a company record $1.2 billion in broker and in-house mortgages, up 31% from the prior year of $928 million.
      A breakdown of non-interest income components is shown below:

	2005	2004

	(Dollars in thousands)
Loan brokerage fees and servicing release premiums	$13,346	$12,726
Gain on loan sales	5,795	3,821
Escrow	1,818	1,577
Other	808	652

Total non-interest income	$21,767	$18,776

Total loans originated and brokered	$1,215,000	$928,000
      Golf Escrow Corporation also enjoyed a 15.3% increase in closing volume for 2005. Much of Golf Escrow Corporation’s volume is driven by referrals from Golf Savings Bank’s loan production staff.
      Salaries and employee benefits for Lynnwood and its subsidiaries rose 33.4% to $26.77 million in 2005, compared to $20.06 million during the same period in 2004. The increase was driven primarily by mortgage and commercial real estate volume, as commissions and incentive pay are volume based. Additionally, staffing increased to support asset growth, with headcount rising 10.4% to 254 employees.

      Occupancy and equipment expenses rose by 26% to $2.84 million in 2005, compared with $2.25 million in 2004. This reflects a full year of rent at the Seattle loan production office and the lease of additional new space at the Mountlake Terrace mortgage loan production office.
      In 2005, other operating expenses totaled $6.63 million, compared with $5.0 million in 2004, a 32.6% increase. This increase is in line with asset growth and mortgage volume increases.

For the years ended December 31, 2004 and December 31, 2003.
      For the year ended December 31, 2004, Lynnwood had net income of $6.35 million or $7.36 per share of common stock, compared to net income of $7.19 million or $9.53 per share of common stock for the year ending December 31, 2003. Lynnwood’s annualized returns on average assets and average equity for 2004 were 2.66% and 25.87% compared to 3.63% and 35.95% for 2003.
      Interest income totaled $22.84 million in 2004, compared to $22.30 million in 2003, an increase of 2.44%. Lynnwood enjoyed 20.66% growth in average outstanding loans, which was the primary driver of interest income. Lynnwood also had a growing percentage of prime-plus based residential construction loans compared to fixed-rate mortgages in 2003. Residential construction fees are a large driver of interest income. These fees totaled $4.30 million in 2004, a 34.32% increase over 2003. An off-setting affect on interest income growth was origination fees on single-family permanent loans. These fees were $4.74 million in 2004, a 35.27% decrease from 2003.
      Interest expense was 12.62% higher in 2004 compared to 2003, totaling $4.57 million and $4.06 million, respectively. Volume contributed to the increase. Deposit volume increased in support of asset growth and was focused primarily in time deposits. Overall funding rates declined marginally from 2003 as higher cost borrowings were replaced with lower cost deposits. Net interest income before provision for credit losses totaled $18.27 million in 2004 and $18.24 million in 2003, a 0.17% increase. Net interest spread was 7.60% compared to 9.52% for 2004 and 2003, respectively.
      The provision for loan losses for 2004 and 2003 totaled $897,000 and $305,000 respectively. No additional credits were deemed uncollectible, reflecting continued high credit quality. Net interest income after loan loss provision totaled $17.37 million in 2004 and $17.93 million in 2003.
      Non-interest income declined 20.45% to $18.78 million in 2004, compared to $23.60 million for 2003. A decline in mortgage origination volume was the primary driver. Lynnwood enjoyed record volume in 2003 fueled by 40 year lows in 30 year fixed rate mortgage rates and the accompanying refinancing boom. Lynnwood closed $928 million in broker and in-house mortgages, down 17.11% from the prior year of $1,121 million.
      A breakdown of non-interest income components is shown below:

	2004	2003

	(Dollars in thousands)
Loan brokerage fees and servicing release premiums	$12,726	$18,043
Gain on loan sales	3,821	3,235
Escrow	1,577	1,762
Other	652	563
Total non-interest income	18,766	23,603

Total loans originated and brokered	$928,000	$1,121,000
      Salaries and employee benefits for Lynnwood and its subsidiaries declined 14.32% to $20.06 million in 2004, compared to $23.42 million during the same period in 2003. The decrease was driven primarily by mortgage and commercial real estate volume, as commissions and incentive pay are volume based.
      Occupancy and equipment expenses rose by 28.65% to $2.25 million in 2004, compared with $1.75 million in 2003. This reflects the opening of a new mortgage office in Kennewick, Washington, additional rental expense at Lynnwood’s headquarters, and computer infrastructure upgrade costs.

      In 2004, other operating expenses totaled $5.0 million, compared with $5.28 million in 2003, a 5.25% decrease. This decrease is in line with mortgage volume decreases.

Loan Portfolio.
      Total net loans (including loans held for sale) were $468.89 million, $274.20 million and $179.44 million at December 31, 2005, 2004 and 2003, respectively.
      The following table sets forth a summary of the composition of Lynnwood’s loan portfolio at December 31, 2005, 2004, and 2003.

	December 31, 2005		December 31, 2004		December 31, 2003

		Percent of		Percent of		Percent of
	Amounts	Total Loans	Amounts	Total Loans	Amounts	Total Loans

	(Dollars in thousands)
Mortgage — Permanent
One to Four Family Residential	$73,679	15.6%	$50,067	18.2%	$37,706	20.9%
Multi — Family Residential	16,525	3.5%	10,210	3.7%	2,316	1.3%
Commercial Real Estate	40,814	8.6%	3,647	1.3%	0	0.0%
Mortgage — Construction
One to Four Family Residential	309,246	65.5%	209,279	75.7%	139,412	77.1%
Multi — Family Residential	22,031	4.7%	2,324	0.8%	0	0.0%
Commercial Real Estate	6,174	1.3%	0	0.0%	0	0.0%

Total Mortgages	$468,469	99.2%	$275,527	99.7%	$179,434	99.3%
Commercial and Consumer
Consumer	421	0.1%	437	0.2%	630	0.3%
Commercial	3,698	0.8%	615	0.2%	650	0.4%

Total Commercial and Consumer	$4,119	0.9%	$1,052	0.4%	$1,280	0.7%
Total Loans Receivable*	472,588	100.1%	276,579	100.1%	180,714	100.0%
Deferred loan origination fees, net of costs	(601)	-0.1%	(256)	-0.1%	(12)	0.0%

Gross Loans Receivable	$471,987	100.0%	$276,323	100.0%	$180,702	100.0%
Allowance for Loan Losses	(3,102)	0.66%*	(2,126)	0.77%*	(1,261)	0.70%*

Loans Receivable, net and held for sale	$468,885		$274,197		$179,441

*	Total loans includes loans held for sale.

      The following table sets forth a summary of the maturities and interest sensitivities of Lynnwood’s loan portfolio as of December 31, 2005:

		Principal Payments Contractually Due
		in Fiscal Years
	Balance Outstanding as
	of December 31, 2005	2006	2007-2010	Thereafter

	(Dollars in thousands)
Mortgage — Permanent
Fixed rate	$37,731	$0	$0	$37,731
Variable rate	93,244	12,112	12,310	68,822
Mortgage — Construction	336,909	310,640	26,269	0
Consumer	421	143	278	0
Commercial	3,682	2,780	902	0

	$471,987	$325,675	$39,759	$106,553

      Lynnwood’s real estate loan portfolio is secured by office buildings, land for development, single family homes and other real property located primarily within the Puget Sound region in Washington State. Substantially all of these loans are secured by first liens with initial loan to value ratios ranging from 70% to 90%, depending on the type of real property securing the loans.
      There were no impaired loans at December 31, 2005, 2004 and 2003. The average investment in impaired loans was $0, $96,000 and $193,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Asset and Liability Management.
      The results of operations for all financial institutions continue to be materially and potentially adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates, changes in real estate market values, and the monetary and fiscal policies of the federal government. Similar to all financial institutions, the net income of Lynnwood and its principal subsidiary, Golf Savings Bank, is subject to fluctuations in market conditions including interest rates changes. For example, a primary driver of net income at Golf Savings Bank is mortgage production, which is highly dependent upon economic factors such as interest rates, local employment and housing affordability. Although Lynnwood maintains a short-term mix of assets and liabilities, fee income associated with loan production from the real estate market in the Pacific Northwest is a primary driver of net income. This “production driver” for fee income is the principal reason Lynnwood uses a “net income” model to simulate expected future fee income as well as net interest income spread.
      Currently, 72% of Lynnwood’s assets are prime-based loans that re-price daily. When including the loans held for sale (held for less than 30 days) as a short-term asset, this ratio increases to 80% of assets. Of the $57 million in term commercial real estate loans held, 79% are match funded to a brokered CD of similar duration. Approximately 80% of all liabilities are time certificates of deposit with a weighted average maturity of 10 months. Of the remaining liabilities, 9% are money market accounts, 3% are demand and escrow deposits, 4% are variable-rate notes payable to other banks and 4% are variable-rate trust preferred securities. Given the short-term nature of Lynnwood’s balance sheet, spread compression from liabilities that price independently from the prime index and a slowdown in production due to weaknesses in the real estate market in the Pacific Northwest are the primary market risks. As the housing market is contingent on lower interest rates, any increase in interest rates is projected to slow production and lower net income.
      Lynnwood maintains an asset and liability management program intended to manage net income through various interest rate cycles. Lynnwood uses a simulation model designed to measure the sensitivity of spread compression, mortgage production and fee income to changes in interest rates. This modeling is designed to provide management with a forecasting tool to analyze and interpret the affects of market changes on net income and create alternative strategies for addressing profitability shortfalls. Lynnwood’s modeling incorporates various mortgage-banking production changes associated with variable interest rate environments and their impact on demand. In addition, Lynnwood’s modeling attempts to predict expected fee income from residential construction, commercial construction and commercial term loans. Because Lynnwood maintains a relatively matched balance sheet, the Net Present Value effects are minimal and not used to manage market risks.
      The total measurements of Lynnwood’s modeling exposure to interest rate risks are presented in the table below and may not be representative of the actual values that may result from a higher or lower interest rate environment. A higher or lower interest rate environment may prompt management to alter lending strategies to focus on segments that present stronger returns and/or lower risk profiles. Higher interest rates may also slow real estate production, which would have a detrimental impact on residential construction lending, mortgage banking income, and potentially commercial mortgage production. Fee income derived from this production may be significantly impacted, resulting in lower net income from rising interest rates.
      Lynnwood continues to pursue a strategy of managing interest rate risk exposure by maintaining short-term assets and liabilities and matching longer term assets to brokered CDs with a fixed interest spread. Net interest income is managed through a strategy of funding prime-based construction with shorter term time deposit products. The following scenarios indicate the typical spread to prime for Lynnwood’s prime-based products:

•	construction residential lending at prime plus 1.25 percent;

•	construction commercial lending at prime plus 1.10 percent; and

•	consumer lending (home equity loans and short-term bridge financing) of prime plus 1 percent.
Fee income for all lending products is based upon a 1 percent fee of outstanding commitment at origination plus an expected fee of 50-100 basis points for all short-term construction loans renewed beyond the initial 1-2 year commitment. For clarification, all Lynnwood residential construction loans are committed for a 1 year period, although two 6-month extensions are common if construction is ongoing. Residential construction lending in the Seattle area provides a natural hedge for rising interest rates, as prime-based construction loans on highly desirable/affordable infill town home projects produce more interest income during periods of lower fee income from mortgage production.

      The following table indicates the projected net income of Lynnwood one year forward from December 31, 2005 in a base case scenario that assumes no changes in interest rates, shock scenarios of +1 percent, +2 percent, - 1 percent, and -2 percent that use the same growth assumptions in the base case scenario with parallel shocks to interest rates, and no growth shocked scenarios of +1 percent, +2 percent, -1 percent, and -2 percent that assume all expected growth will not materialize. The “no growth” model is a static balance sheet model that assumes standard amortizing of deferred fee income and a 50 percent reduction in fee income for other construction lending. These final shocked scenarios are highly subjective, technical, and relative measurements of market risks, and do not reflect any expected movements in interest rates.
Consolidated Interest Rate Risk Report as of December 31, 2005

	Projected	Change	Return	Return	Projected
	2006 Net	from	on	on	Capital
	Income	Base	Equity	Assets	Ratio

Probable	Projected Shock to Growth Scenario

Base case	$11,032	0%	24%	2.04%	8.71%
Shock up 1%	$10,007	-9%	23%	1.86%	8.64%
Shock up 2%	$9,006	-18%	21%	1.69%	8.55%
Shock down 1%	$12,747	16%	27%	2.33%	8.87%
Shock down 2%	$14,903	35%	30%	2.70%	9.13%
Worst Case	Shock to No Growth Scenario

Base case	$11,032	0%	24%	2.04%	8.71%
Shock 1% up-no growth	$7,616	-31%	18%	1.45%	8.56%
Shock 2% up-no growth	$6,558	-41%	16%	1.23%	8.33%
Shock 1% down-no growth	$10,413	-6%	23%	2.03%	9.16%
Shock 2% down-no growth	$12,291	-11%	26%	2.41%	9.54%
      Lynnwood does not use traditional gap analysis, as gap analysis does not have the ability to project the impact of mortgage banking and fee-based activities. As the balance sheet of Lynnwood is short-term for both assets and liabilities, a gap analysis only indicates a minimal impact from interest rate risk. The simulation above has proven to be useful and appropriate in both a rising and falling interest rate environment. Management believes that Lynnwood’s income will remain strong based upon the economic strength of the Pacific Northwest, and specifically the economic strength of the real estate market in the Puget Sound corridor.

Assets.
      Total assets were $497.37 million at December 31, 2005, an increase of 73.6%, compared to total assets of $286.49 million as of December 31, 2004. Total average assets for the year 2005 were $402.93 million.

      Management of Lynnwood considers many criteria in managing assets, including credit-worthiness, diversification and structural characteristics, maturity and interest rate sensitivity. The following table sets forth a summary of Lynnwood’s interest earning assets by category:

	Within One Year		One to Five Years		Over Five Years		Grand Total

		%		%		%		%
		Earning		Earning		Earning		Earning
	Total	Assets	Total	Assets	Total	Assets	Total	Assets

Rate sensitive assets:
Loan Portfolio, including held for sale*	$380,187	97%	$47,635	100%	$44,766	92%	$472,588	97%
Investments	0	0%	0		3,649	8%	3,649	1%
Fed funds sold and interest-bearing deposits	11,178	3%	0		0		11,178	2%

	391,365	100%	47,635	100%	48,415	100%	487,415	100%
Rate sensitive liabilities:
Saving, NOW, and interest-bearing checking	39,914		0		0		39,914
Time deposits	324,911		33,937		5,472		364,320
Other borrowings	39,867		0		0		39,867

	404,692		33,937		5,472		444,101

Interest sensitive gap	(13,327)		13,698		42,943
Cumulative gap	$(13,327)		$371		$43,314
Cumulative gap to Total Assets	-2.68%		0.07%		8.71%
Total Assets	$497,371

*	Excludes deferred fees and includes the allowance for loan losses

Investment Policy.
      The objective of Lynnwood’s investment policy is to invest funds not otherwise needed to meet the loan demand of its market area to earn the maximum return for Lynnwood, yet still maintain sufficient liquidity to meet fluctuations in Golf Savings Bank’s loan demand and deposit structure. In doing so, Lynnwood balances market and credit risks against potential investment return, makes investments compatible with the pledge requirements of Golf Savings Bank’s deposits of public funds, maintains compliance with regulatory investment requirements, and assists various public entities with their financing needs. The chief executive officer and the executive vice president/ chief financial officer are authorized to execute security transactions for the investment portfolio, subject to Golf Savings Bank’s investment policy and monthly review by Golf Savings Bank’s board of directors.
      The investment policy is reviewed annually by Golf Savings Bank’s board of directors. Lynnwood focuses on the following attributes for its investments: safety of principal, liquidity, yield, price appreciation and pledgeability.

Yield Analysis.
      The following tables set forth weighted average yields earned by Lynnwood on its earning assets and the weighted average yields paid on its average deposits and other interest-bearing liabilities for the periods indicated. The table also presents a summary of changes in interest income, interest expense, and the interest rate differential aggregated by the changes in volumes and rates.

	Years Ended December 31,

	2005			2004			2003

		Interest	Average		Interest	Average		Interest	Average
		Earned	Yield		Earned	Yield		Earned	Yield
	Average	or	or	Average	or	or	Average	or	or
	Balance	Paid	Cost	Balance	Paid	Cost	Balance	Paid	Cost

	(Dollars in thousands)
Loans	$391,086	$42,211	10.79%	$223,518	$22,788	10.20%	$185,246	$22,168	11.97%
Investment and cash equivalents	14,765	151	1.02%	10,701	50	0.47%	3,138	127	4.05%

Total interest-earning assets	$405,851	$42,362	10.44%	$234,219	$22,838	9.75%	$188,384	$22,295	11.83%
Interest-bearing liabilities:
Time deposits	$285,820	$9,821	3.44%	$131,795	$2,906	2.20%	$81,959	$989	1.21%
Regular savings and MMDA	28,488	738	2.59%	28,131	457	1.62%	26,166	480	1.83%
Interest-bearing demand accounts	23,138	71	0.31%	18,945	64	0.31%	16,287	65	0.40%

Total interest-bearing deposits	$337,446	$10,630	3.15%	$178,871	$3,427	1.91%	124,412	1,534	1.23%
FHLB Seattle advances	8,152	292	3.58%	7,870	137	1.74%	15,781	250	1.58%
All other borrowings	18,362	987	5.38%	15,937	572	3.58%	28,121	1,970	7.01%
Trust Preferred Securities	14,928	888	5.95%	9,279	434	4.68%	7,144	304	4.26%

Total interest-bearing liabilities	378,888	$12,797	3.38%	211,957	$4,570	2.15%	175,458	$4,058	2.31%

Net interest spread		$29,565	7.06%		$18,268	7.60%		$18,237	9.52%

Net interest margin			7.28%			7.80%			9.68%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.12%			110.50%			107.37%

Deposits.
      The following table summarizes Lynnwood’s deposit mix and average funding rates.

	Year Ended December 31, 2005				Year Ended December 31, 2004				Year Ended December 31, 2003

	Period				Period				Period
	End	Average	% of Avg.	Avg. Rate	End	Average	% of Avg.	Avg. Rate	End	Average	% of Avg.	Avg. Rate
	Deposits	Deposits	Deposits	Paid	Deposits	Deposits	Deposits	Paid	Deposits	Deposits	Deposits	Paid

	(Dollars in thousands)
Non-interest bearing demand	$13,465	$19,495	5.78%	0.00%	$13,262	$15,506	8.67%	0.00%	$12,082	$13,845	11.13%	0.0%
NOW, Savings, & MMDA	39,914	32,130	9.52%	2.55%	30,274	31,570	17.65%	1.66%	31,222	28,608	22.99%	1.9%
Certificates of deposit	364,320	285,820	84.70%	3.33%	190,601	131,795	73.68%	2.20%	84,104	81,959	65.88%	1.2%
Maturity in:
3 months or less	109,016	—	—	—	40,848	—	—	—	28,907	—	—	—
Over 3 months through 6 months	99,478	—	—	—	54,325	—	—	—	22,093	—	—	—
6-12 months	116,417	—	—	—	83,700	—	—	—	21,853	—	—	—
Over 12 months	39,409	—	—	—	11,728	—	—	—	11,251	—	—	—
Total deposits	$417,699	$337,445		3.15%	$234,137	$178,871		1.91%	127,408	124,412		1.23%

Borrowings.
      The following table summarizes Lynnwood’s borrowing mix.

	2005	%	2004	%	2003	%

	(Dollars in thousands)
Federal Home Loan Bank Borrowings	$0		$1,200	5.35%	$6,000	16.00%
Fed Fund Purchases	0		0		5,000	13.33%
Lines of Credit	20,278	50.86%	11,940	53.26%	17,230	45.94%
Trust Preferred Offerings	19,589	49.14%	9,279	41.39%	9,279	24.73%

Total Borrowings	$39,867	100.00%	$22,419	100.00%	$37,509	100.00%

Credit Risk Management and Allowance for Loan Losses.
      Credit risk and exposure to loss are inherent parts of the banking business. Lynnwood’s management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Lynnwood’s management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of banking. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.
      Lynnwood’s objective in establishing lending and investment standards is to manage the risk of loss and provide for income generation through pricing policies. To effectuate this policy, Lynnwood prices its loan products at a margin above prime rate, the FHLB intermediate advance rates and other indices that it regularly monitors.
      The loan portfolio is reviewed quarterly and management determines the amount of loans to be charged off on a monthly basis. In addition, such factors as Lynnwood’s previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require Lynnwood to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof that is classified as a “loss” by regulatory examiners is charged-off. For the year ended December 31, 2005, Lynnwood had loan charge-offs of approximately $13,000.
      The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charging operating expense. The allowance is reduced by loans charged off and is increased by provisions charged to earnings and recoveries on loans previously charged off. Lynnwood grades and classifies loans according to collateral type and assigns a reserve allocation based upon historical and industry experience. Golf Savings Bank further evaluates specific loans for impairment and, as necessary, establishes reserves for those loans that are specifically reviewed. The evaluation is inherently subjective, because it requires estimates that are susceptible to significant revision as more information becomes available.
      When information confirms that specific loans are uncollectible, these amounts are charged off against the allowance for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has occurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; Lynnwood has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair market value of the collateral is significantly below the loan balance; and there is little or no near-term prospect for improvement.

      The allowance for loan losses at December 31, 2005 was $3.10 million, or 0.66% of loans outstanding (including loans held-for-sale). The allowance for loan losses at December 31, 2004 was $2.13 million, or 0.77% of loans outstanding. The allowance for loan losses at December 31, 2003 was $1.26 million, or 0.70% of loans outstanding. The following tables present data related to Golf Savings Bank’s allowance for loan losses for the years ended December 31, 2005, 2004 and 2003.
Summary of Loan Loss Experience and Related Information

	December 31,	December 31,	December 31,
	2005	2004	2003

	(Dollars in thousands)
Balance at beginning of period	$2,126	$1,261	$1,084
Charge-offs:
Mortgage — Permanent	13	67	130
Mortgage — Construction	0	0	0
Consumer	0	1	0
Commercial	0	0	0

Total charge-offs	$13	$68	$130

Recoveries:
Mortgage — Permanent	93	36	2
Mortgage — Construction	0	0	0
Consumer	0	0	0
Commercial	0	0	0
Total recoveries	93	36	2
Net charge-offs/recoveries	(80)	32	128
Provision charged to operations	896	897	305

Balance at end of period	$3,102	$2,126	$1,261

Loans Outstanding (including loans held-for-sale):
End of period	$471,987	$276,323	$180,702
Average during the period	391,087	223,518	185,246
Ratio of allowance for loan losses at end of period to:
Loans outstanding at end of period	0.66%	0.77%	0.70%
Ratio of net charge offs during the period to average loans outstanding during the period	–0.02%	0.01%	0.07%
Loan Loss Reserves Allocation

	December 31, 2005		December 31, 2004		December 31, 2003

	Allocation	Percentage	Allocation	Percentage	Allocation	Percentage

	(Dollars in thousands)
Mortgage — Permanent	$861	27.76%	$492	23.14%	$279	22.13%
Mortgage — Construction	2,218	71.50%	1,628	76.58%	973	77.16%
Consumer	3	0.10%	3	0.14%	4	0.32%
Commercial	24	0.77%	5	0.24%	5	0.40%
Unallocated	(4)	-0.13%	(2)	-0.09%	(0)	-0.01%

Total	$3,102	100.00%	$2,126	100.00%	$1,261	100.00%

TOTAL LOANS(1)	$471,987		$276,323		$180,702

(1)	Includes loans held for sale.

Risk Elements for Nonaccrual, Past Due and Restructured Loans.
      Golf Savings Bank and Lynnwood had zero past due over 90 days, nonaccrual, restructured, or lost interest loans as of December 31, 2005 and December 31, 2004.
      Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collection of interest or principal. When a loan becomes contractually past due 90 days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loans are estimated to be fully collectible as to principal and interest.
      Restructured loans are those loans on which concessions in terms have been granted because of a borrower’s financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

Impact of Inflation and Changing Prices.
      The Lynnwood financial statements and related financial data presented in this document have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and due to inflation. The impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of Golf Savings Bank are monetary in nature. As a result, interest rates have a more significant impact on Lynnwood’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

Contractual Obligations and Off-Balance Sheet Arrangements.
      Lynnwood and Golf Savings Bank routinely enter into contracts in the ordinary course of business to meet various business needs. These contractual obligations, including operating lease commitments and borrowings from the Federal Home Loan Bank of Seattle, may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts. Lynnwood and Golf Savings Bank are also parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. See the notes to Lynnwood’s consolidated financial statements at December 31, 2005 for annual information.
      The following table sets forth Lynnwood’s significant contractual obligations as of December 31, 2005:

	Total	<1 Yr	1 - 3 Yrs	3 - 5 Yrs	over 5 Yrs

	(Dollars in thousands)
Federal Home Loan Bank Borrowings	$0	$0	$0	$0	$0
Fed Fund Purchases	$0	$0	$0	$0	$0
Warehouse Lines of Credit	$20,278	$20,278	$0	$0	$0
Trust Preferred Offerings	$19,589	$0	$0	$0	$19,589

Total Borrowings	$39,867	$20,278	$0	$0	$19,589
Lease obligations	$3,178	$882	$2,151	$145	$0

Total	$43,045	$21,160	$2,151	$145	$19,589

Liquidity and Capital Management.
      Liquidity and capital management involves the ability to meet the cash-flow requirements of customers who are depositors desiring to withdraw funds and borrowers requiring assurance that sufficient funds will be available to meet their credit needs.
      Lynnwood’s liquidity management focuses on the ability to generate cash within a reasonable time frame and at a reasonable cost. Golf Savings Bank’s primary sources of liquidity are total cash, cash due from banks, and federal funds sold. Lynnwood’s investment portfolio is relatively short term in nature and insignificant in amount. Lynnwood also maintains credit lines with its correspondent banking relationships.
      In order to ensure that adequate funds are available at all times, Lynnwood has policies and procedures in place to monitor liquidity levels on a regular basis. Lynnwood is not subject to any specific liquidity requirements imposed by regulatory orders. Lynnwood is subject to general FDIC safety and soundness guidelines. Lynnwood’s management believes that its current liquidity levels are adequate.
      Lynnwood is a legal entity separate and distinct from its subsidiary bank and other subsidiaries. Its principal source of funds to pay dividends on its common stock and principal and interest on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends Golf Savings Bank and certain other subsidiaries may pay without regulatory approval.
      Lynnwood is also subject to oversight by various bank regulatory agencies that have the authority to prohibit Lynnwood from paying dividends if Lynnwood’s capital is deemed to be inadequate. Depending on Lynnwood’s financial condition, the payment of dividends could be deemed an unsafe or unsound practice. The ability of Lynnwood to pay dividends in the future therefore is currently, and could be further, influenced by bank regulatory policies and capital guidelines.
      Lynnwood’s and Golf Savings Bank’s capital amounts and ratios are summarized in the following table:

			Capital		Well
	Actual		Adequacy		Capitalized
December 31, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 capital (average assets)
Consolidated	$46,444	9.79%	$18,984	4.00%	$ N/A	N/A
Bank	47,328	10.48%	18,069	4.00%	22,587	5.00%
Tier 1 capital (risk-weighted assets)
Consolidated	46,444	10.09%	18,410	4.00%	N/A	N/A
Bank	47,328	10.86%	17,426	4.00%	26,139	6.00%
Total 1 capital (risk-weighted assets)
Consolidated	49,546	10.76%	36,821	8.00%	N/A	N/A
Bank	50,240	11.53%	34,852	8.00%	43,565	10.00%

			Capital		Well
	Actual		Adequacy		Capitalized
December 31, 2004	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 capital (average assets)
Consolidated	$35,681	12.76%	$11,188	4.00%	$ N/A	N/A
Bank	30,839	11.85%	10,412	4.00%	13,015	5.00%
Tier 1 capital (risk-weighted assets)
Consolidated	35,681	12.27%	11,634	4.00%	N/A	N/A
Bank	30,839	11.21%	11,001	4.00%	16,502	6.00%
Total 1 capital (risk-weighted assets)
Consolidated	37,807	13.00%	23,268	8.00%	N/A	N/A
Bank	32,820	11.93%	22,003	8.00%	27,503	10.00%

	Actual		Adequacy		Capitalized
December 31, 2003	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 Capital (average assets)
Consolidated	$29,729	15.20%	$7,821	4.00%	N/A	N/A
Bank	25,935	15.67%	6,620	4.00%	$8,275	5.00%
Tier 1 Capital (risk-weighted assets)
Consolidated	29,729	16.74%	7,102	4.00%	N/A	N/A
Bank	25,935	16.72%	6,203	4.00%	9,304	6.00%
Total Capital (risk-weighted assets)
Consolidated	30,990	17.45%	14,204	8.00%	N/A	N/A
Bank	26,996	17.41%	12,406	8.00%	15,507	10.00%
REGULATION AND SUPERVISION
      The following is not intended to be a complete discussion but is intended to be a summary of some of the more significant provisions of laws applicable to Sterling, Lynnwood and their subsidiaries. This regulatory framework is intended to protect depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders. To the extent that the information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions and any amendments thereto.
General
      The banking and financial services business in which Lynnwood and Sterling engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board, or the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the banks. The nature and impact of any future changes in monetary policies cannot be predicted.
      The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the Washington legislature and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that impact Lynnwood and Sterling cannot necessarily be predicted, but they may have a material effect on Lynnwood’s and Sterling’s business and earnings.
Bank Holding Company Regulation
      As a bank holding company, Sterling is registered with and subject to regulation by the FRB under the Bank Holding Company Act, or BHCA. In accordance with FRB policy, Sterling is expected to act as a source of financial strength to its subsidiary bank, Sterling Savings Bank, and to commit resources to support the bank in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to such a commonly controlled institution. Under the BHCA, Sterling is subject to periodic examination by the FRB. Sterling is also required to file with the FRB periodic reports of its operations and such additional information regarding Sterling and its subsidiaries as the FRB may require. Pursuant to the BHCA, Sterling is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5 percent of such bank.
      Under the BHCA, Sterling may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” Sterling is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this filing, Sterling does not operate as a financial holding company.
      The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.
      Sterling’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which Sterling and Sterling Savings Bank conduct business. For example, these include limitations on the ability of Sterling Savings Bank to pay dividends to Sterling and Sterling’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.
      In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10 percent of such subsidiary’s capital stock and surplus on an individual basis or 20 percent of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

      The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.
      As a unitary thrift savings and loan holding company, Lynnwood is subject to supervision and regulation by the Office of Thrift Supervision, or OTS. Because FRB must approve the merger as described above, additional approval of the merger by OTS is not required.
      As a Washington corporation, Sterling is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.
Bank Regulation
      Golf Savings Bank and Sterling Savings Bank are extensively regulated under both federal and state law.
      As a Washington State-chartered bank with deposits insured by the FDIC, each bank is subject to the supervision and regulation of the WDFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each bank’s deposits are insured to a maximum of $100,000 per depositor by the FDIC, and each bank pays semiannual deposit insurance premium assessments to the FDIC.
Prompt Corrective Action
      The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the Office of the Comptroller of the Currency, or OCC, the FDIC and the FRB promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.
      In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.
Sarbanes-Oxley Act
      In July 2002, the Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934, as amended.
      The Sarbanes-Oxley Act includes new disclosure requirements and corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. In particular, the Sarbanes-Oxley Act establishes: new requirements for audit committees; additional responsibilities regarding financial statements of reporting companies; new standards for auditors and regulation of audits; increased disclosure and reporting obligations for a reporting company and its directors and executive officers; and new civil and criminal penalties for violation of the securities laws. The SEC has enacted rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.
USA Patriot Act
      In December 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) became effective. The Patriot Act is designed to combat money laundering and terrorist financing while protecting the U.S. financial system. The Patriot Act imposes enhanced policy, record keeping and due diligence requirements on domestic financial institutions. The Patriot Act also amended the Bank Secrecy Act to facilitate access to customer account information by government officials while immunizing banks from liability for releasing such information.

DESCRIPTION OF STERLING CAPITAL STOCK
      Sterling is authorized to issue capital stock of 60,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2006, there were outstanding 35,066,735 shares of common stock, held of record by approximately 1,874 shareholders. There were no shares of preferred stock outstanding.
Common Stock
      Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the issuance of the common shares in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of Sterling’s liquidation, dissolution or winding up, holders of common stock will be entitled to share in Sterling’s assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock outstanding are, and the shares of common stock offered in this offering, when they are issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Sterling may designate in the future.
Preferred Stock
      Sterling’s board of directors is authorized, subject to any limitations imposed by law, from time to time to issue without shareholder approval, up to a total of 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Sterling’s outstanding voting stock. Sterling has no present plans to issue any preferred stock.
Registration Rights
      Pursuant to an agreement and plan of merger by and between our wholly owned subsidiary, INTERVEST-Mortgage Investment Company, and Peter W. Wong Associates, Inc., or PWWA, dated November 15, 2004, the former shareholders of PWWA are entitled to registration rights for the shares of Sterling common stock that they hold.
COMPARISON OF RIGHTS OF LYNNWOOD COMMON STOCK
AND STERLING COMMON STOCK
      After completion of the merger, the Lynnwood shareholders will become shareholders of Sterling. Sterling is a Washington corporation and the rights of Sterling shareholders are governed by the Washington Business Corporation Act, or the WBCA, as well as the articles of incorporation and bylaws of Sterling. Lynnwood is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its articles of incorporation, and bylaws. After the merger, as Sterling shareholders, the rights of Lynnwood will be governed by Sterling’s articles of incorporation, its bylaws and the WBCA.
      The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of Lynnwood common stock under the articles of incorporation and bylaws of Sterling and the articles of incorporation and bylaws of Lynnwood. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA. See the section entitled “Where You Can Find More Information.”

      Copies of Lynnwood’s charter documents are available upon request and copies of Sterling’s charter documents are attached as exhibits to Sterling’s filings with the SEC. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” on pages 78 and 79, respectively.
Board of directors

Lynnwood	Lynnwood’s bylaws provide that the number of directors on the Lynnwood board of directors shall be not less than five nor more than twelve.

Sterling	Sterling’s bylaws provide that the number of directors on the Sterling board of directors shall be nine and that the number of directors may be increased or decreased by an amendment to the bylaws.
Right to call special meeting of shareholders

Lynnwood	A special meeting of the shareholders may be called by the president, the board of directors or the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Sterling	A special meeting of shareholders may be called by Sterling’s board of directors or by the holders of 10% of Sterling’s voting shares entitled to vote on the proposals to be considered at the special meeting.
Removal of officers

Lynnwood	Lynnwood’s bylaws provide that any officer or agent may be removed with or without cause by a vote of the board of directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Sterling	Sterling’s bylaws provide that any officer or agent may be removed by a vote of a majority of the board of directors.
Amendment of articles and bylaws

Lynnwood	Lynnwood’s bylaws may be adopted, altered, amended or repealed by either 75% of the full board of directors or by 60% of the outstanding shares entitled to vote.

Sterling	Amendments to the bylaws may be adopted by Sterling’s shareholders or by a majority of the board of directors without shareholder approval, subject to the provisions of the WBCA.

Right to call special meeting of directors

Lynnwood	A special meeting of the board of directors may be called by the president or any two directors.

Sterling	A special meeting of the board of directors may be called by the chairman of the board, or any two directors.
Voting rights

Lynnwood	Lynnwood’s articles of incorporation provide that holders of the common stock exclusively possess all voting power and each share of common stock generally entitles the holder to one vote for each share.

Sterling	Sterling’s articles of incorporation provide that each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as may be otherwise provided by statute or in the articles of incorporation.

DISSENTERS’ RIGHTS
      In accordance with RCW 23B.13, Chapter 13 of the WBCA, Lynnwood’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Lynnwood common stock.
      Lynnwood shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Lynnwood and Sterling will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Lynnwood shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix B.
      A shareholder who wishes to assert dissenters’ rights must (i) deliver to Lynnwood before the vote is taken by Lynnwood shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Lynnwood at the following address prior to the special meeting of the shareholders:
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98042
or deliver such notice at the special meeting of shareholders prior to the vote being taken by Lynnwood shareholders.
      A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Lynnwood a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Lynnwood the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
      A shareholder who does not deliver to Lynnwood prior to the vote being taken by Lynnwood shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Lynnwood common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.
      If the merger is effected, Sterling as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which Sterling must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

      A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.
      Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Sterling shall pay each dissenter with properly perfected dissenters’ rights Sterling’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Lynnwood shares prior to the public announcement of the merger, Sterling is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by Sterling on its principal bank loans or, if none, at a rate that is fair and equitable.
      A dissenter who is dissatisfied with Sterling’s estimate of the fair value or believes that interest due is incorrectly calculated may notify Sterling of the dissenter’s estimate of the fair value and amount of interest due. If Sterling does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then Sterling must, within 60 days, petition a court to determine the fair value.
      In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Lynnwood who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
LEGAL MATTERS
      Certain legal matters with respect to the validity of the shares of Sterling common stock offered hereby and certain tax matters with respect to the merger will be passed upon for Sterling by Witherspoon, Kelley, Davenport & Toole, P.S., Spokane, Washington. Ned M. Barnes, a director of Sterling’s subsidiary, Sterling Savings Bank, and Andrew J. Schultheis, Sterling’s Secretary, are principals of Witherspoon, Kelley, Davenport & Toole, P.S. In addition, as of March 31, 2006, principals of Witherspoon, Kelley, Davenport & Toole, P.S. beneficially owned an aggregate of 75,092 shares of Sterling common stock. Certain tax matters with respect to the merger will be passed upon for Lynnwood by Williams, Kastner & Gibbs PLLC of Seattle, Washington.
EXPERTS
      The consolidated financial statements incorporated in this proxy statement/ prospectus by reference from Sterling’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by BDO Seidman LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements of Lynnwood and subsidiaries as of and for the two years ended December 31, 2005 included in this proxy statement/ prospectus have been audited by McGladrey & Pullen LLP, independent auditors, as stated in their report accompanying such financial statements.
WHERE YOU CAN FIND MORE INFORMATION
      Sterling files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy materials that Sterling has filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sterling’s SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

In addition, Sterling’s filings are available on its website at www.sterlingsavingsbank.com. Information contained in or linked to Sterling’s website is not a part of this proxy statement/ prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389
      Requests for documents related to Lynnwood should be directed to:
Lynnwood Financial Group, Inc.
6505 218th Avenue SW #9
Mountlake Terrace, Washington 98043
Attn: Robert B. Fuller
(425) 775-9968
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      This document incorporates by reference certain documents filed with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this proxy statement/ prospectus.
      We incorporate by reference into this prospectus the documents listed below and any future filings Sterling makes with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/ prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
      This prospectus incorporates by reference the documents listed below that Sterling has filed with the SEC but have not been included or delivered with this document:

•	Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006; and

•	Sterling’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 9, 2006, January 30, 2006, February 13, 2006, February 16, 2006 and March 1, 2006.
      These documents contain important information about Sterling and its financial condition. Information contained in this prospectus supersedes information incorporated by reference that Sterling has filed with the SEC prior to the date of this prospectus, while information that it files with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Appendix A
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
LYNNWOOD FINANCIAL GROUP, INC.

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
LYNNWOOD FINANCIAL GROUP, INC.

A-i

A-ii

Page

GENERAL PROVISIONS		A-38
9.1	CLOSING	A-38
9.2	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	A-38
9.3	EXPENSES	A-39
9.4	NOTICES	A-39
9.5	INTERPRETATION	A-40
9.6	COUNTERPARTS	A-40
9.7	ENTIRE AGREEMENT	A-40
9.8	GOVERNING LAW	A-40
9.9	ENFORCEMENT OF AGREEMENT	A-40
9.10	SEVERABILITY	A-40
9.11	PUBLICITY	A-41
9.12	ASSIGNMENT; LIMITATION OF BENEFITS	A-41
EXHIBITS
A	Articles of Merger
B	Form of Voting Agreement
C	Form of Shareholders Agreement
D	Index Group

A-iii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2006 (this “Agreement”), is entered into by and between Sterling Financial Corporation, a Washington corporation (“Sterling”) and Lynnwood Financial Group, Inc., a Washington corporation (“Lynnwood”).
      WHEREAS, the Boards of Directors of Sterling and Lynnwood have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Lynnwood will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the “Merger”).
      WHEREAS, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
      WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Sterling to enter into this Agreement, (a) each of the Lynnwood shareholders identified on Schedule 7.1(e) hereto is executing and delivering to Sterling a voting agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), (b) each of the Lynnwood shareholders identified on Schedule 7.1(f) hereto is executing and delivering to Sterling a shareholders agreement in the form attached hereto as Exhibit C (the “Shareholders Agreement”), (c) each of the Lynnwood employees identified on Schedule 7.1(g) hereto is executing and delivering to Sterling an employment agreement, to be effective at the Effective Time (as defined in Section 1.2 hereof), and (d) the individual identified on Schedule 7.1(h) hereto is executing and delivering to Sterling (i) an amendment to his employment agreement with Lynnwood, to be effective immediately prior to the Effective Time and (ii) a consulting agreement, to be effective upon the Effective Time.
      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.
ARTICLE I
THE MERGER
      1.1 THE MERGER.
      Subject to the terms and conditions of this Agreement, at the Effective Time, Lynnwood shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of Lynnwood shall cease, the Surviving Corporation shall continue to exist as a Washington corporation, and all Subsidiaries of Lynnwood shall be direct or indirect Subsidiaries of the Surviving Corporation.
      1.2 EFFECTIVE TIME.
      The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the “Articles of Merger”) in the form attached as Exhibit A hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective on the Closing Date.
      1.3 EFFECTS OF THE MERGER.
      At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the “WBCA”).

      1.4 CONVERSION OF LYNNWOOD COMMON STOCK.
      The following terms are used herein with the meanings set forth below:
      “Cash Consideration” means $15,750,000.00.
      “Stock Consideration” means 1,800,000 shares of the common stock, par value $1.00 per share, of Sterling (“Sterling Common Stock”). The Stock Consideration shall be exchanged as merger consideration for those shares of the common stock, par value $0.20 per share, of Lynnwood (“Lynnwood Common Stock”) that are outstanding as of the date of this Agreement. Any shares of Lynnwood Common Stock that may be issued after the date of this Agreement pursuant to the valid exercise of any vested and outstanding option to purchase Lynnwood Common Stock (such shares, “Lynnwood Option Shares”) shall be converted pursuant to Section 1.6(d).
      “Sterling Average Price Per Share” means the average closing price of Sterling Common Stock on the Nasdaq Stock Market (or such other exchange or quotation system on which shares of Sterling Common Stock are then traded or quoted) and reported on the Nasdaq website at www.nasdaq.com for the twenty (20) trading days ending on (and inclusive of) the fifth business day immediately prior to the Closing Date.
      “Aggregate Merger Consideration Value” means the sum of (a) the number (rounded to the fourth decimal point) obtained by multiplying (i) the Stock Consideration by (ii) the Sterling Average Price Per Share plus (b) the Cash Consideration.
      “Per Share Merger Consideration Value” means the number (rounded to the fourth decimal point) obtained by dividing (a) the Aggregate Merger Consideration Value by (b) the total number of shares of Lynnwood Common Stock that are issued and outstanding immediately prior to the Effective Time.
      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Lynnwood Common Stock, each share of Lynnwood Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration Value, to be distributed as follows: (i) the shares of Lynnwood Common Stock held by Charles and Lynnette Ainslie (the “Founders”) immediately prior to the Effective Time (the “Founder Stock”) shall be converted into and represent the right to receive the Founder Consideration (as defined below) and (ii) each share of Lynnwood Common Stock held by the holders of Lynnwood Common Stock other than the Founders (the “Other Holders”) immediately prior to the Effective Time (the “Other Holders Stock”) shall be converted into and represent the right to receive the number of shares of Sterling Common Stock equal to the Other Holders Per Share Consideration (as defined below).
      The Founder Consideration shall be determined as follows:
      The Per Share Merger Consideration Value shall be multiplied by the number of shares of Founder Stock (rounded to the fourth decimal point), which shall yield the “Founder Merger Consideration Value.” The Cash Consideration shall then be subtracted from the Founder Merger Consideration Value, which shall yield the “Founder Stock Consideration Value.” The Founder Stock Consideration Value shall then be divided by the Sterling Average Price Per Share (rounded to the fourth decimal point) which shall yield the aggregate number of shares of Sterling Common Stock distributable to the Founders (the “Founder Stock Consideration”). The “Founder Consideration” shall equal (i) the Cash Consideration and (ii) the Founder Stock Consideration.
      The Other Holders Per Share Consideration shall be determined as follows:
      The Founder Stock Consideration shall be subtracted from the Stock Consideration, which shall yield the “Other Holders Aggregate Consideration.” The “Other Holders Per Share Consideration” shall equal the number (rounded to the fourth decimal point) obtained by dividing the Other Holders Aggregate Consideration by the number of shares of Other Holders Stock. In the event the rounding provided for herein results in a $0.01 difference between the Other Holders Per Share Consideration and the per share consideration payable to the Founder (considering both the Cash Consideration and the Founder Stock Consideration), the $0.01 shall be allocated to the Other Holders.
      The preceding provisions of this Section 1.4(a) are subject to the provisions of Section 1.4(d) (regarding the elimination of fractional shares of Sterling Common Stock), Section 1.4(e) (regarding rights of holders of Dissenting Shares), Section 1.6(d) (regarding exchange of Lynnwood Option Shares) and Section 8.1(h) (regarding adjustment of the Merger Consideration Value).
      The following is provided as an example to illustrate the calculation of the merger consideration:

(1) Assume the Sterling Average Price Per Share is equal to $25.00.

(2) The Aggregate Merger Consideration Value would be $60,750,000.00 ((1,800,000 x $25.00) + $15,750,000.00).

(3) Assume that 1,038,921 shares of Lynnwood Common Stock are outstanding. The Per Share Merger Consideration Value would be $58.4741 ($60,750,000.00 ÷ 1,038,921).

(4) Assume the Founder holds 551,198 Lynnwood Shares. The Founder Merger Consideration Value would be $32,230,806.97 ($58.4741 x 551,198).

(5) The Founder Stock Consideration Value would be $16,480,806.97 ($32,230,806.97 - $15,750,000.00).

(6) The Founder Stock Consideration would be 659,232.2788 shares of Sterling Common Stock ($16,480,806.97 ÷ $25.00).

(7) The Founder Consideration would be 659,232.2788 shares of Sterling Common Stock and $15,750,000.00 in cash.

(8) The Other Holders Aggregate Consideration would be 1,140,767.7212 shares of Sterling Common Stock (1,800,000 - 659,232.2788).

(9) Assume that the Other Holders hold 487,723 shares of Lynnwood Common Stock. The Other Holders Per Share Consideration would be 2.3390 shares of Sterling Common Stock for each share of Lynnwood Common Stock held by the Other Holders (1,140,767.7212 ÷ 487,723).
      (b) All of the shares of Lynnwood Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Lynnwood Common Stock (each a “Certificate”) shall thereafter represent the right to receive (i) the amount of cash and/or the number of whole shares of Sterling Common Stock, as applicable, and (ii) cash in lieu of fractional shares into which the shares of Lynnwood Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Lynnwood Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, Sterling should split or combine its common stock, or declare a dividend or other distribution on such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the merger consideration calculation shall be appropriately adjusted to reflect such split, combination, dividend or distribution.
      (c) At the Effective Time, all shares of Lynnwood Common Stock that are owned by Lynnwood as treasury stock and all shares of Lynnwood Common Stock that are owned directly or indirectly by Sterling or Lynnwood or any Subsidiary of Lynnwood or Sterling shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, “Subsidiary” shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

      (d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Lynnwood Common Stock entitled to a fraction of a share of Sterling Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of the Sterling Common Stock multiplied by the Sterling Average Price Per Share. Following consummation of the Merger, no holder of Lynnwood Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.
      (e) Dissenting Shares (if any) shall not be converted into or represent a right to receive cash or Sterling Common Stock hereunder unless and until the holder of such Dissenting Shares (the “Dissenting Shareholder”) shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger as provided under the WBCA, and shall be entitled to receive only the payment provided for by Section 23B.13 of the WBCA with respect to such Dissenting Shares. Lynnwood will give Sterling prompt notice (and in any case, within one business day) of any demand received by Lynnwood for payment in connection with the exercise of Dissenters’ Rights, and Sterling will have the right to participate in all negotiations and proceedings with respect to such demand. Lynnwood agrees that, except with Sterling’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder fails to make an effective demand for payment or otherwise loses such holder’s status as a Dissenting Shareholder, Sterling will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate(s), the cash and/or shares of Sterling Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Lynnwood shareholder would have been entitled under Section 1.4(a).
      For purposes of this Agreement, “Dissenting Shares” shall mean any shares of Lynnwood Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Section 23B.13 of the WBCA have been duly and properly exercised and perfected in connection with the Merger.
      1.5 STERLING COMMON STOCK.
      Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.
      1.6 OPTIONS.
      (a) At the Effective Time, each option to purchase shares of Lynnwood Common Stock (a “Lynnwood Option”) granted by Lynnwood pursuant to the Lynnwood Financial Group Qualified and Nonqualified Stock Option Plan (the “Lynnwood Stock Option Plan”) that is outstanding and unexercised immediately prior thereto that is held by any Lynnwood employee who has been offered, and has accepted, employment with Sterling shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Lynnwood Stock Option Plan under which such option was granted:

(i) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Lynnwood Common Stock subject to the option immediately before the Effective Time, multiplied by the Other Holders Per Share Consideration, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Lynnwood Common Stock under the option immediately before the Effective Time divided by the Other Holders Per Share Consideration, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the

Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Lynnwood in the Lynnwood Stock Option Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Sterling.

      (b) At the Effective Time, each Lynnwood Option that is vested (and each portion of a Lynnwood Option that is vested) and that is held by a person who will not be continuing employment with Sterling following the Merger will be converted into the right to receive, for each vested share subject to such Lynnwood Option, an amount of cash equal to the excess, if any, of (a) the Per Share Merger Consideration Value to be received for each share of Lynnwood Common Stock, over (b) the exercise price per share of such Lynnwood Option. Any option for which there is no such excess shall be canceled in accordance with the terms of the Lynnwood Stock Option Plan and the applicable option agreement.
      (c) At the Effective Time, each Lynnwood Option that is unvested (and each portion of a Lynnwood Option that is unvested) and that is held by a person who will not be continuing employment with Sterling following the Merger will be canceled in accordance with the terms of the Lynnwood Stock Option Plan and the applicable option agreement; provided, however, that any Lynnwood Option that by its terms becomes vested upon a change in control shall be deemed vested for purposes of this Section 1.6 and shall be converted in accordance with Section 1.6(b) above.
      (d) At the Effective Time, each Lynnwood Option Share that is issued and outstanding immediately prior to the Effective Time, if any, shall be converted into and represent the right to receive the number of shares of Sterling Common Stock equal to the Other Holders Per Share Consideration.
      1.7 RESERVATION OF SHARES AND SECURITIES FILINGS.
      At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of Lynnwood Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such converted Lynnwood Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.
      1.8 ARTICLES OF INCORPORATION.
      At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
      1.9 BYLAWS.
      At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.
      1.10 DIRECTORS AND OFFICERS.
      At the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.
      1.11 TAX CONSEQUENCES.
      It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.
      1.12 ACCOUNTING TREATMENT.
      It is intended that the Merger shall be accounted for as a “purchase” under accounting principles generally accepted in the United States of America (“GAAP”).

ARTICLE II
EXCHANGE OF SHARES
      2.1 STERLING TO MAKE SHARES AVAILABLE.
      At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling’s transfer agent, American Stock Transfer & Trust Company, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Lynnwood Common Stock.
      2.2 EXCHANGE OF SHARES; CONVERSION OF OPTIONS.
      (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash and/or certificates representing the shares of Sterling Common Stock, as applicable, and the cash in lieu of fractional shares into which the shares of Lynnwood Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Lynnwood Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash and/or cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and/or cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates. Notwithstanding the foregoing, Sterling and Lynnwood shall work together to establish procedures with the Exchange Agent with the goal of permitting the holders of Certificates to exchange their Certificates at the Effective Time or as soon as reasonably possible thereafter.
      (b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.
      (c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) After the Effective Time, there shall be no transfers on the stock transfer books of Lynnwood of the shares of Lynnwood Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.
      (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Lynnwood for six months after the Effective Time shall be returned to Sterling. Any shareholders of Lynnwood who have not theretofore complied with this Article II shall thereafter look only to Sterling or Sterling’s designated representative for payment of their cash and/or shares of Sterling Common Stock, as applicable, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Lynnwood Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Lynnwood, the Exchange Agent or any other person shall be liable to any former holder of shares of Lynnwood Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
      (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LYNNWOOD
      Subject to the disclosures set forth in the disclosure letter of Lynnwood delivered to Sterling concurrently with the parties’ execution of this Agreement (the “Lynnwood Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Lynnwood to Sterling under this Article III), Lynnwood hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.
      3.1 CORPORATE ORGANIZATION.
      (a) Lynnwood is a corporation duly organized and validly existing under the laws of the State of Washington. Lynnwood has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Lynnwood. Lynnwood is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”) under the Home Owners’ Loan Act of 1933 (the “HOLA”). Golf Savings Bank, Golf Escrow Corporation (“Golf Escrow”), Lynnwood Financial Statutory Trust I and Lynnwood Financial Statutory Trust II are the only Subsidiaries of Lynnwood. Section 3.1(a) of the Lynnwood Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Lynnwood as in effect as of the date of this Agreement.
      (b) Golf is a state stock savings bank organized and validly existing under the laws of the State of Washington. The deposit accounts of Golf are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by Golf. Golf is a “Qualified Thrift Lender” as defined in Section 10(m) of HOLA and the liquidation account established by Golf has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects. As of the date hereof, Golf is “well-capitalized” (as that term is defined at 12 C.F.R. 565.4) and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.” Golf and Golf Escrow, respectively, have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Lynnwood. Section 3.1(b) of the Lynnwood Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Golf and the Articles of Incorporation and Bylaws (or equivalent documents) of Golf Escrow as in effect as of the date of this Agreement.
      (c) The minute books of Lynnwood and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since June 1, 2000.
      (d) The term “Material Adverse Effect” with respect to Sterling, Lynnwood or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Lynnwood or any Subsidiary of either of them taken with the prior written consent of Sterling or Lynnwood, as applicable, or as otherwise expressly contemplated by this Agreement and (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally, provided that the effect of such changes described in this clause (iv) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.
      3.2 CAPITALIZATION.
      (a) The authorized capital stock of Lynnwood consists of 4,000,000 shares of Lynnwood Common Stock, par value $0.20 per share and 1,000,000 shares of preferred stock. As of the date hereof, there are: (x) 1,038,921 shares of Lynnwood Common Stock issued and outstanding; (y) no shares of Lynnwood Common Stock held in Lynnwood’s treasury; and (z) no shares of Lynnwood Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 400,000 shares of Lynnwood Common Stock reserved for issuance pursuant to the Lynnwood Stock Option Plan (of which options for 34,662 shares are currently outstanding). No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Lynnwood Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Lynnwood Stock Option Plan (and the stock option agreements for the outstanding options described above), Lynnwood does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Lynnwood Common Stock or any other equity security of Lynnwood or any securities representing the right to purchase or otherwise receive any shares of Lynnwood Common Stock or any other equity security of Lynnwood. The names of each optionee, the date of each option to purchase Lynnwood Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Lynnwood Stock Option Plan are set forth in Section 3.2(a) of the Lynnwood Disclosure Letter and no such option expires more than ten years from the date of the grant thereof.

      (b) Lynnwood owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Lynnwood Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.
      3.3 AUTHORITY; NO VIOLATION.
      (a) Lynnwood has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Lynnwood. The Board of Directors of Lynnwood, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Lynnwood shareholders and resolved to recommend that the holders of the Lynnwood Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of two-thirds of the outstanding shares of Lynnwood Common Stock, no other corporate proceedings on the part of Lynnwood (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lynnwood and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Lynnwood, enforceable against Lynnwood in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by Lynnwood, nor the consummation by Lynnwood of the transactions contemplated hereby or thereby, nor compliance by Lynnwood with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Lynnwood or the Articles of Incorporation or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Lynnwood or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Lynnwood or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lynnwood or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
      (c) For the purposes of this Agreement, “Laws” shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the Washington State Department of Financial Institutions (the “DFI”), the OTS, the FDIC, the SEC and any self-regulatory organization (each, a “Governmental Entity”).
      3.4 CONSENTS AND APPROVALS.
      (a) Except for (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board (if applicable), the FDIC, the OTS and the DFI, (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to a meeting, including any adjournments thereof, of Lynnwood shareholders to be held in connection with this Agreement and the Merger (the “Lynnwood Meeting”), (iii) approval of the listing on the NASDAQ Stock Market (“NASDAQ”) of the Sterling Common Stock to be issued in connection with the Merger, (iv) the adoption of this Agreement by the requisite vote of the shareholders of Lynnwood, (v) the filing of the Articles of Merger pursuant to the WBCA, and (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (1) the execution and delivery by Lynnwood of this Agreement; and (2) the consummation by Lynnwood of the Merger and the other transactions contemplated hereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.
      (b) Lynnwood has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.
      3.5 REPORTS.
      Since June 1, 2000, Lynnwood and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Lynnwood and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Lynnwood or any of its Subsidiaries since June 1, 2000. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Lynnwood or any of its Subsidiaries.
      3.6 FINANCIAL STATEMENTS; BOOKS AND RECORDS.
      Lynnwood has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Lynnwood and its Subsidiaries as of December 31, 2004 and 2003 and the related audited consolidated statements of income and shareholders’ equity for the fiscal years 2004 and 2003, inclusive, in each case accompanied by the audit report of RSM McGladrey Inc. (or its predecessors), independent public accountants with respect to Lynnwood, and (ii) the unaudited consolidated balance sheets of Lynnwood and its Subsidiaries as of December 31, 2005 and the related unaudited consolidated statements of income and shareholders’ equity for the year ended December 31, 2005 (such financial statements in (i) and (ii), the “Delivered Financials”). The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Lynnwood and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Lynnwood and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Lynnwood nor any of its Subsidiaries is a

party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Lynnwood or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
      3.7 BROKER’S FEES.
      Neither Lynnwood nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Lynnwood has engaged, and will pay a fee to Sandler O’Neill & Partners, L.P. (“Sandler”) and D.A. Davidson & Co. (“Davidson”) in accordance with the terms of a letter agreement between Sandler, Davidson and Lynnwood, dated September 7, 2005.
      3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.
      (a) (i) Except as reflected in the Delivered Financials, since January 1, 2003, neither Lynnwood nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Lynnwood nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Lynnwood nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Lynnwood nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Lynnwood nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Lynnwood or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Lynnwood.
      (b) Since June 1, 2000, Lynnwood and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
      3.9 LEGAL PROCEEDINGS.
      (a) Neither Lynnwood nor any of its Subsidiaries is a party to any, and there are no pending, or to Lynnwood’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lynnwood or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Lynnwood or that challenge the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Lynnwood, its Subsidiaries or the assets of Lynnwood or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Lynnwood or the Surviving Corporation.
      3.10 TAXES AND TAX RETURNS.
      (a) Since June 1, 2000, each of Lynnwood and its Subsidiaries has timely filed all Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).
      (b) Since June 1, 2000, each of Lynnwood and its Subsidiaries has timely paid or made provisions for the payment of all Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

      (c) All liability with respect to the Tax Returns of Lynnwood and its Subsidiaries has been satisfied for all years to and including 2004.
      (d) Neither the Internal Revenue Service (“IRS”) nor any other Governmental Entity has notified Lynnwood of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Lynnwood.
      (e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Lynnwood or any of its Subsidiaries, nor has Lynnwood or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.
      (f) Neither Lynnwood nor any Subsidiary has any liability for the Taxes of any Person (other than Lynnwood or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
      (g) No amount of deferred gain or loss arising out of any intercompany transaction, within the meaning of Section 1.1502-13 of the Treasury Regulations, exists.
      (h) Neither Lynnwood nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
      For the purposes of this Agreement, “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over Lynnwood or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).
      For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes.
      3.11     EMPLOYEE PLANS.
      (a) Section 3.11(a) of the Lynnwood Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since June 1, 2000 been maintained or contributed to, by Lynnwood or any of its Subsidiaries or any other entity which together with Lynnwood would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) or under which Lynnwood or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the “Plans”).
      (b) Lynnwood has provided to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to: (i) the actuarial report for such Plans (if applicable) for the last year; (ii) the most recent determination letter from the IRS (if applicable) for such Plans; (iii) the current summary Plan description and any summaries of material modification; (iv) all annual reports (Form 5500 series) for each Plan filed for 2003 and 2004; (v) all agreements with fiduciaries and service providers relating to the Plans; (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty

Corporation or any other governmental agency; and (vii) all Forms 5310 for each Plan filed for the 2003 and 2004 Plan years.
      (c) (i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Lynnwood or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Lynnwood or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary); (v) Lynnwood and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits; (vi) no material liability under Title IV of ERISA has been incurred by Lynnwood, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Lynnwood or any of its Subsidiaries of incurring a material liability thereunder; (vii) none of Lynnwood, its Subsidiaries or any ERISA Affiliate has incurred, and Lynnwood does not expect that any such entity will incur, any material withdrawal liability with respect to a “multi employer pension plan” (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan; (viii) all contributions or other amounts required to be paid by Lynnwood, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code; (ix) neither Lynnwood nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Lynnwood or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of Lynnwood, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Lynnwood or any of its Subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument; (xii) no “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(l) of the Code, exists with respect to any Plan; (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement; and (xiv) Lynnwood, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.
      (d) No action taken or notice given pursuant to Section 1.6 hereof will violate the terms of the Lynnwood Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder that is not otherwise expressly provided for in the Lynnwood Stock Option Plan or any stock option agreements for the outstanding options described in Section 3.2 above.
      3.12     CERTAIN CONTRACTS.
      (a) Neither Lynnwood nor any of its Subsidiaries is a party to or bound by any written or oral contract, arrangement or commitment: (i) with respect to the employment of any directors, officers,

employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, Lynnwood, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof; (iii) which materially restricts the conduct of any line of business by Lynnwood or any of its Subsidiaries; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (vi) which involved payments by Lynnwood or any of its Subsidiaries in fiscal year 2005 of more than $250,000 or which could reasonably be expected to involve payments during fiscal year 2006 or any year thereafter of more than $250,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $35,000. Section 3.12(a) of the Lynnwood Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Lynnwood or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a “Lynnwood Contract.”
      (b) (i) Each Lynnwood Contract is a valid and binding commitment of Lynnwood and is in full force and effect; (ii) each of Lynnwood and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Lynnwood Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Lynnwood or any of its Subsidiaries under any such Lynnwood Contract; and (iv) neither Lynnwood nor any of its Subsidiaries has received notice of any violation or imminent violation of any Lynnwood Contract by any other party thereto.
      3.13     REGULATORY AGREEMENTS.
      Neither Lynnwood nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Lynnwood or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
      3.14     STATE TAKEOVER LAWS.
      Lynnwood and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Lynnwood’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.
      3.15     ENVIRONMENTAL MATTERS.
      There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Lynnwood or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Lynnwood, threatened against Lynnwood or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Lynnwood. To the knowledge of Lynnwood, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Lynnwood. To the knowledge of Lynnwood, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Lynnwood. Neither Lynnwood nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Lynnwood.
      3.16     ALLOWANCES FOR LOSSES.
      All allowances for losses reflected in Lynnwood’s most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Lynnwood nor any of its Subsidiaries has been notified by any Governmental Entity or by Lynnwood’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate, (ii) the practices and policies of Lynnwood or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Lynnwood or any of its Subsidiaries. Section 3.16 of the Lynnwood Disclosure Letter sets forth a complete list of all extensions of credit and other real estate owned (“OREO”) that have been classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by Lynnwood or any of its Subsidiaries is being carried at fair value in accordance with GAAP.
      3.17     PROPERTIES AND ASSETS.
      Section 3.17 of the Lynnwood Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by Lynnwood and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Lynnwood or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Lynnwood or any of its Subsidiaries is a party; and (iv) all items of Lynnwood’s or any of its Subsidiaries’ tangible personal property and equipment with a net book value of $30,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Lynnwood’s consolidated financial statements as of December 31, 2004 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Lynnwood’s or any of its Subsidiaries’ use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2004, and (e) items listed in Section 3.17 of the Lynnwood Disclosure Letter, Lynnwood and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all material liens, claims, charges and other encumbrances. To the knowledge of Lynnwood, Lynnwood and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Lynnwood and its Subsidiaries are, to the knowledge of Lynnwood, in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Lynnwood, comply in all material respects with all Laws relating thereto now in effect. Lynnwood and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Lynnwood or any of its Subsidiaries is a party are valid and binding obligations of Lynnwood or any of its Subsidiaries in accordance with the terms thereof. Neither Lynnwood nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Lynnwood or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Lynnwood or any of its Subsidiaries under any such lease. To the knowledge of Lynnwood, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Lynnwood or any of its Subsidiaries of any of the property owned, leased, or occupied by them.
      3.18     INSURANCE.
      (a) Lynnwood and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Lynnwood reasonably has determined to be prudent in accordance with industry practice. Lynnwood and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Lynnwood and its Subsidiaries, Lynnwood or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
      (b) Section 3.18 of the Lynnwood Disclosure Letter contains a true, correct and complete list of all material insurance policies and bonds maintained by Lynnwood and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Lynnwood Disclosure Letter, as in effect on the date hereof, have been delivered or made available to Sterling.
      3.19     COMPLIANCE WITH APPLICABLE LAWS.
      Each of Lynnwood and its Subsidiaries has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Lynnwood nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.
      3.20     LOANS.
      (a) All loans, loan commitments, letters of credit and other extensions of credit owned by Lynnwood or any of its Subsidiaries, or in which Lynnwood or any of its Subsidiaries has an interest (“Loans”), comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Lynnwood or any of its Subsidiaries, or in which Lynnwood or any of its Subsidiaries has an interest.
      (b) All Loans have been made or acquired by Lynnwood in all material respects in accordance with Board of Director-approved Loan policies. Each of Lynnwood and its Subsidiaries holds the Loans contained in its Loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Lynnwood and its Subsidiaries are with full recourse to the borrowers, and neither Lynnwood nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans purchased or originated by Lynnwood or any of its Subsidiaries and subsequently sold by Lynnwood or any of its Subsidiaries have been sold without recourse to Lynnwood or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by Lynnwood and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of November 30, 2005, are set forth in Section 3.20(b) of the Lynnwood Disclosure Letter. True, correct and complete copies of the currently effective lending policies of Lynnwood and its Subsidiaries have been furnished or made available to Sterling.
      (c) Each outstanding Loan participation sold by Lynnwood or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Lynnwood or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Lynnwood or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Lynnwood and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.
      (d) Each of Lynnwood and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.
      3.21     UNDISCLOSED LIABILITIES.
      Except for (i) those liabilities that are accrued for or recorded in the audited consolidated financial statements of Lynnwood and its Subsidiaries for the fiscal year ended December 31, 2004, (ii) liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2004, or (iii) matters set forth in the Lynnwood Disclosure Letter, neither Lynnwood nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Lynnwood.
      3.22     INTELLECTUAL PROPERTY RIGHTS.
      Lynnwood and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Lynnwood nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Lynnwood nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.
      3.23     INDEMNIFICATION.
      Lynnwood has no knowledge of any action or failure to take action by any director, officer, employee or agent of Lynnwood or any Lynnwood Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Lynnwood or any Lynnwood Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to Lynnwood or any Lynnwood Subsidiary.
      3.24     INSIDER INTERESTS.
      (a) All outstanding Loans and other contractual arrangements (including deposit relationships) between Lynnwood or any Lynnwood Subsidiary and any officer, director, employee or greater than five-percent shareholder of Lynnwood (or any affiliate of any of them) of Lynnwood or any Lynnwood Subsidiary conform to applicable Laws.
      (b) Except as disclosed in Section 3.24 of the Lynnwood Disclosure Letter, no officer, director or employee of Lynnwood or any Lynnwood Subsidiary has an outstanding Loan from Lynnwood or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Lynnwood or any Lynnwood Subsidiary.

      3.25     TAX TREATMENT OF MERGER.
      As of the date of this Agreement, Lynnwood is not aware of any fact or state of affairs relating to Lynnwood that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
      3.26     LYNNWOOD INFORMATION.
      The information provided by Lynnwood relating to Lynnwood and its Subsidiaries to be contained in the Registration Statement, the Proxy Statement/ Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. The representations and warranties contained in this Article III, as modified by the Lynnwood Disclosure Letter, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING
      Sterling hereby makes the following representations and warranties to Lynnwood, each of which is being relied upon by Lynnwood as a material inducement to Lynnwood to enter into and perform this Agreement.
      4.1     CORPORATE ORGANIZATION.
      (a) Sterling is a corporation duly organized and validly existing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a bank holding company with the Federal Reserve Board. Sterling Savings Bank, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Klamath First Capital Trust I, Klamath First Capital Trust II, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling and the Articles of Incorporation and Bylaws (or equivalent documents) of Sterling’s Subsidiaries, copies of which have previously been made available to Lynnwood, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
      (b) Sterling Savings Bank is a Washington State chartered bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is a Qualified Thrift Lender. Sterling Savings Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 565.4) and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.” Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Source Capital Corporation, Tri-West Mortgage, Inc. and Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank. Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Sterling Savings Bank and the Articles of Incorporation and Bylaws (or equivalent documents) of the Sterling Savings Bank Subsidiaries, copies of which have previously been made available to Lynnwood, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
      4.2     CAPITALIZATION.
      (a) The authorized capital stock of Sterling consists of 60,000,000 shares of Sterling Common Stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of February 10, 2006, there were: (w) 34,892,352 shares of Sterling Common Stock issued and outstanding; (x) options to purchase 1,706,235 shares of Sterling Common Stock outstanding; (y) 436,249 shares of Sterling Common Stock reserved for issuance pursuant to stock option and other benefit plans; and (z) 992,796 shares of Sterling Common Stock reserved for issuance pursuant to Sterling’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan. No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options and plans set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.
      (b) Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the preferred stock of Sterling Savings Bank are pledged to Bank of Scotland as security for its line of credit to Sterling. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.
      4.3     AUTHORITY; NO VIOLATION.
      (a) Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders. No further corporate proceedings on the part of Sterling (including, without limitation, Sterling shareholder approval) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Lynnwood of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby or thereby, nor compliance by Sterling with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or

Bylaws of Sterling or the Articles of Incorporation or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
      4.4     CONSENTS AND APPROVALS.
      (a) Except for the approvals and filings referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; and (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.
      (b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.
      4.5     REPORTS.
      Since June 1, 2000, Sterling and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2004. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Sterling or any of its Subsidiaries.
      4.6     FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.
      Sterling has previously made available to Lynnwood true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2004 and 2003 and the related audited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years 2004, 2003 and 2002, inclusive, as reported in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the three-month period ended September 30, 2005 and 2004, as reported on Sterling’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all reports subsequently filed under the Exchange Act (the “Sterling Exchange Act Reports”) comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Lynnwood true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
      4.7     BROKER’S FEES.
      Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
      4.8     ABSENCE OF CERTAIN CHANGES OR EVENTS.
      (a) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement and accessible by the public on the SEC’s website: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.
      (b) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement and accessible by the public on the SEC’s website: since December 31, 2004, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.
      4.9     TAXES AND TAX RETURNS.
      (a) Since June 1, 2000, each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).
      (b) Since June 1, 2000, each of Sterling and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.
      (c) All liability with respect to the income Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2004.
      (d) Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Sterling.

      (e) There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.
      4.10     COMPLIANCE WITH APPLICABLE LAWS.
      Sterling and each Sterling Subsidiary has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
      4.11     TAX TREATMENT OF MERGER.
      As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      5.1     COVENANTS OF LYNNWOOD.
      (a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i) Lynnwood shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling);

(ii) Lynnwood shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees (and in any event, as of the Determination Date (as defined in Section 8.1), the number of Lynnwood loan officers shall be at least 85% of the number of Lynnwood loan officers as of the date of this Agreement) and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(iii) Lynnwood shall promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article VII not to be satisfied;

(iv) Lynnwood shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its contracts (other than with Sterling) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms; and

(v) Lynnwood shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.
      (b) Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Lynnwood shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling):

(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except cash dividends from Lynnwood Subsidiaries to Lynnwood or to other Lynnwood Subsidiaries, in conformity with past practice and applicable Law;

(ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Lynnwood Stock Option Plan in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire any shares of the capital stock of Lynnwood or Golf, or any securities convertible into or exercisable for any shares of the capital stock of Lynnwood or Golf;

(iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Lynnwood Common Stock pursuant to stock options or similar rights to acquire Lynnwood Common Stock granted pursuant to the Lynnwood Stock Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

(iv) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

(v) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Lynnwood receives an unsolicited bona fide Acquisition Proposal and Lynnwood’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Lynnwood may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the Board of Directors of Lynnwood concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, Lynnwood shall have entered into a confidentiality agreement with such third party on terms no less favorable to Lynnwood than the Confidentiality Agreement (as defined in Section 6.2). Lynnwood will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Lynnwood will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Lynnwood or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Lynnwood or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of Lynnwood concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be regionally recognized investment banking firms), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Lynnwood and not its Subsidiaries;

(vi) other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the Lynnwood Disclosure Letter, make capital expenditures aggregating in excess of $35,000, except for emergency repairs and replacements;

(vii) enter into any new line of business;

(viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

(ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(x) change its methods of accounting in effect at September 30, 2005 except as required by changes in GAAP or regulatory accounting principles as concurred to by Lynnwood’s independent auditors;

(xi) (a) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Lynnwood or Golf and one or more of its current or former directors, officers or employees, (b) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $65,000, (e) pay aggregate expenses of more than $3,000 of employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a rank of vice president or more senior, or (g) except as itemized in Section 5.1(b)(xi) of the Lynnwood Disclosure Letter, pay any retention or other bonuses in excess of $25,000 to any employees;

(xii) incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

(xiii) except as provided in Section 5.1(b)(xiii) of the Lynnwood Disclosure Letter, sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any Governmental Entity;

(xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

(xv) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions with, any officer, director or greater than five-percent shareholder of Lynnwood or Golf (or any affiliate of any of them), or to or with any employee of Lynnwood or Golf other than Loans to employees that are in the ordinary course of business consistent with past practices and that are qualified to be sold in the secondary market;

(xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

(xvii) purchase or originate (a) any Loans except in accordance with existing Golf lending policies, (b) unsecured consumer Loans in excess of $50,000, (c) residential permanent or construction Loans in excess of $2,000,000, (d) non-mortgage commercial Loans in excess of $250,000, or (e) income property (permanent and construction) Loans, excluding multi-family, in excess of $750,000, except in each case for (1) Loans for which written commitments have been issued by Golf as of the date hereof and (2) renewals of Loans existing as of the date of this Agreement or Loans permitted pursuant to this Section 5.1(b)(xvii), provided, however, that Lynnwood shall provide Sterling notice of (y) any permitted Loans set forth in (c), (d) or (e) above and (z) any commitments or renewals over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, Lynnwood shall provide notice to Sterling of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile), and Sterling shall have three business days to give notice of objection to such Loan, acting reasonably (and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile) and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within three business days shall be deemed a waiver of any such objection;

(xviii) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase;

(xix) sell any “held for investment” Loans or servicing rights related thereto or purchase any mortgage Loan servicing rights;

(xx) take or omit to take any other action that would have a Material Adverse Effect on, or materially delay, the ability of Lynnwood and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have a Material Adverse Effect on Lynnwood’s and Golf’s ability to consummate the transactions contemplated by this Agreement; or

(xxi) agree or commit to do any of the actions set forth in clauses (i) - (xx) of this Section 5.1(b).
      The consent of Sterling to any action by Lynnwood or Golf that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling. With respect to any written request by Lynnwood for Sterling’s consent to any non-permitted action of Lynnwood or Golf described in this Section 5.1, Sterling shall not unreasonably withhold, condition or delay its consent.

      5.2     COVENANTS OF STERLING.
      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Lynnwood’s prior written consent, Sterling shall not, and shall not permit any Sterling Subsidiary to:

(a) take any action that will result in any of Sterling’s representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(b) take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(c) take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling’s or Sterling Savings Bank’s ability to consummate the transactions contemplated by this Agreement; or

(d) agree or commit to do any of the actions set forth in clauses (a) - (c) of this Section 5.2.
      The consent of Lynnwood to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the Chairman, President or any Executive or Senior Vice President of Lynnwood.
      5.3     MERGER COVENANTS.
      (a) Notwithstanding that Lynnwood believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, Lynnwood recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, Lynnwood and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Lynnwood’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date or (ii) deemed to have a Material Adverse Effect upon Lynnwood if made upon Sterling’s written request.
      (b) Lynnwood shall cause the agreements listed in Section 5.3(b) of the Lynnwood Disclosure Letter (the “Lynnwood Prior Shareholder Agreements”) to be terminated, effective as of the Effective Time, in accordance with their respective terms, and Lynnwood will cause the parties to the Shareholder Agreements to waive all of their respective rights thereunder, effective as of the Effective Time.
      (c) Lynnwood shall use its reasonable best efforts to (i) merge the Golf Savings Bank 401(k) Plan into Sterling’s 401(k) Plan and (ii) terminate or withdraw from the Golf Savings Bank Deferred Compensation Plan and the Golf Savings Bank Benefits Plan, and all other Plans, except for the Golf Savings Bank 401(k) Plan and the Lynnwood Stock Option Plan, at or as soon as reasonably practicable after the Effective Time, in accordance with the applicable Plan documents and Laws; provided, however, that at Sterling’s written request, Lynnwood shall use its reasonable best efforts to take steps for one or more of the above-referenced Plans, as designated by Sterling, instead to be terminated or withdrawn from or merged into a corresponding Sterling plan. Lynnwood and Sterling shall cooperate in this regard.

ARTICLE VI
ADDITIONAL AGREEMENTS
      6.1     REGULATORY MATTERS.
      (a) Upon the execution and delivery of this Agreement, Sterling and Lynnwood shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Lynnwood shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Lynnwood or Sterling is discovered by Lynnwood or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Lynnwood and Sterling (if prior to the meeting of the shareholders of Lynnwood pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and Lynnwood shall furnish all information concerning Lynnwood and the holders of Lynnwood Common Stock as may be reasonably requested in connection with any such action.
      (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Lynnwood and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Lynnwood or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.
      (c) Lynnwood and Sterling shall each furnish the other with all information concerning each and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or Lynnwood to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.
      (d) Sterling and Lynnwood shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.
      6.2     ACCESS TO INFORMATION.
      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Lynnwood shall accord to the Representatives of Sterling, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records and, during such period, each party shall make available to Sterling (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries’) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of Lynnwood and its Subsidiaries’ Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Lynnwood and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of Sterling shall have the right to attend such meetings. Lynnwood shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Lynnwood and its Subsidiaries that is provided to directors of Lynnwood or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the Representatives of Lynnwood such access, during normal business hours during the period prior to the Effective Time, to Sterling’s Representatives as Lynnwood shall reasonably request, and shall make available to Lynnwood a copy of each report, schedule, and other document filed by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws.
      (b) Sterling and Lynnwood entered into a Confidentiality Agreement dated November 17, 2005 (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and Lynnwood pursuant to this Section 6.2.
      (c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.
      6.3     SHAREHOLDERS MEETING.
      (a) Lynnwood shall take all steps necessary to duly call, give notice of, convene and hold the Lynnwood Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of Lynnwood shall (i) recommend approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of Lynnwood and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the Lynnwood Meeting inconsistent with such recommendation (collectively, a “Change in Lynnwood Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in Lynnwood Recommendation, this Agreement shall be submitted to the shareholders of Lynnwood at the Lynnwood Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Lynnwood of such obligation. In addition to the foregoing, Lynnwood shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
      (b) Notwithstanding the foregoing, Lynnwood and its Board of Directors shall be permitted to effect a Change in Lynnwood Recommendation, if and only to the extent that:

(i) Lynnwood’s Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable Law, and

(ii) Prior to effecting such Change in Lynnwood Recommendation: (A) Lynnwood shall have complied in all material respects with Section 5.1(b)(v); (B) the Board of Directors of Lynnwood shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below; (C) Lynnwood shall notify Sterling, at least five business days in advance, of its intention to effect a Change in Lynnwood Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (D) Lynnwood shall, and shall cause its financial and legal advisors to, during the period following Lynnwood’s delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

      6.4     LEGAL CONDITIONS TO MERGER.
      Subject to the terms and conditions of this Agreement, each of Sterling and Lynnwood shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Lynnwood or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.
      6.5     STOCK EXCHANGE LISTING.
      Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.
      6.6     EMPLOYEES.
      (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of Lynnwood or any Lynnwood Subsidiary at the Effective Time will be credited with periods of service with Lynnwood or the applicable Lynnwood Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Lynnwood or the applicable Lynnwood Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of Lynnwood or a Lynnwood Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of Lynnwood and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Lynnwood and its Subsidiaries; (ii) provide each employee of Lynnwood and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; (iii) allow each employee of Lynnwood and its Subsidiaries to have credit for all unused sick leave as of the Effective Time; and (iv) provide coverage for all pre-existing conditions that were covered under any welfare plan of Lynnwood or the applicable Lynnwood Subsidiary. Lynnwood and its Subsidiaries shall cash out any unused vacation time accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.
      (b) Sterling or Sterling Savings Bank shall provide severance benefits to those employees of Lynnwood and its Subsidiaries whose employment is involuntarily terminated without cause at or within 180 days of the Effective Time (other than employees who are entitled to receive severance payments under employment or similar agreements) in accordance with (i) Sterling’s current written severance policy as previously delivered to Lynnwood and (ii) Schedule 6.6(b)(ii) of the Lynnwood Disclosure Letter.

      6.7     INDEMNIFICATION.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Lynnwood or any Lynnwood Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Lynnwood or any Lynnwood Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for each Indemnified Party, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling’s obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
      (b) This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling).
      (c) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any person (other than an affiliate) and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more persons, then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.
      6.8     SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.
      As soon as reasonably available, but in no event later than 75 days after the end of Lynnwood’s fiscal year, Lynnwood shall provide to Sterling the audited consolidated balance sheet of Lynnwood and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the relevant periods. As soon as reasonably available, but in no event later than 30 days after the end of each month, Lynnwood shall provide to Sterling the unaudited consolidated balance sheet of Lynnwood and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and shareholders’ equity for such month, as presented to the Board of Directors of Lynnwood.
      6.9     ADDITIONAL AGREEMENTS.
      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Sterling’s Subsidiaries and Lynnwood’s Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.
      6.10     ADVICE OF CHANGES.
      Sterling and Lynnwood shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Lynnwood or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.
      6.11     CURRENT INFORMATION.
      During the period from the date of this Agreement to the Effective Time, Lynnwood will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Lynnwood. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.
      6.12     CHANGE IN STRUCTURE.
      Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse consequences to Lynnwood, Lynnwood’s directors, or the Lynnwood shareholders as a result of such modification, (ii) the consideration to be paid to the Lynnwood shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Lynnwood agrees to cooperate fully with Sterling to effect such amendments.
      6.13     TRANSACTION EXPENSES OF LYNNWOOD.
      As promptly as practicable after the execution of this Agreement, Lynnwood will provide to Sterling an estimate of the expenses Lynnwood expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

      6.14     EXISTING LYNNWOOD BORROWING LINES.
      Section 6.14 of the Lynnwood Disclosure Letter sets forth those outstanding extensions of credit of which Lynnwood, Golf Savings Bank or any other Lynnwood Subsidiary is the borrower and that Charles Ainslie, or Charles Ainslie and Lynette Ainslie (collectively and separately, the “Guarantors”) have also personally guaranteed (collectively and separately, the “Guaranteed Lines”). Prior to the Effective Time, Sterling shall make commercially reasonable efforts to secure, effective as of the Effective Time, the full release of the Guarantors from all personal guarantees of, and all personal liability under or for, the Guaranteed Lines (a “Full Release”). In the event a Full Release has not been obtained prior to the Effective Time, Sterling shall pay the Guaranteed Lines in full concurrently with the Closing, shall deliver satisfactory evidence of such payment, shall continue to make commercially reasonable efforts to secure a Full Release as soon as reasonably possible thereafter, and shall indemnify and hold harmless the Guarantors for any liability of the Guarantors that is related to their personal guarantees of the Guaranteed Lines and that is incurred at or after the Effective Time as a result of a Full Release not having been obtained at the Effective Time. Notwithstanding the foregoing or any other term of this Agreement to the contrary, Lynnwood and the Lynnwood Subsidiaries shall have the right at any time prior to the Effective Time (and upon at least 1 business day prior notice to Sterling) to pay off in part or in full any or all of the Guaranteed Lines, and take such other reasonable steps as Lynnwood deems reasonably necessary or prudent to secure a Full Release. Notwithstanding anything in this Agreement to the contrary, payment by Sterling, any Sterling Subsidiary, Lynnwood or any Lynnwood Subsidiary of any or all Guaranteed Lines as provided herein shall not be considered (a) to have a Material Adverse Effect on Sterling or Lynnwood for any purpose under this Agreement, (b) to constitute a breach or default of any covenant, representation or warranty of Lynnwood hereunder, or (c) a failure of any condition precedent to Sterling’s obligation to effect the Merger on the terms otherwise set forth herein.
ARTICLE VII
CONDITIONS PRECEDENT
      7.1     CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.
      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the Lynnwood shareholders.

(b) Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(f) Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Lynnwood shall have received an opinion from Williams, Kastner & Gibbs PLLC, counsel to Lynnwood, in form and substance reasonably satisfactory to Sterling and Lynnwood, respectively, dated the date of the Effective Time, in each case substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Lynnwood will be a party to the reorganization within the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Lynnwood as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Lynnwood who exchange all of their Lynnwood Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by shareholders who exchange all of their Lynnwood Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Lynnwood Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Lynnwood, Sterling, their respective affiliates and others.

      7.2     CONDITIONS TO OBLIGATIONS OF STERLING.
      The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Lynnwood set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates). Sterling shall have received a certificate signed on behalf of Lynnwood by each of (y) the President, Chairman and Chief Executive Officer and (z) the Chief Financial Officer of Lynnwood, solely in their official capacities, to the foregoing effect.

(b) Performance of Covenants and Agreements of Lynnwood. Lynnwood shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Lynnwood by each of (y) the President, Chairman and Chief Executive Officer and (z) the Chief Financial Officer of Lynnwood, solely in their official capacities, to the foregoing effect.

(c) Absence of Material Change. There will not have been any Material Adverse Change in Lynnwood, whether or not resulting from a breach in any representation, warranty or covenant contained herein. Sterling shall have received a certificate signed on behalf of Lynnwood by each of (y) the President, Chairman and Chief Executive Officer and (z) the Chief Financial Officer of Lynnwood, solely in their official capacities, to the foregoing effect.

(d) This Agreement and the Merger shall have been duly and validly approved and adopted, as required by the WBCA and Lynnwood’s Articles of Incorporation and Bylaws, each as currently in effect, by the valid and affirmative vote or written consent of at least two-thirds of the outstanding shares of Lynnwood Common Stock held by the Other Holders.

(e) Voting Agreement. On and effective as of the date of this Agreement, Sterling shall have received Voting Agreements from each of the shareholders set forth on Schedule 7.1(e) hereto.

(f) Shareholders Agreement. On and effective as of the date of this Agreement, Sterling shall have received Shareholders Agreements from each of the Shareholders set forth on Schedule 7.1(f) hereto, and as of the Closing Date no action shall have been taken by any such Shareholder to rescind the Shareholders Agreement.

(g) Employment Agreements. On the date of this Agreement, Sterling shall have entered into employment agreements with each of the individuals set forth on Schedule 7.1(g) hereto, with such employment agreements effective as of the Effective Time, and as of the Closing Date each of such individuals shall have remained continuously employed with Lynnwood or a Subsidiary from the date of this Agreement through the Closing (other than as a result of the death or disability of such individual), and no action shall have been taken by any such individual to rescind such employment agreement.

(h) Consulting Agreement. On the date of this Agreement, the individual set forth on Schedule 7.1(h) hereto shall have entered into an amendment to his employment agreement with Lynnwood, terminating such Agreement immediately prior to the Effective Time and shall have entered into a consulting agreement with Sterling, and no action shall have been taken by such individual to rescind such documents.

(i) Director Resignations. Sterling shall have received resignations from each director of Lynnwood and each of its Subsidiaries.

      7.3     CONDITIONS TO OBLIGATIONS OF LYNNWOOD.
      The obligation of Lynnwood to effect the Merger is also subject to the satisfaction or waiver by Lynnwood at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Sterling set forth in this Agreement (i) that are qualified by materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates). Lynnwood shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling, solely in their official capacities, to the foregoing effect.

(b) Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Lynnwood shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling, solely in their official capacities, to such effect.

(c) Absence of Material Change. There will not have been any Material Adverse Change in Sterling, whether or not resulting from a breach in any representation, warranty or covenant contained herein. Lynnwood shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling, solely in their official capacities, to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT
      8.1     TERMINATION.
      This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

(a) by mutual written consent of Sterling and Lynnwood;

(b) by either Sterling or Lynnwood if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Sterling or Lynnwood if the Merger shall not have been consummated on or before November 30, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement (i) to perform or observe the covenants and agreements of such party or (ii) to fulfill the other party’s conditions to Closing, in each case as set forth herein;

(d) if the Merger has not occurred by the Closing Date, (i) by Sterling if the conditions to Closing set forth in Section 7.2 have not been satisfied or waived, and Sterling (A) is not then in material breach of any representation, warranty, covenant or other agreement contained herein and (B) has not failed to materially satisfy the other party’s conditions to Closing (that have not been waived) due to be performed or satisfied as of the date of the event giving rise to the right to terminate; or (ii) by Lynnwood if the conditions to Closing set forth in Section 7.3 have not been satisfied or waived, and Lynnwood (A) is not then in material breach of any representation, warranty, covenant or other agreement contained herein and (B) has not failed to materially satisfy the other party’s conditions to Closing (that have not been waived) due to be performed or satisfied as of the date of the event giving rise to the right to terminate;

(e) by either Sterling or Lynnwood (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein and has not failed to materially satisfy the other party’s conditions to Closing that have not been waived) if the other party shall have materially breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

(f) by either Sterling or Lynnwood if the approval of the shareholders of Lynnwood contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the vote required under the WBCA at the Lynnwood Meeting, provided, however, that the right to terminate this Agreement under this Section 8.1(f) will not be available to Lynnwood where the failure to obtain the approval of the shareholders of Lynnwood will have been caused by (i) Lynnwood’s action or failure to act, and such action or failure to act constitutes a material breach by Lynnwood of this Agreement, or (ii) a breach of the Voting Agreements by any party thereto other than Sterling;

(g) by Sterling if: (i) the Board of Directors of Lynnwood shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in Lynnwood Recommendation, or (ii) Lynnwood shall have breached the terms of Section 5.1(b)(v) hereof in any respect adverse to Sterling; or

(h) by Lynnwood, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

(1) There is not a material breach by Lynnwood of any representations, warranties, covenants or other agreements contained herein;

(2) The Sterling Determination Price (as defined below) on the Determination Date is less than $22.56; and

(3) (a) the number obtained by dividing the Sterling Determination Price by $26.54 (the “Sterling Change Ratio”) is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the “Index Change Ratio”).
      For purposes of this Section 8.1(h), the following terms have the meanings indicated below:
      “Trading Day” means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.
      “Determination Date” shall mean the Trading Day five business days prior to the Closing Date.
      “Daily Sales Price” for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.
      “Sterling Determination Price” shall mean the average of the Daily Sales Prices of Sterling Common Stock on the twenty consecutive Trading Days ending on and including the Determination Date.
      “Final Index Price” means the weighted average of the Final Prices for each company comprising the Index Group.
      “Final Price,” with respect to any company belonging to the Index Group, means the average of the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the twenty consecutive Trading Days ending on and including the Determination Date.
      “Index Group” means the 20 financial institution holding companies listed on Exhibit D attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit D.
      “Initial Index Price” means the sum of each per share average closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded for the twenty consecutive Trading Days ending on and including the day before announcement of the signing of this Agreement.
      If Sterling declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
      If Lynnwood elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the “Effective Termination Date”); provided that within two business days after Sterling’s receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of Lynnwood Common Stock hereunder by increasing the amount of Merger Consideration Value by the percent by which the Sterling Change Ratio is less than the Index Change Ratio (such increased Merger Consideration Value, the “Adjusted Merger Consideration Value”). Such adjustment to the Merger Consideration Value can be effected by an increase in the Cash Consideration or a combination of the Cash Consideration and the Stock Consideration, at Sterling’s discretion; provided, however, that any such combination of Cash Consideration and Stock Consideration shall consist of an amount of Cash Consideration equal to or greater than the proportion of the respective values of the initial Cash Consideration and Stock Consideration; provided, further, that notwithstanding the foregoing, any such adjustment shall not result in the Cash Consideration constituting more than 40% of the sum of the Adjusted Merger Consideration Value and the amount expected to be paid to Dissenting Shareholders, if any. If Sterling so elects, it shall timely give written notice to Lynnwood of such election and of the Adjusted Merger Consideration Value, whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration Value shall have been so modified).
      8.2     EFFECT OF TERMINATION.
      (a) This Agreement may only be terminated in accordance with Section 8.1. In the event of termination of this Agreement by either Sterling or Lynnwood as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement unless and until the other party has chosen, at such party’s sole discretion, as its sole remedy for any such willful or intentional breach, the payment of a termination fee as provided in Section 8.2(b), provided that in no event shall either party be liable to the other for consequential damages arising out of any such breach.
      (b) (i) Lynnwood shall pay Sterling a fee (the “Lynnwood Termination Fee”) if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Sections 8.1(f) or 8.1(g) and Sterling elects to receive the payment of the Lynnwood Termination Fee, the Lynnwood Termination Fee shall be $2.5 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated by Sterling pursuant to Sections 8.1(d) or 8.1(e) and Sterling elects to receive the payment of the Lynnwood Termination Fee, the Lynnwood Termination Fee shall be $1.0 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination; provided, however, that if this Agreement is terminated by Sterling pursuant to Sections 8.1(d) or 8.1(e) and Sterling has elected to receive the payment of the Lynnwood Termination Fee, and within twelve months after such termination Lynnwood or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Lynnwood Termination Fee shall be $2.5 million (net of any prior payment of said $1.0 million).
      (ii) If Lynnwood terminates this Agreement pursuant to Sections 8.1(d) or 8.1(e) and Lynnwood elects to receive the payment of a termination fee, Sterling shall pay Lynnwood a fee of $1.0 million (the “Sterling Termination Fee”), which shall be Lynnwood’s sole and exclusive remedy for such termination.
      (c) The Lynnwood Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following written notice from the other party that it has elected to receive the termination fee to which it is entitled as its sole and exclusive remedy, with such notice to be provided within two business days following a termination referred to in Section 8.2(b), and if the Lynnwood Termination Fee is increased from $1.0 million to $2.5 million as provided in Section 8.2(b), the increase shall be paid within two business days following the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee.
      (d) Sterling and Lynnwood agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the Lynnwood Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.
      8.3     AMENDMENT.
      Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Lynnwood; provided, however, that after any approval of the transactions contemplated by this Agreement by Lynnwood’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Lynnwood shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.4     EXTENSION; WAIVER.
      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
      9.1     CLOSING.
      Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will be on the day the Articles of Merger are filed with the Washington Secretary of State and will take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., 422 West Riverside Avenue, Suite 1100, Spokane, Washington, 99201, on a date which shall be no later than ten business days after the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the approval of the Merger by the shareholders of Lynnwood; provided, however that in no event shall such date be earlier than July 5, 2006, with such date to be specified in writing by Sterling to Lynnwood at least five business days prior to such Closing, or such other date, place and time as the parties may agree (the “Closing Date”). The parties shall use their reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before June 27, 2006.
      9.2     NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
      None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

      9.3     EXPENSES.
      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise specifically provided herein.
      9.4     NOTICES.
      Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a business day, and otherwise on the next business day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a business day, and otherwise on the next business day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.
      All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to Sterling, to:
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn.: Daniel G. Byrne
Executive Vice President-Finance
Facsimile Number: (509) 624-6233
      with a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S.
422 West Riverside Avenue, Suite 1100
Spokane, Washington 99201
Attn.: Andrew J. Schultheis, Esq.
Facsimile Number: (509) 458-2728
and

(b) if to Lynnwood, to:
Lynnwood Financial Group, Inc.
6505 218th Ave. SW, Suite 9
Mountlake Terrace, Washington 98043
Attn.: Charles J. Ainslie
President, Chairman and Chief Executive Officer
Facsimile Number: (425) 771-4850

      with a copy to:

Williams, Kastner & Gibbs, PLLC
Two Union Square
601 Union Street, Suite 4100
Seattle, WA 98101
Attn: Jerry A. Creim, Esq.
Facsimile Number: (206) 628-6611
      9.5     INTERPRETATION.
      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Sterling, Lynnwood or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.
      9.6     COUNTERPARTS.
      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      9.7     ENTIRE AGREEMENT.
      This Agreement (including the Disclosure Letter, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.
      9.8     GOVERNING LAW.
      This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.
      9.9     ENFORCEMENT OF AGREEMENT.
      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.10     SEVERABILITY.
      Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.11     PUBLICITY.
      Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Lynnwood shall, or shall permit any of Sterling’s Subsidiaries or representatives or Lynnwood’s Subsidiaries or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.
      9.12     ASSIGNMENT; LIMITATION OF BENEFITS.
      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      Sterling and Lynnwood have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
STERLING FINANCIAL CORPORATION
By: /s/ Harold B. Gilkey

       HAROLD B. GILKEY
       Chairman and Chief Executive Officer
LYNNWOOD FINANCIAL GROUP, INC.
By: /s/ Charles J. Ainslie

       CHARLES J. AINSLIE
       President, Chairman and
       Chief Executive Officer
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

      GLOSSARY OF DEFINED TERMS
Acquisition Proposal has the meaning provided in Section 5.1.
Adjusted Merger Consideration Value has the meaning provided in Section 8.1.
Aggregate Merger Consideration Value has the meaning provided in Section 1.4.
Agreement has the meaning provided in the first paragraph of page 1.
Articles of Merger has the meaning provided in Section 1.2.
Cash Consideration has the meaning provided in Section 1.4.
Certificate has the meaning provided in Section 1.4.
Change in Lynnwood Recommendation has the meaning provided in Section 6.3.
Closing has the meaning provided in Section 9.1.
Closing Date has the meaning provided in Section 9.1.
Code has the meaning provided in the third paragraph of page 1.
Confidentiality Agreement has the meaning provided in Section 6.2.
Daily Sales Price has the meaning provided in Section 8.1.
Determination Date has the meaning provided in Section 8.1.
DFI has the meaning provided in Section 3.3.
Dissenting Shareholder has the meaning provided in Section 1.4.
Dissenting Shares has the meaning provided in Section 1.4.
Effective Termination Date has the meaning provided in Section 8.1.
Effective Time has the meaning provided in Section 1.2.
Environmental Laws has the meaning provided in Section 3.15.
ERISA has the meaning provided in Section 3.11.
ERISA Affiliate has the meaning provided in Section 3.11.
Exchange Act has the meaning provided in Section 3.6.
Exchange Agent has the meaning provided in Section 2.1.
Exchange Fund has the meaning provided in Section 2.1.
FDIC has the meaning provided in Section 3.1.
Final Index Price has the meaning provided in Section 8.1.
Final Price has the meaning provided in Section 8.1.
Founder Consideration has the meaning provided in Section 1.4.
Founder Merger Consideration Value has the meaning provided in Section 1.4.
Founder Stock has the meaning provided in Section 1.4.
Founder Stock Consideration has the meaning provided in Section 1.4.
Founder Stock Consideration Value has the meaning provided in Section 1.4.
Founders has the meaning provided in Section 1.4.

Full Release has the meaning provided in Section 6.14.
GAAP has the meaning provided in Section 1.12.
Guaranteed Lines has the meaning provided in Section 6.14.
Guarantors has the meaning provided in Section 6.14.
Golf Escrow has the meaning provided in Section 3.1.
Governmental Entity has the meaning provided in Section 3.3.
HOLA has the meaning provided in Section 3.1.
Indemnified Parties has the meaning provided in Section 6.7.
Index Change Ratio has the meaning provided in Section 8.1.
Index Group has the meaning provided in Section 8.1.
Initial Index Price has the meaning provided in Section 8.1.
Injunction has the meaning provided in Section 7.1.
IRS has the meaning provided in Section 3.10.
Laws has the meaning provided in Section 3.3.
Loans has the meaning provided in Section 3.20.
Lynnwood has the meaning provided in the first paragraph of page 1.
Lynnwood Common Stock has the meaning provided in Section 1.4.
Lynnwood Contract has the meaning provided in Section 3.12.
Lynnwood Disclosure Letter has the meaning provided in the first paragraph of Article III.
Lynnwood Meeting has the meaning provided in Section 3.4.
Lynnwood Option has the meaning provided in Section 1.6.
Lynnwood Option Shares has the meaning provided in Section 1.4.
Lynnwood Prior Shareholder Agreements has the meaning provided in Section 5.3.
Lynnwood Stock Option Plan has the meaning provided in Section 1.6.
Lynnwood Termination Fee has the meaning provided in Section 8.2.
Material Adverse Effect has the meaning provided in Section 3.1.
Merger has the meaning provided in the second paragraph of page 1.
NASDAQ has the meaning provided in Section 3.4.
OREO has the meaning provided in Section 3.16.
Other Holders has the meaning provided in Section 1.4.
Other Holders Aggregate Consideration has the meaning provided in Section 1.4.
Other Holders Per Share Consideration has the meaning provided in Section 1.4.
Other Holders Stock has the meaning provided in Section 1.4.
OTS has the meaning provided in Section 3.1.
Per Share Merger Consideration Value has the meaning provided in Section 1.4.

Plans has the meaning provided in Section 3.11.
Proxy Statement/ Prospectus has the meaning provided in Section 3.4.
Registration Statement has the meaning provided in Section 3.4.
Regulatory Agreement has the meaning provided in Section 3.13.
Representatives has the meaning provided in Section 5.1.
Requisite Regulatory Approvals has the meaning provided in Section 7.1.
Sandler has the meaning provided in Section 3.7.
SEC has the meaning provided in Section 1.4.
Securities Act has the meaning provided in Section 3.6.
Shareholders Agreement has the meaning provided in the fifth paragraph of page 1.
Sterling has the meaning provided in the first paragraph of page 1.
Sterling Average Price Per Share has the meaning provided in Section 1.4.
Sterling Change Ratio has the meaning provided in Section 8.1.
Sterling Common Stock has the meaning provided in Section 1.4.
Sterling Determination Price has the meaning provided in Section 8.1
Sterling Exchange Act Reports has the meaning provided in Section 4.6.
Sterling Termination Fee has the meaning provided in Section 8.1.
Stock Consideration has the meaning provided in Section 1.4.
Subsidiary has the meaning provided in Section 1.4.
Superior Proposal has the meaning provided in Section 5.1.
Surviving Corporation has the meaning provided in Section 1.1.
Tax Return has the meaning provided in Section 3.10.
Taxable has the meaning provided in Section 3.10.
Taxes has the meaning provided in Section 3.10.
Trading Day has the meaning provided in Section 8.1.
Voting Agreement has the meaning provided in the fifth paragraph of page 1.
WBCA has the meaning provided in Section 1.3.

APPENDIX B
DISSENTERS’ RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT
Chapter 13 of the Washington Business Corporation Act
RCW 23B.13.010 Definitions. As used in this chapter:
      (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
      (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.
      (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
      (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
      (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
      (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
      (7) “Shareholder” means the record shareholder or the beneficial shareholder.
RCW 23B.13.020 Right to dissent.
      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d. An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

a. The proposed corporate action is abandoned or rescinded;

b. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

c. The shareholder’s demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030 Dissent by nominees and beneficial owners.
      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.
      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

a. The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b. The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200 Notice of dissenters’ rights.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.
RCW 23B.13.210 Notice of intent to demand payment.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.
      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights-Notice.
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
      (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

e. Be accompanied by a copy of this chapter.
RCW 23B.13.230 Duty to demand payment.
      (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.
      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.
      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.240 Share restrictions.
      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250 Payment.
      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

a. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

b. An explanation of how the corporation estimated the fair value of the shares;

c. An explanation of how the interest was calculated;

d. A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

e. A copy of this chapter.
RCW 23B.13.260 Failure to take action.
      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.
RCW 23B.13.270 After-acquired shares.
      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.
RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.
      (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

a. The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

b. The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

c. The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.
      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.
RCW 23B.13.310 Court costs and counsel fees.
      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C
Lynnwood Financial Group and Subsidiaries
Consolidated Financial Report
December 31, 2005
McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.

Lynnwood
Financial
Group
and
Subsidiaries
Consolidated
Financial
Report
December 31 2005

Independent Auditor’s Report
Board of Directors
Lynnwood Financial Group
Mountlake Terrace, Washington
      We have audited the accompanying consolidated balance sheets of Lynnwood Financial Group and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lynnwood Financial Group and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
      Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic consolidated financial statements taken as a whole.
Tacoma, Washington
February 14, 2006
McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.

Consolidated
Financial
Statements

Consolidated Balance Sheets
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
ASSETS
Cash and due from banks	$4,066	$2,264
Interest-bearing deposits at other financial institutions	11,178	811
Securities trading	1,162	736
Federal Home Loan Bank stock, at cost	2,487	2,477
Loans held for sale	40,204	23,439
Loans	431,783	252,884
Less allowance for credit losses	3,102	2,126
Net loans	428,681	250,758
Premises and equipment	2,595	1,961
Accrued interest receivable	3,115	1,427
Foreclosed real estate	—	121
Other assets	3,883	2,497
Total assets	$497,371	$286,491
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand, non-interest-bearing	$13,465	$13,262
Savings and NOW	39,914	30,274
Time	364,320	190,601
Total deposits	417,699	234,137
Notes payable	20,278	13,140
Guaranteed preferred beneficial interests in subordinated debt	19,589	9,279
Accrued interest payable	619	306
Other liabilities	4,353	2,868
Total liabilities	462,538	259,730
Commitments and Contingencies	—	—
Shareholders’ Equity
Common stock (par value: $.20); 4,000,000 shares authorized; issued and outstanding: 2005 — 1,038,921 shares; 2004 — 939,954 shares	208	188
Additional paid-in capital	14,791	13,204
Retained earnings	19,834	13,369
Total shareholders’ equity	34,833	26,761
Total liabilities and shareholders’ equity	$497,371	$286,491
See notes to consolidated financial statements.

Consolidated Statements of Income
Lynnwood Financial Group and Subsidiaries
Years Ended December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
Interest and Dividend Income
Loans	$42,211	$22,788
Federal funds sold and interest-bearing deposits at other financial institutions	38	5
Federal Home Loan Bank stock dividends	9	45
Securities trading	104	—
Total interest and dividend income	42,362	22,838
Interest Expense
Deposits	10,630	3,427
Notes payable	1,279	709
Guaranteed preferred beneficial interests in subordinated debt	888	434
Total interest expense	12,797	4,570
Net interest income	29,565	18,268
Provision for Credit Losses	896	897
Net interest income after provision for credit losses	28,669	17,371
Non-Interest Income
Mortgage broker fees and service release premiums	13,346	12,726
Gains on sales of loans	5,795	3,821
Escrow fees	1,818	1,577
Other	808	652
Total non-interest income	21,767	18,776
Non-Interest Expense
Salaries and employee benefits	26,766	20,061
Occupancy	1,017	829
Equipment expense	1,823	1,425
Other	6,633	5,003
Total non-interest expense	36,239	27,318
Income before income taxes	14,197	8,829
Income Taxes	4,733	2,483
Net income	$9,464	$6,346
See notes to consolidated financial statements.

Consolidated Statements of Shareholders’ Equity
Lynnwood Financial Group and Subsidiaries
Years Ended December 31, 2005 and 2004

	Shares of		Additional
	Common	Common	Paid-In	Retained
	Stock	Stock	Capital	Earnings	Total

	(Dollars in thousands)
Balance at December 31, 2003	756,084	$151	$13,125	$9,021	$22,297
Net income	—	—	—	6,346	6,346
Exercise of stock options	181,900	37	24	—	61
Sale of common stock	1,970	—	55	—	55
Cash dividends ($2.13 per share)	—	—	—	(1,998)	(1,998)
Balance at December 31, 2004	939,954	188	13,204	13,369	26,761
Net income	—	—	—	9,464	9,464
Exercise of stock options	72,900	15	229	—	244
Sale of common stock	26,067	5	1,350	—	1,355
Cash dividends ($2.99 per share)	—	—	—	(2,999)	(2,999)
Income tax benefit from stock options exercised	—	—	8	—	8
Balance at December 31, 2005	1,038,921	$208	$14,791	$19,834	$34,833
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Lynnwood Financial Group and Subsidiaries
Years Ended December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
Cash Flows from Operating Activities
Net income	$9,464	$6,346
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	896	897
Depreciation and amortization	794	664
Amortization of loan fees	345	244
Deferred income tax expense	89	365
Origination of loans held for sale	(856,371)	(545,588)
Proceeds from sale of loans held for sale	845,401	549,414
Gains on sales of loans	(5,795)	(3,821)
Stock dividends received	(9)	(45)
Increase in interest receivable	(1,688)	(702)
Loss on sale of foreclosed real estate	68	—
Increase in interest payable	313	168
Purchase of securities trading	(323)	(186)
Other	1,069	(1,040)
Net cash provided by (used in) operating activities	(5,747)	6,716
Cash Flows from Investing Activities
Increase in interest bearing deposits at other financial institutions	(10,367)	(776)
Increase in loans made to customers, net of principal collections	(179,232)	(95,939)
Purchases of premises and equipment	(2,267)	(1,630)
Proceeds from sale of foreclosed real estate	115	177
Purchase of investment in Lynnwood Financial Statutory Trust II	(310)	—
Net cash used in investing activities	(192,061)	(98,168)
Cash Flows from Financing Activities
Net increase in deposits	183,562	106,941
Net decrease in short-term borrowings	—	(5,000)
Net increase (decrease) in notes payable	7,138	(10,090)
Proceeds from issuance of guaranteed preferred beneficial interests in subordinated debt	10,310	—
Sale of common stock	1,355	55
Exercise of stock options	244	61
Cash dividends paid	(2,999)	(1,998)
Net cash provided by financing activities	199,610	89,969
Net increase (decrease) in cash and due from banks	1,802	(1,483)
Cash and Due from Banks
Beginning of year	2,264	3,747
End of year	$4,066	$2,264
Supplemental Disclosures of Cash Flow Information
Interest paid	$12,484	$4,402
Income taxes paid	4,756	2,645
Supplemental Disclosures of Non-Cash Investing and Financing Activities
Foreclosed real estate acquired in settlement of loans	$(293)	$—
Financed sale of foreclosed real estate	225	—
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004
Note 1 — Nature of Business and Significant Accounting Policies

Nature of Business and Principles of Consolidation
      The consolidated financial statements include the accounts of Lynnwood Financial Group and its wholly owned subsidiaries, Golf Savings Bank (the Bank) and Golf Escrow Corporation, formerly known as Lynnwood Escrow Corporation, collectively referred to as “the Corporation.” Intercompany transactions and balances have been eliminated in consolidation. The wholly owned subsidiaries not included in the consolidated financial statements are Lynnwood Financial Statutory Trust I and Lynnwood Financial Statutory Trust II (the Trusts), special purpose trusts established for the purpose of issuing guaranteed preferred beneficial interest in the Company’s junior subordinated debenture. The Trusts were not consolidated pursuant to Financial Accounting Standard Board (FASB) Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R), issued by the FASB in December 2003.
      The Corporation is a bank holding company which operates primarily through its major subsidiary, the Bank. The Corporation operates branches in Mountlake Terrace, Silverdale, Kirkland, Gig Harbor, Seattle, North Seattle and Kennewick, Washington. The Corporation originates financing for home mortgages that are sold in the secondary market; brokers home mortgage loans; and provides loans to predominately small- and mid-sized businesses and construction companies. Golf Escrow Corporation provides escrow services for residential real estate closings.

Consolidated Financial Statement Presentation
      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry. Preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, and the valuation of loans held for sale and deferred tax assets.
      Certain prior year amounts have been reclassified to conform to the 2005 presentation, with no impact on net income and shareholders’ equity as previously reported. All dollar amounts are stated in thousands.

Cash and Cash Equivalents
      Cash and cash equivalents consist of cash and due from banks. Cash flows from interest-bearing deposits at other financial institutions, loans, short-term borrowings, and deposits are reported net.
      The Bank maintains its cash in depository institution accounts, which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Securities Trading
      Securities trading consist of mutual funds that the Corporation intends to hold for an indefinite period. The securities are reported at fair value with changes in fair value recorded in earnings. The securities are designated internally for payout of the Corporation obligation under its deferred compensation plan. In accordance with its deferred compensation plan, all changes in fair value are recorded to participant accounts.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)

Federal Home Loan Bank Stock
      The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of FHLB in an amount equal to the greater of 1 percent of its outstanding home loans or 3.5 percent of advances from FHLB. The recorded amount of FHLB stock equals its fair value because the shares can only be redeemed by FHLB at the $100 per share par value.

Mortgage Banking Activities
      Mortgage loans originated and intended for sale in the secondary market are reported as loans held for sale and are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Loans Receivable
      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.
      Because some loans may not be repaid in full, an allowance for credit losses is recorded. An allowance for credit losses is a valuation allowance for probable incurred credit losses. The allowance for credit losses is increased by a provision for credit losses charged to expense and decreased by charge-offs (net of recoveries). The allowance is based on ongoing, quarterly assessments of the probable and estimable losses inherent in the loan portfolio. The Corporation’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance and specific allowances.
      The formula portion of the general credit loss allowance is established by applying a loss percentage factor to the different loan types. The allowances are provided based on management’s continuing evaluation of the pertinent factors underlying the quality of the loan portfolio, including changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, geographic concentrations, seasoning of the loan portfolio, specific industry conditions, and the duration of the current business cycle. The recovery of the carrying value of loans is susceptible to future market conditions beyond the Corporation’s control, which may result in losses or recoveries differing from those provided.
      Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been incurred. Impaired loans consist of loans receivable that are not expected to be repaid in accordance with their contractual terms and are measured using the fair value of the collateral. Smaller balance loans are excluded from this analysis.
      The ultimate recovery of all loans is susceptible to future market factors beyond the Corporation’s control. These factors may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses and may require the Corporation to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
      Interest income on loans is accrued over the term of the loans based upon the principal outstanding. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Premises and Equipment
      Premises and equipment are stated at cost less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets. Asset lives range from three to seven years. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Gains or losses on dispositions are reflected in earnings. Certain artwork held by the Corporation is deemed to have a value that is maintained perpetually and therefore not depreciated.
      The assets are reviewed for impairment when events indicate their carrying value may not be recoverable. If management determines impairment exists, the asset is reduced by an offsetting charge to expense.

Foreclosed Real Estate
      Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at the lower of cost or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values. Any subsequent reductions in carrying values, and revenue and expense from the operations of properties, are charged to operations.

Transfers of Financial Assets
      Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes
      Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax basis of assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
      The Bank and Golf Escrow Corporation provide for income taxes on a separate basis and remit amounts currently due to Lynnwood Financial Group.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)

Stock-Based Compensation
      At December 31, 2005, the Corporation has two stock-based employee compensation plans, which are described more fully in Note 13. The Corporation accounts for those plans under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. On June 1, 2000, the Corporation adopted a plan which grants certain key employees options to purchase common stock. The exercise price of each option equals the fair market value of the Corporation’s stock on the date of grant. Accordingly, no stock-based compensation cost is reflected in net income.
      The following illustrates the effect on net income if the Corporation had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation awards for the effects of all options granted under the 2000 plan for the years ended December 31:

	2005	2004

Net income, as reported	$9,464	$6,346
Less total stock-based compensation expense determined under the fair value method for all qualifying awards	32	75
Pro forma net income	$9,432	$6,271

Fair Value of Financial Instruments
      The following methods and assumptions were used by the Corporation in estimating fair value of financial instruments disclosed in these consolidated financial statements:

Cash, Due from Banks and Interest-Bearing Deposits at Other Financial Institutions
      Carrying amounts of cash, due from banks and interest-bearing deposits at other financial institutions approximate their fair value.

Securities Trading
      Fair value of securities is based on quoted market prices.

Federal Home Loan Bank Stock
      The carrying value of Federal Home Loan Bank stock approximates its fair value.

Loans
      Residential construction loans are variable rate loans that reprice frequently and have no significant change in credit risk; fair value is based on carrying values. Fair value for fixed rate loans is estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair value of loans held for sale is based on their estimated market prices. Fair value of impaired loans is estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)

Deposit Liabilities
      The fair value of deposits with no stated maturity date is included at the amount payable on demand. Fair value of fixed rate certificates of deposit is estimated using a discounted cash flow calculation based on interest rates currently offered on similar certificates.

Notes Payable
      Fair value of the Corporation’s notes payable is variable rate borrowings and is based on carrying value.

Guaranteed Preferred Beneficial Interests in Subordinated Debt
      The estimated fair value is determined based on quoted market rates for subordinated debt with similar characteristics.

Accrued Interest
      The carrying amount of accrued interest approximates their fair value.

Off-Balance-Sheet Instruments
      The fair value of commitments to extend credit was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customers. Since the majority of the Bank’s off-balance-sheet instruments consist of non-fee producing, variable-rate commitments, the Bank has determined that they do not have a distinguishable fair value.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (SFAS 123R), a revision of SFAS No. 123. SFAS 123R will require the Corporation to, among other things, measure all employee stock-based compensation awards using a fair value method and record such expense in the Corporation’s consolidated financial statements. The provisions of SFAS 123R are effective no later than the beginning of the next fiscal year that begins after December 31, 2005; the Corporation will adopt the new requirements in its first quarter of fiscal 2006 using the prospective transition method. The adoption of SFAS 123R will increase the Corporation’s future compensation expense for new awards granted, modified or settled after date of adoption.
      On December 19, 2005, the FASB staff issued FSP SOP 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk. This FSP recognizes that certain loan products (e.g., loans subject to significant payment increases, negatively amortizing loans and loans with high loan-to-value ratios) may increase a reporting entity’s exposure to credit risk, that may result in a concentration of credit risk as defined in SFAS No. 107, Disclosures about Fair Value of Financial Instruments, that requires separate disclosure within the financial statements. The FSP was effective immediately and the disclosures required have been presented in Note 17.
Note 2 — Restricted Assets
      Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances in the form of cash on hand or on deposit with the Federal Reserve Bank, based on a percentage of

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
deposits. The amounts of such balances for the years ended December 31, 2005 and 2004 were approximately $163 and $142, respectively.
Note 3 — Securities Trading
      Securities have been classified according to management’s intent. Trading securities, at fair value, consist of the following at December 31:

	2005	2004

Mutual funds	$1,162	$736
      The net gain on trading activities included in earnings was $104,000 and $84,000 for the years ended December 31, 2005 and 2004, respectively. The mutual funds were purchased in 2004 to fund a deferred compensation plan adopted in November 2003 (see Note 10).
Note 4 — Loans
      Loans at December 31 consist of the following:

	2005	2004

Commercial	$3,698	$3,738
Real estate:
Residential 1-4 family	33,473	25,829
Construction	337,452	209,279
Commercial	57,340	13,857
Consumer	421	437
	432,384	253,140
Less net deferred loan origination fees	601	256
Total loans	$431,783	$252,884
      Changes in the allowance for credit losses for the years ended December 31 are as follows:

	2005	2004

Balance at beginning of year	$2,126	$1,261
Provision for credit losses	896	897
Charge-offs	(13)	(68)
Recoveries	93	36
Net charge-offs	80	(32)
Balance at end of year	$3,102	$2,126
      There were no impaired loans at December 31, 2005 and 2004. The average investment in impaired loans was $96 for the year ended December 31, 2004. There was none for the year ended December 31, 2005.
      At December 31, 2005, there were no commitments to lend additional funds to borrowers whose loans have been modified. No loans 90 days and over past due were still accruing interest at December 31, 2005 and 2004.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Note 5 — Premises and Equipment
      Premises and equipment at December 31 consist of the following:

	2005	2004

Furniture, artwork and equipment	$1,916	$1,523
Automobiles	293	270
Leasehold improvements	1,778	1,329
Computer equipment	2,072	1,608
	6,059	4,730
Less accumulated depreciation and amortization	(3,464)	(2,769)
Total premises and equipment	$2,595	$1,961

Leases
      The Corporation leases various office equipment and office spaces for its corporate offices and branches. These leases are scheduled to expire at various times through December 31, 2013. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Most of the office space leases provide that the Corporation pays taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises. Rent expense totaled $957 and $758 for the years ended December 31, 2005 and 2004, respectively.
      Minimum lease payments required under noncancellable operating leases for future years ending December 31 are as follows:

2006	882
2007	891
2008	710
2009	550
2010	145
Total	$3,178
Note 6 — Notes Payable
      Notes payable to banks are secured by mortgage loans and/or assignments of deeds of trust on the subject real estate and/or personal guarantees by the Corporation’s majority shareholder. As a result,

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
substantially all of the Corporation’s loans receivable and loans held for sale comprise security for the notes payable to banks. Notes payable at December 31 consist of the following:

	2005	2004

Golf Savings Bank
Note payable to Federal Home Loan Bank of Seattle; the Bank’s total available balance is related to the balance of FHLB Class B(1) stock, which must be no more than 3.5 percent of advances ($171,000 at December 31, 2005); maturing July 1, 2006, with interest due monthly. The note was paid in full during 2005	$—	$1,200
Lynnwood Financial Group
Note payable to US Bank of Washington; $20,000 revolving line of credit; maturing October 31, 2006, with interest due monthly at LIBOR plus 1.75 percent; secured by residential construction loans; interest rate 6.14 percent at December 31, 2005	17,688	11,940
Note payable to Banner Bank; $5,000 revolving line of credit; maturing June 30, 2006, with interest due monthly at LIBOR plus 2.75 percent; secured by collateral of property directly related to the line of credit; interest rate 7.375 percent at December 31, 2005	2,590	—
Total Notes Payable	$20,278	$13,140
Note 7 — Deposits
      The composition of deposits at December 31 is as follows:

	2005	2004

Demand deposits, non-interest-bearing	$13,465	$13,262
NOW and money market accounts	34,586	24,522
Savings deposits	5,328	5,752
Time certificates, $100 or more	205,724	109,683
Other time certificates	158,596	80,918
Total	$417,699	$234,137
      Scheduled maturities of certificates of deposit for future years ending December 31, 2005 are as follows:

2006	$324,911
2007	2,644
2008	6,157
2009	3,538
2010	21,598
Thereafter	5,472
Total	$364,320
      Included in deposits at December 31, 2005 and 2004 are brokered and Internet based deposits, obtained from customers outside the Bank’s primary market area, totaling approximately $199,478 and $105,483, respectively.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Note 8 — Guaranteed Preferred Beneficial Interests in Subordinated Debt
      On March 17, 2003, $9 million of floating rate capital securities was issued by Lynnwood Financial Statutory Trust I (the Trust). The Trust is a business trust organized in March 2003, and the Lynnwood Financial Group owns 100 percent of the Trust’s common equity.
      The proceeds of the offering were invested by the Trust in junior subordinated debentures of Lynnwood Financial Group. The debentures held by the Trust are the sole assets of the Trust. Distributions on capital securities issued by the Trust are payable quarterly at London Interbank Offered Rate index plus 3.15 percent, which is equal to the interest rate earned by the Trust on debentures held by the Trust. Capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Lynnwood Financial Group entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities, subject to the terms of each of the guarantees. Lynnwood Financial Group used the proceeds for general corporate purposes, including debt repayment and investment in subsidiary. Capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.
      At Lynnwood Financial Group’s option, the debentures will not mature earlier than March 26, 2008 and no later than March 26, 2033. After June 8, 2008, the debentures can be redeemed at par value. If the Corporation elects to redeem the debentures prior to June 8, 2008, an adjusted prepayment price of 107.5 percent will be paid.
      On June 15, 2005, $10 million of floating rate capital securities was issued by Lynnwood Financial Statutory Trust II (the Trust). The Trust is a business trust organized in June 2005, and the Lynnwood Financial Group owns 100 percent of the Trust’s common equity.
      The proceeds of the offering were invested by the Trust in junior subordinated debentures of Lynnwood Financial Group. The debentures held by the Trust are the sole assets of the Trust. Distributions on capital securities issued by the Trust are payable quarterly at three month London Interbank Offered Rate index plus 1.80 percent, which is equal to the interest rate earned by the Trust on debentures held by the Trust. Capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. Lynnwood Financial Group entered into agreements which, taken collectively, fully and unconditionally guarantee the capital securities, subject to the terms of each of the guarantees. Lynnwood Financial Group used the proceeds for general corporate purposes, including debt repayment and investment in subsidiary. Capital securities qualify as Tier I capital under the capital guidelines of the Federal Reserve Board.
      At Lynnwood Financial Group’s option, the debentures will not mature earlier than June 15, 2009 and no later than June 15, 2035. After June 15, 2009, the debentures can be redeemed at par value.
      If the Corporation elects to redeem the debentures prior to June 15, 2009, an adjusted prepayment price will be paid between 104.625 percent and 100 percent of the liquidation amounts.
Note 9 — Employee Benefit Plan
      The Corporation maintains a profit-sharing plan with a 401(k) option. The amounts contributed are determined at the discretion of the Corporation. All employees who have completed three months of service and have attained the age of 18 are eligible to participate. Employees may contribute up to 16 percent of their annual compensation to the plan. The Corporation contributes a matching amount equal to 50 percent of the employee’s contribution, limited to the first 4 percent of the employee’s gross earnings. At its discretion, the Corporation may make additional contributions to the plan. Participant

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
interest in employer contributions becomes vested based on years of service, and is fully vested after six years. Contributions to the plan made by the Corporation totaled $281 and $207 for the years ended December 31, 2005 and 2004, respectively.
Note 10 — Deferred Compensation Plan
      In 2003 the board of directors established a non-qualified deferred income plan, whereby key employees can elect to defer a portion of their compensation. Payment of amounts deferred begins upon participant retirement, termination, death or disability. Amounts deferred under this plan totaled $1,162 and $736 for the years ended December 31, 2005 and 2004, respectively. The Corporation recognized $104 and $102 of expense under this plan for the years ended December 31, 2005 and 2004, respectively.
Note 11 — Income Taxes
      The components of the tax provision for the years ended December 31 are as follows:

	2005	2004

Current tax expense	$4,644	$2,118
Deferred tax expense	294	982
Change in valuation allowance	(205)	(617)
Total income taxes	$4,733	$2,483
      A reconciliation of income taxes based on statutory corporate rates applied to pretax income and the provision reported on the accompanying consolidated statements of income for the years ended December 31 is as follows:

	2005		2004

		Percent		Percent
		of Pretax		of Pretax
	Amount	Income	Amount	Income

Income taxes at statutory rate	$4,969	35.00%	$3,090	35.00%
Tax effects of:
Entertainment, promotion and other nondeductible expenses	128	.90	95	1.08
Stock option compensation	(205)	(1.44)	(617)	(6.98)
Other	(159)	(1.12)	(85)	(.98)
	$4,733	33.34%	$2,483	28.12%
      Components of the Corporation’s deferred tax assets at December 31 are as follows:

	2005	2004

Deferred Tax Assets
Stock option compensation expense	$—	$411
Deferred compensation items	407	355
Loans held for sale mark to market	99	177
Allowance for credit losses	1,047	687
Accrual to cash adjustments	212	52
Foreclosed real estate valuation	—	42
Total deferred tax assets	1,765	1,724

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)

	2005	2004

Deferred Tax Liabilities
Deferred income	$(276)	$(143)
Accumulated depreciation and capitalized software	(299)	(97)
Total deferred tax liabilities	(575)	(240)
Net deferred tax assets before valuation allowance	1,190	1,484
Less Valuation Allowance	—	(205)
Net deferred tax assets	$1,190	$1,279
      Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.
Note 12 — Commitments and Contingencies
      The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets.
      The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Corporation’s commitments at December 31 is as follows:

	2005	2004

Commitments to extend credit:
Real estate — construction	$185,385	$126,801
Real estate — mortgage	13,584	13,602
Real estate — open-ended lines	8,285	3,855
	$207,254	$144,258
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation’s experience has been that approximately 95 percent of loan commitments are drawn upon by customers. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.
      The Company has agreements with commercial banks for lines of credit totaling $45,000, $19,589 of which was used at December 31, 2005, and the Bank has a credit line with the Federal Home Loan Bank of Seattle totaling $50,000, none of which was used at December 31, 2005 and with the Federal Reserve Bank totaling $254,000, none of which was used at December 31, 2005.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
      As of December 31, 2005, the Corporation’s loans to customers for construction of real estate and commercial real estate totaled $337,452 and $57,340, representing 78.0 percent and 13.3 percent of the total loan portfolio.
      The Corporation is self-insured for medical insurance coverage, up to maximum exposure limits of $45 per month and $45 per individual, above which we are covered by insurance policies. The Corporation maintains a liability for estimated claims based on historical claims experience and other actuarial assumptions.
Note 13 — Stock Options
      The Corporation assumed a key executive stock-based option plan formerly offered by Lynnwood Mortgage Corporation. Under this compensatory non-qualified stock option plan, on August 31, 1998, the Corporation granted options for 240,000 shares of its common stock to certain key employees. The exercise price of each option is $.0125 per share, with a maximum term of ten years. Options vest over a four-year period at various vesting percentages ranging from 10 percent to 30 percent per year. At December 31, 2004, options for 59,900 shares were exercisable. All options were exercised at December 31, 2005. The fair market value of the stock was greater than the established exercise price at date of grant. The unearned common stock options outstanding component of shareholders’ equity was recorded to reflect the excess of the fair market value over the exercise price. As options vest, the corresponding amount is recognized as compensation expense and a reduction in unearned common stock options outstanding. There was no compensation expense for the years ended December 31, 2005 and 2004, respectively. No additional options may be granted under this plan.
      On June 1, 2000, the Corporation adopted a plan providing for granting certain key employees options to purchase common stock. Under the plan, the Corporation may grant both incentive and non-qualified options for up to 400,000 shares of its common stock to certain key employees. The exercise price of each option equals the fair market value of the Corporation’s stock on the date of grant, with a maximum term of ten years. Options granted vest over a five-year period at various vesting percentages ranging from 10 percent to 30 percent per year. At December 31, 2005, there were 350,338 options available for grant.
      There were no options granted in 2005 and 2004.
      The Black-Scholes model used by the Corporation to calculate option values and other currently accepted option valuation models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Corporation’s stock option awards. These models require highly subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Accordingly, management believes that its model does not necessarily provide a reliable single measure of the fair value of the Corporation’s option awards.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
      A summary of the status of the Corporation’s stock option plan as of December 31, 2005 and 2004, and changes during the years ended, is presented below:

	2005		2004

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	107,562	$8.17	289,462	$3.17
Exercised	72,900	3.34	181,900	.22
Outstanding at end of year	34,662	$18.33	107,562	$8.17
Options exercisable at year-end	9,848	$17.84	71,932	$3.06
      The following summarizes information about stock options outstanding and exercisable at December 31, 2005:

Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$17.50 - $18.66	34,662	5.10	$18.33	9,848	$17.84
Note 14 — Regulatory Matters
      The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect in the Corporation’s consolidated financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined).
      As of December 31, 2005, the most recent notification from the Bank’s regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
      The actual capital amounts and ratios for the Corporation and the Bank are also presented. Management believes, as of December 31, 2005, that the Corporation and the Bank meet all capital requirements to which they are subject.

					To be
					Well-Capitalized
					Under Prompt
			Capital Adequacy		Corrective Action

	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
Tier 1 capital (to average assets)
Consolidated	$46,444	9.79%	$18,984	4.00%	N/A	N/A
Bank	47,328	10.48	18,069	4.00	$22,587	5.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	46,444	10.09	18,410	4.00	N/A	N/A
Bank	47,328	10.86	17,426	4.00	26,139	6.00
Total capital (to risk-weighted assets)
Consolidated	49,546	10.76	36,821	8.00	N/A	N/A
Bank	50,240	11.53	34,852	8.00	43,565	10.00
December 31, 2004
Tier 1 capital (to average assets)
Consolidated	$35,681	12.76%	$11,188	4.00%	N/A	N/A
Bank	30,839	11.85	10,412	4.00	$13,015	5.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	35,681	12.27	11,634	4.00	N/A	N/A
Bank	30,839	11.21	11,001	4.00	16,502	6.00
Total capital (to risk-weighted assets)
Consolidated	37,807	13.00	23,268	8.00	N/A	N/A
Bank	32,820	11.93	22,003	8.00	27,503	10.00

Restrictions on Retained Earnings
      The Corporation is subject to equity restrictions set forth by the Office of Thrift Supervision. The Corporation is required to obtain prior written nonobjection before allowing equity to quarterly average assets ratio to fall below 7.0 percent.
      At December 31, 2005, there were no restrictions on the Bank’s retained earnings regarding payment of dividends.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Note 15 — Subsequent Event
      On February 12, 2006, the board of directors signed a definitive agreement for the Corporation to be acquired by Sterling Financial Corporation for a combination of stock and cash. The transaction is expected to close in the third quarter of 2006.
      In connection with the merger agreement, a key executive concurrently entered into an amendment to their employment agreement so that the merger will not give rise to any obligation to pay or entitlement to receive any compensation or benefits upon a Change in Control.

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Note 16 — Condensed Financial Information — Parent Company Only
Condensed Balance Sheets — December 31

	2005	2004

ASSETS
Cash	$1,048	$470
Investment in subsidiaries	47,747	31,237
Loans	23,306	14,560
Allowance for credit losses	190	145
Net loans	23,116	14,415
Premises and equipment	237	237
Accrued interest receivable	180	80
Intercompany receivable	842	—
Other assets	1,624	1,885
Total assets	$74,794	$48,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Notes payable	$20,278	$11,940
Guaranteed preferred beneficial interests in subordinated debt	19,589	9,279
Accrued interest payable	94	45
Intercompany payable	—	299
Total liabilities	39,961	21,563
Shareholders’ Equity	34,833	26,761
Total liabilities and shareholders’ equity	$74,794	$48,324

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Condensed Statements of Income — Years Ended December 31

	2005	2004

Operating Income
Dividends from bank	$3,886	$2,432
Interest income on loans	1,874	1,346
Other	43	62
Total operating income	5,803	3,840
Operating Expenses
Interest expense:
Notes payable	946	527
Guaranteed preferred beneficial interests in subordinated debt	888	434
Salaries and employee benefits	—	335
Other expenses	326	232
Total operating expenses	2,160	1,528
Income before income taxes and equity in undistributed income of the subsidiaries	3,643	2,312
Income Tax Benefit	(69)	(7)
Income before undistributed income of the subsidiaries	3,712	2,319
Equity in Undistributed Income of the Subsidiaries	5,752	4,027
Net income	$9,464	$6,346

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Condensed Statements of Cash Flows — Years Ended December 31

	2005	2004

Cash Flows from Operating Activities
Net income	$9,464	$6,346
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of the subsidiaries	(5,752)	(4,027)
Provision for credit losses	45	(55)
Amortization of loan fee	59	58
Other — net	(680)	(1,151)
Net cash provided by operating activities	3,136	1,171
Cash Flows from Investing Activities
Investment in subsidiary	(10,750)	(1,000)
(Increase) decrease in loans made to customers, net of principal collections	(8,746)	6,737
Purchase of investment in Lynnwood Financial Statutory Trust II	(310)	—
Net cash provided by (used in) investing activities	(19,806)	5,737
Cash Flows from Financing Activities
Net increase (decrease) in notes payable	8,338	(5,290)
Proceeds from issuance of guaranteed preferred beneficial interests in subordinated debt	10,310	—
Cash dividends paid	(2,999)	(1,998)
Sale of common stock	1,355	—
Exercise of stock options	244	116
Net cash provided by (used in) financing activities	17,248	(7,172)
Increase (decrease) in cash	578	(264)
Cash
Beginning of year	470	734
End of year	$1,048	$470

Notes to Consolidated Financial Statements
(Dollars in Thousands)
Lynnwood Financial Group and Subsidiaries
December 31, 2005 and 2004 — (Continued)
Note 17 — Fair Value of Financial Instruments
      Estimated fair value of the Corporation’s financial instruments at December 31 was as follows:

	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial Assets
Cash and due from banks, interest-bearing deposits at other financial institutions	$15,244	$15,244	$3,075	$3,075
Securities trading	1,162	1,162	736	736
Federal Home Loan Bank stock	2,487	2,487	2,477	2,477
Loans receivable, net	428,681	428,586	250,758	250,667
Loans held for sale	40,204	40,470	23,439	23,845
Accrued interest receivable	3,115	3,115	1,427	1,427
Rate lock commitments	—	—	—	5
Financial Liabilities
Deposits	$417,699	$416,343	$234,137	$233,975
Notes payable	20,278	20,278	13,140	13,140
Guaranteed preferred beneficial interests in subordinated debt	19,589	19,589	9,279	9,279
Accrued interest payable	619	619	306	306
      We have identified the following loan products underlying our assets whose contractual terms may give rise to a concentration of credit risk and increase our exposures to risk of nonpayment or realization:

a. Interest only or below market interest rates that are subject to future increases

b. Loans with combined loan-to-value ratios above 100 percent

c. Option ARM loans that permit negative amortization
      The following details the unpaid principal balance of these loans at December 31, 2005.

Interest only or below market interest rates	$23,765
Loans with combined loan-to-value ratios above 100 percent	1,818
Option ARM loans	984
$26,567
      All of the loans are classified held for sale and the Corporation has entered into commitments to sell these loans to investors.

Consolidating Information

Consolidating Schedule, Balance Sheet
Lynnwood Financial Group and Subsidiaries
December 31, 2005

	Lynnwood	Golf	Golf	Eliminating
	Financial	Savings	Escrow	Journal
	Group	Bank	Corporation	Entries	Consolidated

	(Dollars in thousands)
ASSETS
Cash and due from banks	$1,048	$4,000	$871	$(1,853)	$4,066
Interest-bearing deposits at other financial institutions	—	11,178	—	—	11,178
Securities trading	—	1,162	—	—	1,162
Federal Home Loan Bank stock, at cost	—	2,487	—	—	2,487
Loans held for sale	—	40,204	—	—	40,204
Loans	23,306	408,477	—	—	431,783
Less allowance for credit losses	190	2,912	—	—	3,102
Net loans	23,116	405,565	—	—	428,681
Premises and equipment	237	2,290	68	—	2,595
Accrued interest receivable	180	2,935	—	—	3,115
Foreclosed real estate	—	—	—	—	—
Other assets	48,700	2,919	11	(47,747)	3,883
Total assets	$73,281	$472,740	$950	$(49,600)	$497,371

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest-bearing	$—	$15,318	$—	$(1,853)	$13,465
Savings and NOW	—	39,914	—	—	39,914
Time	—	364,320	—	—	364,320
Total deposits	—	419,552	—	(1,853)	417,699
Intercompany payable	(842)	598	244	—	—
Notes payable	20,278	—	—	—	20,278
Guaranteed preferred beneficial interests in subordinated debt	19,589	—	—	—	19,589
Accrued interest payable	94	525	—	—	619
Other liabilities	(671)	4,737	287	—	4,353
Total liabilities	38,448	425,412	531	(1,853)	462,538
Commitments and Contingencies	—	—	—	—	—
Shareholders’ Equity
Common stock	208	—	2	(2)	208
Additional paid-in capital	14,791	20,282	—	(20,282)	14,791
Retained earnings	19,834	27,046	417	(27,463)	19,834
Total shareholders’ equity	34,833	47,328	419	(47,747)	34,833
Total liabilities and shareholders’ equity	$73,281	$472,740	$950	$(49,600)	$497,371
See independent auditor’s report.

Consolidating Schedule, Balance Sheet
Lynnwood Financial Group and Subsidiaries
December 31, 2004

	Lynnwood	Golf	Golf	Eliminating
	Financial	Savings	Escrow	Journal
	Group	Bank	Corporation	Entries	Consolidated

	(Dollars in thousands)
ASSETS
Cash and due from banks	$470	$2,196	$633	$(1,035)	$2,264
Interest-bearing deposits at other financial institutions	—	811	—	—	811
Securities trading	—	736	—	—	736
Federal Home Loan Bank stock, at cost	—	2,477	—	—	2,477
Loans held for sale	—	23,439	—	—	23,439
Loans	14,560	238,324	—	—	252,884
Less allowance for credit losses	145	1,981	—	—	2,126
Net loans	14,415	236,343	—	—	250,758
Premises and equipment	237	1,681	43	—	1,961
Accrued interest receivable	80	1,347	—	—	1,427
Foreclosed real estate	—	121	—	—	121
Other assets	32,133	1,580	21	(31,237)	2,497
Intercompany receivable	—	445	—	(445)	—
Total assets	$47,335	$271,176	$697	$(32,717)	$286,491

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Demand, non-interest-bearing	$—	$14,297	$—	$(1,035)	$13,262
Savings and NOW	—	30,274	—	—	30,274
Time	—	190,601	—	—	190,601
Total deposits	—	235,172	—	(1,035)	234,137
Intercompany payable	299	—	146	(445)	—
Notes payable	11,940	1,200	—	—	13,140
Guaranteed preferred beneficial interests in subordinated debt	9,279	—	—	—	9,279
Accrued interest payable	45	261	—	—	306
Other liabilities	(989)	3,704	153	—	2,868
Total liabilities	20,574	240,337	299	(1,480)	259,730
Commitments and Contingencies	—	—	—	—	—
Shareholders’ Equity
Common stock	188	—	2	(2)	188
Additional paid-in capital	13,204	9,523	—	(9,523)	13,204
Retained earnings	13,369	21,316	396	(21,712)	13,369
Total shareholders’ equity	26,761	30,839	398	(31,237)	26,761
Total liabilities and shareholders’ equity	$47,335	$271,176	$697	$(32,717)	$286,491
See independent auditor’s report.

Consolidating Schedule, Statement of Income
Lynnwood Financial Group and Subsidiaries
Year Ended December 31, 2005

	Lynnwood	Golf	Golf	Eliminating
	Financial	Savings	Escrow	Journal
	Group	Bank	Corporation	Entries	Consolidated

	(Dollars in thousands)
Interest and Dividend Income
Loans	$1,874	$40,337	$—	$—	$42,211
Federal funds sold and interest-bearing deposits in banks at other financial institutions	—	38	—	—	38
Federal Home Loan Bank stock	—	9	—	—	9
Trading securities	—	104	—	—	104
Total interest and dividend income	1,874	40,488	—	—	42,362
Interest Expense
Deposits	—	10,630	—	—	10,630
Notes payable	946	333	—	—	1,279
Guaranteed preferred beneficial interests in subordinated debt	888	—	—	—	888
Total interest expense	1,834	10,963	—	—	12,797
Net interest income	40	29,525	—	—	29,565
Provision for Credit Losses	45	851	—	—	896
Net interest income after provision for credit losses	(5)	28,674	—	—	28,669
Non-Interest Income
Mortgage broker fees and service release premiums	—	13,346	—	—	13,346
Gains on sales of loans	—	5,795	—	—	5,795
Escrow fees	—	—	1,818	—	1,818
Income from subsidiaries:
Dividends	3,886	—	—	(3,886)	—
Undistributed equity	5,752	—	—	(5,752)	—
Other	43	895	—	(130)	808
Total non-interest income	9,681	20,036	1,818	(9,768)	21,767
Non-Interest Expense
Salaries and employee benefits	—	25,543	1,223	—	26,766
Occupancy	—	957	60	—	1,017
Equipment expense	—	1,755	68	—	1,823
Other	281	6,083	399	(130)	6,633
Total non-interest expense	281	34,338	1,750	(130)	36,239
Income before income taxes	9,395	14,372	68	(9,638)	14,197
Income Taxes (Benefit)	(69)	4,755	47	—	4,733
Net income	$9,464	$9,617	$21	$(9,638)	$9,464
See independent auditor’s report.

Consolidating Schedule, Statement of Income
Lynnwood Financial Group and Subsidiaries
Year Ended December 31, 2004

	Lynnwood	Golf	Golf	Eliminating
	Financial	Savings	Escrow	Journal
	Group	Bank	Corporation	Entries	Consolidated

	(Dollars in thousands)
Interest and Dividend Income
Loans	$1,346	$21,442	$—	$—	$22,788
Federal funds sold and interest-bearing deposits in banks at other financial institutions	—	5	—	—	5
Federal Home Loan Bank stock	—	45	—	—	45
Total interest and dividend income	1,346	21,492	—	—	22,838
Interest Expense
Deposits	—	3,427	—	—	3,427
Notes payable	527	182	—	—	709
Guaranteed preferred beneficial interests in subordinated debt	434	—	—	—	434
Total interest expense	961	3,609	—	—	4,570
Net interest income	385	17,883	—	—	18,268
Provision for Credit Losses	(55)	952	—	—	897
Net interest income after provision for credit losses	440	16,931	—	—	17,371
Non-Interest Income
Mortgage broker fees and service release premiums	—	12,726	—	—	12,726
Gains on sales of loans	—	3,821	—	—	3,821
Escrow fees	—	—	1,577	—	1,577
Income from subsidiaries:
Dividends	2,432	—	—	(2,432)	—
Undistributed equity	4,027	—	—	(4,027)	—
Other	62	677	2	(89)	652
Total non-interest income	6,521	17,224	1,579	(6,548)	18,776
Non-Interest Expense
Salaries and employee benefits	335	18,820	906	—	20,061
Occupancy	—	759	70	—	829
Equipment expense	—	1,366	59	—	1,425
Other	287	4,482	323	(89)	5,003
Total non-interest expense	622	25,427	1,358	(89)	27,318
Income before income taxes	6,339	8,728	221	(6,459)	8,829
Income Taxes (Benefit)	(7)	2,416	74	—	2,483
Net income	$6,346	$6,312	$147	$(6,459)	$6,346
See independent auditor’s report.

Part II
Information not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.
      Sections 23B.08.500 through 23B.08.600 RCW of the Washington Business Corporations Act, or WBCA, contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
      Pursuant to Sterling’s Bylaws, Sterling will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of Sterling or otherwise) by reason of the fact that he or she is or was a director or officer of Sterling or a director or officer of another corporation at the request of Sterling, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board of directors may, at any time, approve indemnification of any other person which the Sterling board of directors has power to indemnify under the WBCA.

Item 21.	Exhibits.
      (a) Exhibits.

Exhibit
No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of February 12, 2006, by and between Sterling and Lynnwood (included as Appendix A to the proxy statement/ prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.
3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered. Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters. Filed herewith.
8.2	Opinion of Williams, Kastner & Gibbs PLLC as to U.S. federal income tax matters. Filed herewith.
21.1	List of Subsidiaries of Sterling. Filed as Exhibit 21.1 to Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 15, 2006 and incorporated herein by this reference.
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.
23.2	Consent of McGladrey & Pullen, LLP, as Lynnwood’s independent auditors. Filed herewith.
23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1). Filed herewith.
23.4	Consent of Williams, Kastner & Gibbs PLLC (included in Exhibit 8.2). Filed herewith.
24.1	Power of Attorney. Previously filed.
99.1	Form of Proxy of Lynnwood. Filed herewith.

      (b) Financial Statement Schedules. Not applicable.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spokane, state of Washington, on May 5, 2006.

STERLING FINANCIAL CORPORATION

By /s/ Daniel G. Byrne

Name: Daniel G. Byrne

Title:	Executive Vice President, Assistant

Secretary and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Harold B. Gilkey* Harold B. Gilkey		Chairman of the Board, Chief Executive Officer, Principal Executive Officer	May 5, 2006

/s/ William W. Zuppe* William W. Zuppe		President, Chief Operating Officer, Director	May 5, 2006

/s/ Daniel G. Byrne Daniel G. Byrne		Executive Vice President, Assistant Secretary and Principal Financial Officer	May 5, 2006

/s/ William R. Basom* William R. Basom		Vice President, Treasurer and Principal Accounting Officer	May 5, 2006

/s/ Rodney W. Barnett* Rodney W. Barnett		Director	May 5, 2006

/s/ Donald N. Bauhofer* Donald N. Bauhofer		Director	May 5, 2006

/s/ William L. Eisenhart* William L. Eisenhart		Director	May 5, 2006

/s/ James P. Fugate* James P. Fugate		Director	May 5, 2006

/s/ Robert D. Larrabee* Robert D. Larrabee		Director	May 5, 2006

/s/ Donald J. Lukes* Donald J. Lukes		Director	May 5, 2006

*By:	/s/ Daniel G. Byrne Daniel G. Byrne Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of February 12, 2006, by and between Sterling and Lynnwood (included as Appendix A to the proxy statement/ prospectus in Part I of this Registration Statement).

3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.

3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Registration Statement on Form S-3 dated December 19, 2005, and incorporated herein by this reference.

3.3	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.3 to Sterling’s Registration Statement on Form S-4 dated December 9, 2002, and incorporated herein by this reference.

4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered. Filed herewith.

8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters. Filed herewith.

8.2	Opinion of Williams, Kastner & Gibbs PLLC as to U.S. federal income tax matters. Filed herewith.

21.1	List of Subsidiaries of Sterling. Filed as Exhibit 21.1 to Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 15, 2006 and incorporated herein by this reference.

23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.

23.2	Consent of McGladrey & Pullen, LLP, as Lynnwood’s independent auditors. Filed herewith.

23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1). Filed herewith.

23.4	Consent of Williams, Kastner & Gibbs PLLC (included in Exhibit 8.2). Filed herewith.

24.1	Power of Attorney. Previously filed.

99.1	Form of Proxy of Lynnwood. Filed herewith.